                                            Filed Pursuant to Rule 424(b)(2)
                                            Registration No. 033-77028

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 15, 1994

LOGO
                                  $100,000,000

                             DELPHI FUNDING L.L.C.
                       9.31% CAPITAL SECURITIES, SERIES A
                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                          DELPHI FINANCIAL GROUP, INC.
                               ------------------

     The 9.31% Capital Securities, Series A (the "Series A Capital Securities"), offered hereby represent preferred limited liability company interests in Delphi Funding L.L.C., a Delaware limited liability company ("Delphi Funding"). Delphi Financial Group, Inc., a Delaware corporation (the "Company"), will be the owner of all the common limited liability company interests in Delphi Funding ("Series A Common Securities" and, collectively with the Series A Capital Securities, the "Series A Securities").

                                                        (Continued on next page)

     SEE "RISK FACTORS" BEGINNING ON PAGE S-10 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES A CAPITAL SECURITIES.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
        SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                                                            PROCEEDS TO
                                                                                              DELPHI
                                                     INITIAL PUBLIC       UNDERWRITING        FUNDING
                                                   OFFERING PRICE(1)     COMMISSION(2)       (1)(3)(4)
                                                   ------------------    --------------    -------------
Per Series A Capital Security....................        $1,000               (3)             $1,000
Total............................................     $100,000,000            (3)          $100,000,000

---------------
(1) Plus accrued distributions, if any, from the date of original issuance.

(2) Delphi Funding and the Company have each agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Series A Capital Securities will be invested in the Series A Subordinated Debentures, the Company has agreed to pay to Goldman, Sachs & Co. as compensation for their arranging the investment therein of such proceeds $12.50 per Series A Capital Security (or $1,250,000 in the aggregate). See "Underwriting."

(4) Before deducting estimated expenses of $325,000 payable by the Company.
                               ------------------

     The Series A Capital Securities offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Series A Capital Securities will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about March 25, 1997, against payment therefor in immediately available funds.

                              GOLDMAN, SACHS & CO.

                               ------------------

           The date of this Prospectus Supplement is March 20, 1997.

(Cover page continued)

     Delphi Funding exists for the sole purpose of issuing the Series A Capital Securities and investing the proceeds thereof in $103,093,000 aggregate principal amount of 9.31% Junior Subordinated Deferrable Interest Debentures, Series A (the "Series A Subordinated Debentures"), to be issued by the Company. The Series A Subordinated Debentures will mature on March 25, 2027 (which date may be shortened to a date not earlier than March 25, 2012 in certain circumstances as described under "Certain Terms of Series A Subordinated Debentures -- Conditional Right to Shorten Maturity or Redeem upon a Tax Event" upon the occurrence of a Tax Event (as defined herein) if certain conditions are met). The Series A Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation or redemption over the Series A Common Securities. See "Certain Terms of Series A Capital Securities -- Subordination of Series A Common Securities."

     The Series A Capital Securities will constitute "DF Preferred Securities" as described in the accompanying Prospectus. Holders of the Series A Capital Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable semi-annually in arrears on March 25 and September 25 of each year, commencing September 25, 1997, at the annual rate of 9.31% of the Liquidation Amount of $1,000 per Series A Capital Security ("Distributions"). Subject to certain exceptions, as described herein, the Company has the right to defer payment of interest on the Series A Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Series A Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 9.31%, compounded semi-annually, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Series A Subordinated Debentures are so deferred, Distributions on the Series A Capital Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Series A Subordinated Debentures. During an Extension Period, interest on the Series A Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Series A Capital Securities are entitled will accumulate) at the rate of 9.31% per annum, compounded semi-annually from the relevant payment date for such interest, and holders of Series A Capital Securities will be required to recognize income (in the form of original issue discount) for United States federal income tax purposes. See "Certain Terms of Series A Subordinated Debentures -- Option to Defer Interest Payments" and "Certain Federal Income Tax
Considerations -- Potential Deferral of Interest Payments."

     The Series A Subordinated Debentures are unsecured and subordinated to all Senior Indebtedness (as defined in "Certain Terms of Series A Subordinated Debentures -- Subordination") of the Company. Substantially all of the Company's existing indebtedness constitutes Senior Indebtedness. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Series A Subordinated Debentures (and therefore the Series A Capital Securities) will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders thereof should look only to the assets of the Company for payments on the Series A Subordinated Debentures. See "Certain Terms of Series A Subordinated Debentures -- Subordination."

     The Company has, through the Series A Guarantee, the L.L.C. Agreement, the Series A Subordinated Debentures and the Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of Delphi Funding's obligations under the Series A

(Cover page continued)

Capital Securities. See "Relationship Among the Series A Capital Securities, the Series A Subordinated Debentures and the Series A Guarantee -- Full and Unconditional Guarantee." The Series A Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Series A Capital Securities, but only in each case to the extent of funds held by Delphi Funding, as described herein (the "Series A Guarantee"). See "Certain Terms of Series A Guarantee." If the Company does not make interest payments on the Series A Subordinated Debentures held by Delphi Funding, Delphi Funding will have insufficient funds to pay Distributions on the Series A Capital Securities. The Series A Guarantee does not cover payment of Distributions when Delphi Funding has insufficient funds to pay such Distributions. In such event, a holder of Series A Capital Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payment of amounts equal to such Distributions to such holder. See "Certain Terms of Series A Subordinated Debentures -- Enforcement of Certain Rights By Holders of Series A Securities." The obligations of the Company under the Series A Guarantee, like its obligations under the Series A Subordinated Debentures, are subordinate to all Senior Indebtedness of the Company.

     The Series A Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of Series A Subordinated Debentures at maturity or their earlier redemption. The Series A Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after March 25, 2007, in whole at any time or in part from time to time, or (ii) at any time in certain circumstances as described under "Certain Terms of Series A Subordinated Debentures -- Conditional Right to Shorten Maturity or Redeem upon a Tax Event," in whole (but not in part), upon the occurrence of a Tax Event. For a description of the redemption prices for the Series A Capital Securities pursuant to clause (i) or (ii) above, see "Certain Terms of Series A Capital Securities -- Redemption" and "Certain Terms of Series A Subordinated
Debentures -- Redemption."

     The Company will have the right at any time to dissolve Delphi Funding. In the event of the dissolution of Delphi Funding, after satisfaction of liabilities to creditors of Delphi Funding as required by applicable law, the holders of the Series A Capital Securities will be entitled to receive a Liquidation Amount of $1,000 per Series A Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Series A Subordinated Debentures in exchange therefor, subject to certain exceptions. See "Certain Terms of Series A Capital Securities -- Liquidation of Delphi Funding and Distribution of Series A Subordinated Debentures to Holders."

     The Series A Capital Securities will be represented by a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series A Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in "Book-Entry Issuance," Series A Capital Securities in certificated form will not be issued in exchange for the global certificate.

                               ------------------

     The information in this Prospectus Supplement supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus. As used herein, (i) the "Indenture" means the Subordinated Indenture, as amended and supplemented from time to time, between the Company and Wilmington Trust Company, as trustee (the "Debenture Trustee"), (ii) the "L.L.C. Agreement" means the Amended and Restated Limited Liability Company Agreement of Delphi Funding and (iii) "DFG" refers to Delphi Financial Group, Inc. and the "Company" refers to DFG and all of its consolidated subsidiaries, except where another definition is indicated or the context otherwise requires. Each of the other capitalized terms used in this Prospectus Supplement and not otherwise defined in this Prospectus Supplement has the meaning set forth in the accompanying Prospectus.

                               ------------------

(Cover page continued)

     NO EMPLOYEE BENEFIT OR OTHER PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") (EACH, A "PLAN"), NO ENTITY WHOSE UNDERLYING ASSETS INCLUDE "PLAN ASSETS" BY REASON OF ANY PLAN'S INVESTMENT IN THE ENTITY (A "PLAN ASSET ENTITY"), AND NO PERSON INVESTING "PLAN ASSETS" OF ANY PLAN, MAY ACQUIRE OR HOLD THE SERIES A CAPITAL SECURITIES OR ANY INTEREST THEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 96-23, 95-50, 91-38, 90-1 OR 84-14 WITH RESPECT TO SUCH PURCHASE OR HOLDING. ANY PURCHASER OR HOLDER OF THE SERIES A CAPITAL SECURITIES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT IT EITHER (A) IS NOT A PLAN OR PLAN ASSET ENTITY AND IS NOT PURCHASING SUCH SECURITIES ON BEHALF OF OR WITH "PLAN ASSETS" OF ANY PLAN OR (B) IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER PTCE 96-23, 95-60, 91-38, 90-1 OR 84-14 WITH RESPECT TO SUCH PURCHASE OR HOLDING. SEE "CERTAIN ERISA CONSIDERATIONS."
                               ------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A CAPITAL SECURITIES INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                               ------------------

                                 NORTH CAROLINA

     The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering, nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (and the related notes thereto) included elsewhere and incorporated by reference in this Prospectus. Unless the context otherwise requires or as otherwise specified herein, (i) all references in this Prospectus to "DFG" are to Delphi Financial Group, Inc. and all references to the "Company" are to DFG and its consolidated subsidiaries and (ii) all financial information provided herein is prepared on the basis of generally accepted accounting principles ("GAAP") and not statutory accounting practices ("SAP").

                                  THE COMPANY

     Delphi Financial Group, Inc., through its wholly-owned subsidiaries, is a leading provider of group employee benefits, focusing primarily on group life, disability, and personal accident insurance directed at the employee benefits market and excess workers' compensation insurance for the self-insured portion of this market. The Company also offers asset accumulation products, primarily annuities, to individuals and groups. The Company's products are offered throughout the United States through its home offices, 25 regional offices and approximately 11,000 independent brokers, agents and third party administrators ("TPAs"). At or for the year ended December 31, 1996, the Company had total insurance premiums and policyholder fees of $335.2 million, operating income of $99.6 million, total assets of $2,857.9 million and shareholders' equity of $367.0 million. The combined ratio of the Company's insurance subsidiaries for 1996 was 96.7%.

     The Company's revenues are diversified among its product categories. For 1996, life, disability income and excess workers' compensation premiums contributed 41%, 27% and 17% to total insurance premiums and policyholder fees. In addition, the Company received $59.5 million of asset accumulation product deposits in 1996.

     The Company was formed in 1987 for the purpose of acquiring Reliance Standard Life Insurance Company ("RSLIC"). RSLIC primarily provides group life, long-term disability, and personal accident insurance to the employee benefits market and also sells annuities, principally single-premium deferred annuities ("SPDAs") and flexible premium annuities ("FPAs"). RSLIC's group premium income has grown at a compound annual rate of 11% over the past five years and reached $275.2 million in 1996. RSLIC's statutory net income for 1996 was $23.2 million. RSLIC focuses on companies with 100 to 500 employees in markets where it believes recent employment growth has been high. RSLIC believes it enjoys competitive strengths resulting from its stable market presence, disciplined underwriting and service capabilities. RSLIC has achieved consistently strong underwriting results, with combined ratios of less than 100% for every year since 1988 and a combined ratio of 97.7% for 1996.

     In March 1996, the Company acquired Safety National Casualty Corporation ("SNCC"), one of the country's oldest writers of excess workers' compensation coverages for the self-insured market. SNCC's excess workers' compensation product provides coverage to employers and groups who self-insure their workers' compensation risks. The coverage applies to losses in excess of the applicable self-insured retentions of employers and groups, whose workers' compensation claims are generally handled by TPAs, and are principally targeted to mid-sized companies and association groups. SNCC's statutory net income for 1996 was $23.5 million. SNCC considers its disciplined approach to underwriting and risk selection expertise to be important competitive strengths which have resulted in combined ratios of less than 100% for every year since 1993 and a combined ratio of 92.1% for the period from March 5, 1996 (the date SNCC was acquired by the Company) to December 31, 1996.

     The Company's operating strategy has been to (i) focus on selected portions of the group employee benefits market in which the Company believes it can earn underwriting profits; (ii) emphasize acquisitions on an opportunistic basis (such as the acquisitions of SNCC and five separate blocks of SPDA business acquired since 1988); (iii) emphasize the active management of the Company's investment portfolio to enhance the portfolio's performance and reduce risk; and (iv) more recently, grow its asset accumulation business through introduction of products such as its SPDA product with a market value adjustment ("MVA") feature. The Company's operating strategy has contributed to a 14% annual growth rate in total insurance premiums and policyholder fees from January 1988 through December 1996, excluding individual life insurance business, which the Company exited in 1994. This strategy has also contributed to an increase in total assets from $819.1 million at December 31, 1987 to $2,857.9 million at December 31, 1996, a compound annual growth rate of 15%, and an increase in shareholders' equity from $24.1 million at December 31, 1987 to $367.0 million at December 31, 1996, a compound annual growth rate of 35%. During the period from December 31, 1992 to December 31, 1996, the Company reduced its debt to total capitalization ratio from 56% to 39% while its interest coverage ratio has improved from 2.86x to 5.83x as of December 31, 1992 and 1996, respectively.

     The Company considers the active management of its investment portfolio an important part of its profitability. The Company's investment strategy emphasizes liquidity and yield, while seeking to limit risks associated with interest rate fluctuations and credit quality. The Company's average net investment income yield on invested assets was 8.5%, 8.3% and 6.6% in 1996, 1995 and 1994, respectively.

     The Company also views the maintenance of financial resources at the holding company level as important to retaining its financial flexibility. At December 31, 1996, the Company had approximately $117.2 million of available investments as a source of liquidity at the holding company level. These investments consist primarily of marketable securities and balances with independent investment managers. The Company considers the investment portfolio at the holding company and the investment income thereon to be important sources of additional liquidity which can be used for, among other things, payment of its debt obligations and expansion where considered appropriate. In addition, the Company's insurance subsidiaries will be permitted to make dividend payments totaling $37.2 million during 1997 without prior regulatory approval.

     The Company's two principal insurance subsidiaries are RSLIC and SNCC. RSLIC's claims-paying ability is rated A- (Excellent) by A.M. Best Company ("A.M. Best"), A (Good) by Standard & Poor's Corporation ("S&P") and A+ (Single-A-Plus) by Duff & Phelps Credit Rating Company ("Duff & Phelps"). SNCC's claims-paying ability is rated A (Excellent) by A.M. Best and A (Good) by S&P. These ratings are intended to address the creditworthiness of an insurance company from the point of view of a policyholder. These ratings are not intended for the protection of investors and do not apply to the securities offered hereby or any other securities of Delphi Funding or the Company.

                                  THE OFFERING

Securities Offered.........  $100,000,000 aggregate Liquidation Amount of 9.31%
                             Capital Securities, Series A (Liquidation Amount $1,000 per Capital Security).

Offering Price.............  $1,000 per Series A Capital Security, plus accrued
                             Distributions, if any, from date of original issuance.

Distribution Dates.........  March 25 and September 25 of each year, commencing
September 25, 1997.

Extension Periods..........  Distributions on Series A Capital Securities will be deferred for the duration of any Extension Period elected by the Company with respect to the payment of interest on the Series A Subordinated Debentures. No Extension Period will exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity.

Ranking....................  The Series A Capital Securities will rank pari passu, and payments thereon will be made pro rata, with the Series A Common Securities except as described under "Certain Terms of Series A Capital Securities -- Subordination of Series A Common Securities." The Series A Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Debt (as defined herein). See "Certain Terms of Series A Subordinated Debentures." The Series A Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to the extent and in the manner set forth in the Guarantee Agreement to all Senior Debt.

Redemption.................  The Series A Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of Series A Subordinated Debentures at maturity or their earlier redemption. The Series A Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after March 25, 2007, in whole at any time or in part from time to time, or (ii) at any time in certain circumstances as described under "Certain Terms of Series A Subordinated
                             Debentures -- Conditional Right to Shorten Maturity or Redeem upon a Tax Event," in whole (but not in part), upon the occurrence of a Tax Event.

Ratings....................  The Series A Capital Securities are expected to be rated "BBB-" by S&P, "BBB-" by Duff & Phelps and "ba2" by Moody's Investors Service. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

ERISA Considerations.......  Prospective investors must carefully consider the restrictions on purchase set forth under "ERISA Considerations."

Use of Proceeds............  The net proceeds to Delphi Funding from the sale of the Series A Capital Securities will be invested by Delphi Funding in the Series A Subordinated Debentures. The Company intends to use the net proceeds from the sale of the Series A Subordinated Debentures to repay $50.0 million principal amount of revolving indebtedness outstanding under the Credit Agreement (as defined herein) and for general corporate purposes, including but not limited to investments in existing and future subsidiaries, the financing of possible future acquisitions and the reduction of indebtedness. Pending any such use, the Corporation may temporarily invest the net proceeds or may use them to reduce short-term indebtedness. See "Use of Proceeds."

     For additional information regarding the Series A Capital Securities, see "Certain Terms of Series A Capital Securities," "Certain Terms of Series A Subordinated Debentures," "Certain Terms of Series A Guarantee" and "Certain Federal Income Tax Considerations."

                                  RISK FACTORS

     Prospective investors should carefully consider the matters set forth under "Risk Factors."

                             SUMMARY FINANCIAL DATA

     The summary financial data of the Company set forth below were derived from the audited consolidated financial statements incorporated herein by reference and should be read in conjunction with the consolidated financial statements, related notes and other financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and set forth in the Company's periodic reports which are incorporated herein by reference.

                                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------------
                                            1996(1)        1995         1994         1993         1992
                                           ----------   ----------   ----------   ----------   ----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Insurance premiums and policyholder
    fees:
    Group employee benefit products......  $  331,378   $  257,079   $  233,697   $  206,587   $  178,737
    Annuities............................       2,122        2,121        1,716        6,285        3,086
    Other insurance products(2)..........       1,733        1,702       13,099       22,047       21,065
  Net investment income..................     154,750      117,112      106,576      177,374      133,515
  Net realized investment gains
    (losses).............................      (2,651)         704       10,213       13,963       19,115
                                             --------     --------     --------     --------     --------
         Total revenue...................     487,332      378,718      365,301      426,256      355,518
  Benefits and expenses..................     387,713      314,549      315,407      335,685      298,416
                                             --------     --------     --------     --------     --------
  Income from continuing operations
    before interest and income tax
    expense..............................      99,619       64,169       49,894       90,571       57,102
  Interest expense.......................      18,269       13,257       12,252       17,720       19,949
  Income tax expense.....................      27,496       18,170       11,698       26,098       12,513
                                             --------     --------     --------     --------     --------
  Income from continuing operations......  $   53,854   $   32,742   $   25,944   $   46,753   $   24,640
                                             ========     ========     ========     ========     ========
  Net income(3)..........................  $   47,253   $   30,464   $   25,818   $   34,746   $   23,659
                                             ========     ========     ========     ========     ========
  Ratio of earnings to fixed
    charges(4)...........................        5.25x        4.60x        3.87x        4.93x        2.79x
                                             ========     ========     ========     ========     ========
PER SHARE DATA(5):
  Income from continuing operations
    excluding realized investment gains
    (losses).............................      $ 2.97       $ 2.22       $ 1.33       $ 3.28       $ 1.36
  Income from continuing operations......      $ 2.88       $ 2.25       $ 1.79       $ 3.64       $ 1.98
  Net income(3)..........................      $ 2.53       $ 2.10       $ 1.78       $ 2.70       $ 1.90
  Fully diluted book value per
    share(6)(7)..........................      $18.84       $15.32       $11.72       $13.95       $10.56
  Weighted average shares outstanding
    (000's)(8)...........................      18,693       14,532       14,495       12,856       12,421
BALANCE SHEET DATA:
  Total investments......................  $2,295,007   $1,791,531   $1,965,154   $2,041,774   $1,881,880
  Total assets...........................   2,857,906    2,323,010    2,472,776    2,344,321    2,211,751
  Long-term debt.........................     231,004      134,611      159,577      159,545      164,274
  Shareholders' equity(7)................     366,965      222,815      170,382      200,968      129,046
OTHER DATA:
  Group employee benefit products
    ratios(9):
    Loss ratio...........................        70.0%        74.4%        74.3%        72.7%        70.6%
    Expense ratio........................        26.7         24.5         23.5         26.1         26.0
                                             --------     --------     --------     --------     --------
         Combined ratio..................        96.7%        98.9%        97.8%        98.8%        96.6%
                                             ========     ========     ========     ========     ========
  Debt to total capitalization
    ratio(10)............................        38.6%        37.7%        48.4%        44.3%        56.0%
  Interest coverage ratio(11)............        5.83x        4.84x        4.07x        5.11x        2.86x
  Return on average equity(12)...........        18.5%        16.6%        10.4%        25.5%        15.2%
STATUTORY DATA(13):
  Combined statutory operating
    results(14)..........................      40,048       19,310       38,312       35,452       19,737
  Combined adjusted statutory
    surplus(15)..........................     367,586      202,001      188,530      174,999      161,716

---------------

 (1) Reflects the acquisition of excess workers' compensation business as a result of the merger with SIG Holding, Inc. ("SIG") in March 1996 (the "SIG Merger").

 (2) Amounts for 1994, 1993 and 1992 include individual life insurance business, which the Company exited in July 1994. See Note N to the Consolidated Financial Statements incorporated herein by reference.

 (3) The Company discontinued its long-term care business in 1996 and recognized a one-time after-tax charge of $5.8 million in 1996 attributable to this discontinuance. After-tax operating losses on this business were $0.8 million, $2.3 million and $0.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. Additionally, the Company has incurred after-tax extraordinary losses associated with the early extinguishment of debt. These losses totaled $12.0 million and $0.4 million for the years ended December 31, 1993 and 1992, respectively. The Company also recognized an after-tax charge of $0.6 million related to the cumulative effect of a change in accounting for post-retirement benefits other than pensions in the year ended December 31, 1992.

 (4) In computing the ratio of earnings to fixed charges, fixed charges consist of interest expense, including amortization of debt discount, and such portion of rental expense as is estimated to be representative of the interest factor, all on a pre-tax basis. Earnings are pre-tax income from continuing operations, plus fixed charges.

 (5) Prior periods have been restated to reflect the 20% stock dividend distributed on September 30, 1996.

 (6) Fully diluted book value per share is calculated by dividing shareholders' equity, as increased by the proceeds of the assumed exercise of outstanding stock options, by total shares outstanding, also increased by shares issued upon the assumed exercise of the options.

 (7) In 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). See Note A to the Consolidated Financial Statements incorporated herein by reference.

 (8) Weighted average shares outstanding in 1996, 1995, 1994 and 1993 reflect the issuance of 2.1 million shares of Class A Common Stock in October 1993.

 (9) Loss ratio is the ratio of incurred claims and claim expenses to premium earned. Expense ratio is the ratio of underwriting expenses to premiums earned. Combined ratio is the sum of the expense ratio and the loss ratio. A combined ratio under 100% generally indicates an underwriting profit and a combined ratio over 100% generally indicates an underwriting loss. The extent to which the combined ratio deviates from 100% indicates relative underwriting profit or loss. The loss, expense and combined ratios for the year ended December 31, 1996, excluding excess workers' compensation business, were 72.9%, 24.8% and 97.7%, respectively.

(10) Total capitalization is the sum of the Company's long-term debt and shareholders' equity. The debt to total capitalization ratio for 1996 giving pro forma effect to the issuance of the Series A Capital Securities would be 27.9%.

(11) The interest coverage ratio is calculated by dividing income from continuing operations before interest and income tax expense by interest expense (which, for 1996, excludes interest paid in connection with the settlement of prior-year federal income taxes).

(12) Return on average equity is calculated by dividing income from continuing operations by average shareholders' equity, excluding from both the numerator and the denominator realized investment gains and losses, discontinued operations, extraordinary items and changes in accounting principles, as determined as of the beginning and end of each year.

(13) Statutory accounting practices provide for the recording of transactions and the preparing of financial statements in accordance with the rules and procedures prescribed or permitted by statute or regulatory authorities. Combined statutory data for 1996 includes $21.4 million of statutory operating income and $139.8 million of statutory surplus for SNCC.

(14) Statutory operating results exclude net realized investment gains and losses. The 1996 and 1995 statutory operating results include net losses of $2.3 million and $4.2 million, respectively, attributable to the Company's discontinued long-term care business. The statutory results for 1994 include a $12.5 million gain related to the Company exiting its individual life insurance business.

(15) Adjusted statutory surplus is not reduced by the asset valuation reserve ("AVR") established by the Company's life insurance subsidiaries. The AVR is a required formulaic reserve for life companies under SAP for potential future credit-related losses for fixed maturity securities and for potential future losses on other categories of invested assets.

                                  RISK FACTORS

     An investment in the Series A Capital Securities involves a certain degree of risk. Prospective investors should carefully evaluate the following considerations in addition to the other information in this Prospectus Supplement, including the information in the documents incorporated by reference, and the accompanying Prospectus before purchasing any of the securities offered hereby. In addition, because holders of the Series A Capital Securities may receive Series A Subordinated Debentures in exchange therefor upon liquidation of Delphi Funding, prospective purchasers of Series A Capital Securities are also making an investment decision with regard to the Series A Subordinated Debentures and should carefully review all the information regarding the Series A Subordinated Debentures contained herein.

RISKS RELATED TO THE COMPANY

HOLDING COMPANY STRUCTURE

     Because DFG is a holding company, its ability to meet debt service obligations (including on the Series A Subordinated Debentures) and to make any payment required under the Series A Guarantee, as well as to pay dividends and expenses, will depend upon receipt of sufficient funds from its subsidiaries, as well as the Company's financial resources at the holding company level.

     The Company had approximately $117.2 million of available investments as a source of liquidity at the holding company level at December 31, 1996, primarily held through its non-insurance subsidiaries, which are generally not subject to any significant restrictions on their ability to pay dividends or make distributions to DFG. These investments consist primarily of marketable securities and balances with independent investment managers. The Company's positions in marketable securities can generally be liquidated at market value at any time. The balances with independent investment managers are substantially all withdrawable by the Company at least annually, subject to applicable notice requirements.

     Other current sources of liquidity include payments made on a surplus debenture (the "Surplus Debenture") issued by Reliance Standard Life Insurance Company of Texas ("RSLIC-Texas") to DFG, dividends paid from insurance subsidiaries, primarily generated from operating cash flows and investments, and borrowings available under the $200.0 million Third Amended and Restated Credit Agreement dated as of December 5, 1996 among DFG and the lenders named therein (the "Credit Agreement"). During 1997, the Company's insurance subsidiaries will be permitted to make dividend payments totaling $37.2 million without prior regulatory approval, and as of December 31, 1996, $100.0 million was available for borrowing under the Credit Agreement, $54.0 million of which is restricted for use in connection with, among other things, acquisitions or redemption of SIG's 8.5% Senior Secured Notes due 2003 (the "SIG Senior Notes"). At December 31, 1996, the unpaid principal balance of the Surplus Debenture, which is payable in quarterly installments through December 31, 1999, was $58.0 million. RSLIC-Texas generates less than 1% of the Company's premiums, policyholder fees and deposits; therefore, payments on the Surplus Debenture are generally funded by dividend payments made by RSLIC to RSLIC-Texas. These dividends are subject to regulatory restrictions and, in the absence of regulatory approval, are generally limited within any 12-month period, in the aggregate, to the greater of RSLIC's statutory net income for the preceding calendar year, or 10% of RSLIC's statutory surplus as of the preceding December 31, determined in accordance with state insurance regulations. RSLIC will be permitted to make dividend payments of $23.2 million during 1997 without prior regulatory approval. SNCC's ability to pay dividends is subject to regulatory and certain other contractual restrictions and, in the absence of the requisite approvals, dividends are generally limited within any 12-month period, in the aggregate, to the lesser of 10% of SNCC's statutory surplus as of the preceding December 31, or SNCC's statutory net investment income for the preceding calendar year, determined in accordance with state insurance regulations. SNCC will be permitted to make dividend payments of $14.0 million during 1997 without prior regulatory approval. Additional dividends may also be paid by RSLIC and SNCC with the requisite approvals.

     The Company's current liquidity needs, in addition to funding operating expenses, include principal and interest payments on outstanding borrowings under the Credit Agreement, the Company's 8.0% Senior Notes due 2003 (the "Senior Notes") and the SIG Senior Notes, which borrowings and notes outstanding totaled $231.0 million as of December 31, 1996. Beginning in 1999, the maximum amount available to DFG under the Credit Agreement will be reduced on October 1 of each year with the balance due on April 1, 2003. At DFG's current level of borrowing, no principal repayments would be required until October 1, 2002. The Senior Notes mature in their entirety on October 1, 2003 and are not subject to any sinking fund requirements nor are they redeemable prior to maturity. The SIG Senior Notes mature in $9.0 million annual installments beginning in May 1999. See Note F to the Consolidated Financial Statements incorporated herein by reference.

CONTROL BY ROSENKRANZ & COMPANY

     Each share of Class A Common Stock, par value $.01 per share, of DFG (the "Class A Common Stock") is entitled to one vote per share on all matters submitted to a shareholder vote and each share of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock") is entitled to ten votes per share on all such matters. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. The holders of the Class A Common Stock vote as a separate class to elect one director of the Company. See "Description of Capital Stock of Delphi" in the accompanying Prospectus. As of December 31, 1996, Rosenkranz & Company owns 5,202,944 shares of the Class B Common Stock. This represents approximately 26% of the total number of shares of Class A and Class B Common Stock outstanding, on a fully diluted basis. These shares owned by Rosenkranz & Company represent approximately 68% of the combined voting power of the shareholders of the Company, on a fully diluted basis. In addition, Robert Rosenkranz, the beneficial owner of the corporate general partner of Rosenkranz & Company, holds an irrevocable proxy to vote or has direct or beneficial ownership of additional shares of Class B Common Stock representing approximately a 14% voting interest, on a fully diluted basis, in the Company. Holders of a majority of such voting power have the power to elect all of the members of DFG's Board of Directors (other than the director elected by the holders of Class A Common Stock) and to determine the outcome of fundamental corporate transactions, including mergers and acquisitions, consolidations and sales of all or substantially all of the assets of the Company. The Company is a party to consulting and other agreements with certain affiliates of Rosenkranz & Company which are expected to continue in accordance with their terms.

INSURANCE REGULATIONS

     The Company's insurance subsidiaries are highly regulated by state insurance authorities in the states in which they are domiciled and the other states in which they conduct business. Such regulations, among other things, limit the amount of dividends and other payments that can be made by such subsidiaries without prior regulatory approval (as described above under "-- Holding Company Structure") and impose restrictions on the amount and type of investments such subsidiaries may have. These regulations also affect many other aspects of the Company's insurance subsidiaries' businesses, including, for example, risk-based capital requirements, various reserve requirements and the terms and conditions and manner of sale and marketing of such subsidiaries' insurance products. These regulations are intended to protect policyholders rather than investors. See "Business -- Regulation."

INVESTMENT PERFORMANCE AND STRATEGY

     The market value of the Company's investments varies depending on economic and market conditions. In addition, in the event that investments are called or redeemed prior to stated maturity, the Company may be unable to reinvest the proceeds in securities with comparable interest rates. The Company may also be required in the future to sell certain investments at a price and a time when the market value of such investments is less than the book value of such investments. As of December 31, 1996, 36% of the Company's invested assets consisted of mortgage-backed securities which subject the Company to a degree of extension risk or prepayment risk. As of December 31, 1996, non-investment grade fixed maturity investments, balances with independent investment managers and equity securities represented 7%, 5% and 3% of total invested assets, respectively.

COMPETITION; RATINGS; OTHER FACTORS AFFECTING BUSINESS

     The insurance industry is highly competitive. The Company competes with numerous other insurance and financial services companies both in connection with sales of insurance and asset accumulation products and in acquiring blocks of business. Many of these organizations have substantially greater asset bases, higher ratings from ratings agencies, larger and more diversified portfolios of insurance products and larger agency sales operations. Competition in asset accumulation product markets is also encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries marketing alternative savings products, such as mutual funds, traditional bank investments and retirement funding alternatives.

     The Company believes that its reputation in the marketplace, quality of service and investment returns have enabled it to compete effectively for new insurance business in its targeted markets. The Company reacts to changes in the marketplace generally by focusing on products with adequate margins and attempting to avoid those with low margins. The Company believes that its smaller size, relative to some of its competitors, enables it to more easily tailor its products to the demands of customers.

     Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor impacting the competitive position of insurance companies. Each of the rating agencies reviews its ratings of companies periodically and there can be no assurance that current ratings will be maintained in the future. Claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of investors. A downgrade in the ratings of the Company's insurance subsidiaries could adversely affect sales of their products and could have a material adverse effect on the results of operations of the Company.

     Changing economic conditions can have an impact on underwriting results for the Company's insurance products and the performance of the Company's investment portfolio. The Company's profitability is also significantly affected by its investment results.

RISKS RELATED TO THE CAPITAL SECURITIES

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE SERIES A GUARANTEE AND THE SERIES A SUBORDINATED DEBENTURES

     The obligations of the Company under the Series A Guarantee issued by the Company for the benefit of the holders of Series A Capital Securities and under the Series A Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. Substantially all of the Company's existing indebtedness constitutes Senior Indebtedness. Because the Company is a holding company, the right of the Company to participate in any distribution of the assets of any subsidiary (including RSLIC) upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Series A Subordinated Debentures (and therefore the Series A Capital Securities) will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Series A Subordinated Debentures should look only to the assets of the Company for payments on the Series A Subordinated Debentures. None of the Indenture, the

Series A Guarantee or the L.L.C. Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company or any of its subsidiaries. See "Description of Debt Securities -- Subordination of Subordinated Debt Securities" in the accompanying Prospectus.

     The ability of Delphi Funding to pay amounts due on the Series A Capital Securities is solely dependent upon the Company making payments on the Series A Subordinated Debentures as and when required.

OPTION TO DEFER INTEREST PAYMENT; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

     So long as no event of default under the Indenture has occurred or is continuing, the Company has the right under the Indenture to defer payment of interest on the Series A Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Series A Subordinated Debentures. As a consequence of any such deferral, semi-annual Distributions on the Series A Capital Securities by Delphi Funding will also be deferred (and the amount of Distributions to which holders of the Series A Capital Securities are entitled will accumulate additional Distributions thereon at the rate of 9.31% per annum, compounded semi-annually from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other series of Subordinated Debt Securities) that rank pari passu with or junior in interest to the Series A Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Series A Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Series A Guarantee and (d) purchases of common stock related to the issuance of common stock or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" for purposes of a registration of shares for an employee benefit plan of the Company, or related to the issuance of common stock or rights under a dividend reinvestment or Stock Purchase Plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction that was entered into prior to the commencement of such Extension Period). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Series A Subordinated Debentures, provided that no Extension Period may exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Series A Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 9.31%, compounded semi-annually from the interest payment date for such interest, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Certain Terms of Series A Capital Securities -- Distributions" and "Certain Terms of Series A Subordinated Debentures -- Option to Defer Interest Payments."

     Should an Extension Period occur, a holder of Series A Capital Securities will be required to accrue income (in the form of original issue discount) in respect of its pro rata share of the Series A Subordinated Debentures held by Delphi Funding for United States federal income tax purposes. As a result, a holder of Series A Capital Securities will be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such income, and will not receive the cash related to such income from Delphi Funding if the holder disposes of the Series A Capital Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences -- Potential Deferral of Interest Payments" and "-- Sale or Redemption of Series A Capital Securities."

     The Company has no current intention of exercising its right to defer payments of interest on the Series A Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Series A Capital Securities is likely to be affected. A holder that disposes of its Series A Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Series A Capital Securities.

TAX EVENT -- EXCHANGE OF SERIES A CAPITAL SECURITIES FOR SERIES A SUBORDINATED DEBENTURES, SHORTENING OF MATURITY OF SERIES A SUBORDINATED DEBENTURES OR REDEMPTION

     Upon the occurrence of a Tax Event (whether occurring before or after March 25, 2007), the Company has the right, if certain conditions are met, (i) to dissolve Delphi Funding and, after satisfaction of liabilities to creditors of Delphi Funding as required by applicable law, cause the Series A Subordinated Debentures to be distributed to the holders of the Series A Capital Securities in exchange therefor upon liquidation of Delphi Funding, (ii) to shorten the maturity of the Series A Subordinated Debentures to a date not earlier than March 25, 2012, or (iii) to redeem the Series A Subordinated Debentures in whole (but not in part) within 90 days following the occurrence of such Tax Event and thereby cause a mandatory redemption of the Series A Capital Securities. If a redemption following a Tax Event occurs before March 25, 2007, such redemption will be at a price equal to the Make-Whole Amount (as defined in "Certain Terms of Series A Capital Securities -- Redemption") together with accrued interest to but excluding the date fixed for redemption. See "Certain Terms of Series A Subordinated Debentures -- Conditional Right to Shorten Maturity or Redeem upon a Tax Event."

     A "Tax Event" has the meaning set forth under "Certain Terms of Series A Capital Securities -- Redemption" below.

     See "Certain Federal Income Tax Considerations -- Possible Tax Law Changes Affecting the Series A Capital Securities" for a discussion of certain budget proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to shorten the maturity of the Series A Subordinated Debentures or cause a redemption of the Series A Capital Securities prior to March 25, 2007.

EXCHANGE OF SERIES A CAPITAL SECURITIES FOR SERIES A SUBORDINATED DEBENTURES

     The Company will have the right at any time to dissolve Delphi Funding and, after satisfaction of liabilities to creditors of Delphi Funding as required by applicable law, cause the Series A Subordinated Debentures to be distributed to the holders of the Series A Securities in exchange therefor upon liquidation of Delphi Funding. See "Certain Terms of Series A Capital Securities -- Liquidation of Delphi Funding and Distribution of Series A Subordinated Debentures to Holders."

     Under current United States federal income tax law and interpretations, a distribution of the Series A Subordinated Debentures upon a liquidation of Delphi Funding will not be a taxable event to holders of the Series A Capital Securities. However, if a Tax Event were to occur which would cause Delphi Funding to be subject to United States federal income tax with respect to income received or accrued on the Series A Subordinated Debentures, a distribution of the Series A Subordinated Debentures by Delphi Funding could be a taxable event to Delphi Funding and the holders of the Series A Capital Securities. See "Certain Federal Income Tax Considerations -- Exchange of Series A Capital Securities For Series A Subordinated Debentures."

MARKET PRICES

     There can be no assurance as to the market prices for Series A Capital Securities or Series A Subordinated Debentures that may be distributed in exchange for Series A Capital Securities upon liquidation of Delphi Funding. Accordingly, the Series A Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in any secondary market, or the Series A Subordinated Debentures that a holder of Series A Capital Securities may receive on liquidation of Delphi Funding, may trade at a discount to the price that the investor paid to purchase the Series A Capital Securities offered hereby. As a result of the existence of the Company's right to defer interest payments, the market price of the Series A Capital Securities (which represent beneficial ownership interests in Delphi Funding) may be more volatile than the market prices of debt securities that are not subject to such optional deferrals. See "Certain Terms of Series A Subordinated Debentures."

RIGHTS UNDER THE SERIES A GUARANTEE

     The Series A Guarantee guarantees to the holders of the Series A Securities the following payments, to the extent not paid by Delphi Funding: (i) any accumulated and unpaid Distributions required to be paid on the Series A Capital Securities, to the extent that Delphi Funding has funds on hand available therefor at such time, (ii) the redemption price with respect to any Series A Securities called for redemption, to the extent that Delphi Funding has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution of Delphi Funding (unless the Series A Subordinated Debentures are distributed to holders of the Series A Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that Delphi Funding has funds on hand available therefor at such time, and (b) the amount of assets of Delphi Funding remaining available for distribution to holders of the Series A Securities after payment of creditors of Delphi Funding as required by applicable law.

     The Series A Guarantee is subordinated as described under "-- Ranking of Subordinated Obligations Under the Series A Guarantee and the Series A Subordinated Debentures."

     The holders of not less than a majority in aggregate Liquidation Amount of the Series A Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee (as defined herein) in respect of the Series A Guarantee. Any holder of the Series A Securities may institute a legal proceeding directly against the Company to enforce its rights under the Series A Guarantee without first instituting a legal proceeding against Delphi Funding, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Series A Subordinated Debentures, Delphi Funding would lack funds for the payment of Distributions or amounts payable on redemption of the Series A Securities or otherwise, and, in such event, holders of the Series A Securities would not be able to rely upon the Series A Guarantee for payment of such amounts. Instead, if an event of default under the Indenture shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Series A Subordinated Debentures on the applicable payment date, then a holder of Series A Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture for enforcement of payment to such holder of the principal of or interest on such Series A Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Series A Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Series A Securities in the Direct Action. Except as described herein, holders of Series A Securities will not be able to exercise directly any other remedy available to the holders of the Series A Subordinated Debentures or assert directly any other rights in respect of the Series A Subordinated Debentures. See "Certain Terms of Series A Subordinated Debentures -- Enforcement of Certain Rights by Holders of Series A Capital Securities," "-- Debenture Events of Default" and "Certain Terms of Series A Guarantee." The L.L.C. Agreement provides that each holder of Series A Securities by acceptance thereof agrees to the provisions of the Series A Guarantee and the Indenture.

LIMITED VOTING RIGHTS

     Holders of Series A Capital Securities generally will have limited voting rights relating only to the modification of the Series A Capital Securities and the exercise of Delphi Funding's rights as holder of Series A Subordinated Debentures and the Series A Guarantee. Holders of Series A Capital Securities will not be entitled to vote to appoint, remove or replace the Managing Member (as defined).

TRADING CHARACTERISTICS OF SERIES A CAPITAL SECURITIES

     The Company does not intend to have the Series A Capital Securities listed or approved for quotation on any securities exchange or automated quotation system. The Series A Capital Securities may trade at prices that do not fully reflect the value of accrued and unpaid interest with respect to the underlying Series A Subordinated Debentures. See "Certain Federal Income Tax
Consequences -- Potential Deferral of Interest Payments" and "-- Sale or Redemption of Series A Capital Securities" for a discussion of the United States federal income tax consequences that may result from a taxable disposition of the Series A Capital Securities.

POSSIBLE TAX LAW CHANGES AFFECTING THE SERIES A CAPITAL SECURITIES

     The Clinton Administration's Budget Proposal for fiscal year 1998, released February 6, 1997 (the "Administration Proposal"), proposed certain tax law changes that would, among other things, generally deny interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provision of the Administration Proposal is proposed to be effective no earlier than the date of first committee action. To date, neither the House Ways and Means Committee nor the Senate Finance Committee has taken action on the Administration Proposal. However, there can be no assurance that one or the other of such committees will not act prior to the issuance of the Series A Subordinated Debentures, in which case the Company will not be able to deduct interest on the Series A Subordinated Debentures. Furthermore, there can be no assurance that future legislative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Series A Subordinated Debentures or otherwise affect the tax treatment of the transaction described herein. Such a change could give rise to a Tax Event, which, depending on certain circumstances, could permit the Company to terminate Delphi Funding and cause the Series A Subordinated Debentures to be distributed to the holders of the Series A Capital Securities in exchange therefor upon liquidation of Delphi Funding, to shorten the maturity of the Series A Subordinated Debentures to a date not earlier than March 25, 2012 or to cause a redemption of the Series A Capital Securities before March 25, 2007. See "Certain Terms of Series A Subordinated
Debentures -- Conditional Right to Shorten Maturity or Redeem upon a Tax Event" and "-- Redemption."

                          DELPHI FINANCIAL GROUP, INC.

     DFG, through its wholly-owned subsidiaries, is a leading provider of group employee benefits, focusing primarily on group life, long-term disability, and personal accident insurance directed at the employee benefits market and excess workers' compensation insurance for the self-insured portion of this market. The Company also offers asset accumulation products, primarily annuities, to individuals and groups. The Company's products are offered throughout the United States through its home offices, 25 regional offices and approximately 11,000 independent brokers, agents and TPAs. At or for the year ended December 31, 1996, the Company had total insurance premiums and policyholder fees of $335.2 million, operating income of $99.6 million, total assets of $2,857.9 million and shareholders' equity of $367.0 million. The combined ratio of the Company's insurance subsidiaries for 1996 was 96.7%.

     The Company's revenues are diversified among its product categories. For 1996, life, disability income and excess workers' compensation premiums contributed 41%, 27% and 17% to total insurance premiums and policyholder fees. In addition, the Company received $59.5 million of asset accumulation product deposits in 1996.

     The Company was formed in 1987 for the purpose of acquiring RSLIC. RSLIC primarily provides group life, long-term disability, and personal accident insurance to the employee benefits market and also sells annuities, principally SPDAs and FPAs. RSLIC's group premium income has grown at a compound annual rate of 11% over the past five years and reached $275.2 million in 1996. RSLIC's statutory net income for 1996 was $23.2 million. RSLIC focuses on companies with 100 to 500 employees in markets where it believes recent employment growth has been high. RSLIC believes it enjoys competitive strengths resulting from its stable market presence, disciplined underwriting and service capabilities. RSLIC has achieved consistently strong underwriting results, with combined ratios of less than 100% for every year since 1988 and a combined ratio of 97.7% for 1996.

     In March 1996, the Company acquired SNCC, one of the country's oldest writers of excess workers' compensation coverages for the self-insured market. SNCC's excess workers' compensation product provides coverage above self-insured retentions retained by employers and groups, which generally have their workers' compensation claims handled by TPAs, and are principally targeted to mid-sized companies and association groups. SNCC's statutory net income for 1996 was $23.5 million. SNCC considers its disciplined approach to underwriting and risk selection expertise to be important competitive strengths which have resulted in combined ratios of less than 100% for every year since 1993 and a combined ratio of 92.1% for the period from March 5, 1996 (the date SNCC was acquired by the Company) to December 31, 1996.

     The Company's operating strategy has been to (i) focus on selected portions of the group employee benefits market in which the Company believes it can earn underwriting profits; (ii) emphasize acquisitions on an opportunistic basis (such as the acquisitions of SNCC and five separate blocks of SPDA business acquired since 1988); (iii) emphasize the active management of the Company's investment portfolio to enhance the portfolio's performance and reduce risk; and
(iv) more recently, grow its asset accumulation business through introduction of products such as its SPDA product with an MVA feature. The Company's operating strategy has contributed to a 14% annual growth rate in total insurance premiums and policyholder fees from January 1988 through December 1996, excluding individual life insurance business, which the Company exited in 1994. This strategy has also contributed to an increase in total assets from $819.1 million at December 31, 1987 to $2,857.9 million at December 31, 1996, a compound annual growth rate of 15%, and an increase in shareholders' equity from $24.1 million at December 31, 1987 to $367.0 million at December 31, 1996, a compound annual growth rate of 35%. During the period from December 31, 1992 to December 31, 1996, the Company reduced its debt to total capitalization ratio from 56% to

39% while its interest coverage ratio has improved from 2.86x to 5.83x as of December 31, 1992 and 1996, respectively.

     The Company considers the active management of its investment portfolio an important part of its profitability. The Company's investment strategy emphasizes liquidity and yield, while seeking to limit risks associated with interest rate fluctuations and credit quality. The Company's average net investment income yield on invested assets was 8.5%, 8.3% and 6.6% in 1996, 1995 and 1994, respectively. The net investment income yield on invested assets excludes realized and unrealized gains and losses with respect to securities carried as available for sale and includes realized and unrealized gains and losses with respect to trading account securities and balances with independent investment managers.

     The Company also views the maintenance of financial resources at the holding company level as important to retaining its financial flexibility. At December 31, 1996, the Company had approximately $117.2 million of available investments as a source of liquidity at the holding company level. These investments consist primarily of marketable securities and balances with independent investment managers. The Company considers the investment portfolio at the holding company and the investment income thereon to be important sources of additional liquidity which can be used for, among other things, payment of its debt obligations and expansion where considered appropriate. In addition, the Company's insurance subsidiaries will be permitted to make dividend payments totaling $37.2 million during 1997 without prior regulatory approval.

     The Company's two principal insurance subsidiaries are RSLIC and SNCC. RSLIC's claims-paying ability is rated A- (Excellent) by A.M. Best, A (Good) by S&P and A+ (Single-A-Plus) by Duff & Phelps. SNCC's claims-paying ability is rated A (Excellent) by A.M. Best and A (Good) by S&P. These ratings are intended to address the creditworthiness of an insurance company from the point of view of a policyholder. These ratings are not intended for the protection of investors and do not apply to the securities offered hereby or other securities of Delphi Funding or the Company.

     Rosenkranz & Company, the corporate general partner of which is beneficially owned by Robert Rosenkranz, Chairman of the Board, President and Chief Executive Officer of the Company, has approximately a 26% equity interest and approximately a 68% voting interest, on a fully diluted basis, in the Company. In addition, Mr. Rosenkranz holds an irrevocable proxy to vote or has direct or beneficial ownership of additional shares of Class B Common Stock representing approximately a 14% voting interest, on a fully diluted basis, in the Company.

                             DELPHI FUNDING L.L.C.

     Delphi Funding, a subsidiary of DFG, is a limited liability company organized under the laws of the State of Delaware. All of its limited liability company interests (other than DF Preferred Securities) are owned by DFG and are non-transferable. Delphi Funding's registered office in the State of Delaware is c/o Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, Delaware 19899, telephone: (302) 478-5142. Delphi Funding has no board of directors, and all of its business and affairs will be conducted by DFG, as manager (in such capacity, the "Managing Member"). The location of the principal executive offices of the Managing Member is set forth under "The Company" in the accompanying Prospectus. Delphi Funding exists solely for the purpose of issuing the Series A Securities and lending the net proceeds from the sale thereof to DFG by purchasing the Series A Subordinated Debentures.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Series A Capital Securities will be used by Delphi Funding to purchase Series A Subordinated Debentures. The net proceeds of the sale of the Series A Subordinated Debentures will be used by the Company to repay $50.0 million principal amount of revolving indebtedness outstanding under the Credit Agreement (on which interest was payable as of December 31, 1996 at a weighted average rate of 6.1% per annum) and for general corporate purposes, including but not limited to investments in existing and future subsidiaries, the financing of possible future acquisitions and the reduction of indebtedness. Pending any such use, the Company may temporarily invest the net proceeds or may use them to reduce short-term indebtedness.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at December 31, 1996 and as adjusted to give pro forma effect to the issuance of the Series A Capital Securities:

                                                                        DECEMBER 31, 1996
                                                                     -----------------------
                                                                      ACTUAL     AS ADJUSTED
                                                                     --------    -----------
                                                                     (DOLLARS IN THOUSANDS)
Corporate debt:
  Credit Agreement................................................   $100,000     $  50,000(1)
  Senior Notes....................................................     84,649        84,649
  SIG Senior Notes................................................     46,355        46,355
                                                                     --------    -----------
          Total corporate debt....................................    231,004       181,004
Company obligated mandatorily redeemable capital securities of subsidiary LLC holding solely junior subordinated deferrable
  interest debentures of the Company(2)...........................         --       100,000
Shareholders' equity..............................................    366,965       366,965
                                                                     --------    -----------
          Total capitalization....................................   $597,969     $ 647,969
Debt to total capitalization ratio................................       38.6%         27.9%
                                                                     ========    ===========

---------------

(1) Reflects the repayment of $50.0 million of indebtedness under the Credit Agreement with a portion of the proceeds from the issuance of the Series A Capital Securities.

(2) As described herein, the sole assets of Delphi Funding will be approximately $103,093,000 principal amount of Series A Subordinated Debentures issued by the Company to Delphi Funding. The Series A Subordinated Debentures will bear interest at the rate of 9.31% per annum and will mature on March 25, 2027 (which date may be shortened to a date not earlier than March 25, 2012 in certain circumstances as described under "Certain Terms of Series A Subordinated Debentures -- Conditional Right to Shorten Maturity or Redeem upon a Tax Event"). The Company owns all of the Series A Common Securities of Delphi Funding.

     It is anticipated that Delphi Funding will not be subject to the reporting requirements under the Exchange Act.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, Delphi Funding will be treated as a subsidiary of the Company and, accordingly, the accounts of Delphi Funding will be included in the consolidated financial statements of the Company. The Series A Capital Securities will be presented as a separate line item in the consolidated balance sheets of the Company under the caption "Company-obligated mandatorily redeemable capital securities of subsidiary LLC holding solely junior subordinated deferrable interest debentures of the Company" and appropriate disclosures about the Series A Capital Securities, the Series A Guarantee and the Series A Subordinated Debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record Distributions payable on the Series A Capital Securities as an expense in the consolidated statements of income.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data of the Company set forth below for each of the five years ended December 31, 1996, 1995, 1994, 1993 and 1992, were derived from the audited consolidated financial statements incorporated herein by reference. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and set forth in the Company's periodic reports which are incorporated herein by reference.

                                                            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------
                                                  1996(1)        1995         1994         1993         1992
                                                 ----------   ----------   ----------   ----------   ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Insurance premiums and policyholder fees:
    Group employee benefit products............    $331,378     $257,079     $233,697     $206,587     $178,737
    Annuities..................................       2,122        2,121        1,716        6,285        3,086
    Other insurance products(2)................       1,733        1,702       13,099       22,047       21,065
  Net investment income........................     154,750      117,112      106,576      177,374      133,515
  Net realized investment gains (losses).......      (2,651)         704       10,213       13,963       19,115
                                                  ---------    ---------    ---------    ---------    ---------
         Total revenue.........................     487,332      378,718      365,301      426,256      355,518
  Benefits and expenses........................     387,713      314,549      315,407      335,685      298,416
                                                  ---------    ---------    ---------    ---------    ---------
  Income from continuing operations before
    interest and income tax expense............      99,619       64,169       49,894       90,571       57,102
  Interest expense.............................      18,269       13,257       12,252       17,720       19,949
  Income tax expense...........................      27,496       18,170       11,698       26,098       12,513
                                                  ---------    ---------    ---------    ---------    ---------
  Income from continuing operations............    $ 53,854     $ 32,742     $ 25,944     $ 46,753     $ 24,640
                                                  =========    =========    =========    =========    =========
  Net income(3)................................    $ 47,253     $ 30,464     $ 25,818     $ 34,746     $ 23,659
                                                  =========    =========    =========    =========    =========
  Ratio of earnings to fixed charges(4)........        5.25x        4.60x        3.87x        4.93x        2.79x
                                                  =========    =========    =========    =========    =========
PER SHARE DATA(5):
  Income from continuing operations excluding
    realized investment gains (losses).........      $ 2.97       $ 2.22       $ 1.33       $ 3.28       $ 1.36
  Income from continuing operations............      $ 2.88       $ 2.25       $ 1.79       $ 3.64       $ 1.98
  Net income(3)................................      $ 2.53       $ 2.10       $ 1.78       $ 2.70       $ 1.90
  Fully diluted book value per share(6)(7).....      $18.84       $15.32       $11.72       $13.95       $10.56
  Weighted average shares outstanding
    (000's)(8).................................      18,693       14,532       14,495       12,856       12,421
BALANCE SHEET DATA:
  Total investments............................  $2,295,007   $1,791,531   $1,965,154   $2,041,774   $1,881,880
  Total assets.................................   2,857,906    2,323,010    2,472,776    2,344,321    2,211,751
  Long-term debt...............................     231,004      134,611      159,577      159,545      164,274
  Shareholders' equity(7)......................     366,965      222,815      170,382      200,968      129,046
OTHER DATA:
  Group employee benefit products ratios(9):
    Loss ratio.................................        70.0%        74.4%        74.3%        72.7%        70.6%
    Expense ratio..............................        26.7         24.5         23.5         26.1         26.0
                                                 ----------   ----------   ----------   ----------   ----------
         Combined ratio........................        96.7%        98.9%        97.8%        98.8%        96.6%
                                                 ==========   ==========   ==========   ==========   ==========
  Debt to total capitalization ratio(10).......        38.6%        37.7%        48.4%        44.3%        56.0%
  Interest coverage ratio(11)..................        5.83x        4.84x        4.07x        5.11x        2.86x
  Return on average equity(12).................        18.5%        16.6%        10.4%        25.5%        15.2%
STATUTORY DATA(13):
  Combined statutory operating results(14).....      40,048       19,310       38,312       35,452       19,737
  Combined adjusted statutory surplus(15)......     367,586      202,001      188,530      174,999      161,716

---------------

 (1) Reflects the acquisition of excess workers' compensation business as a result of the SIG Merger in March 1996.

 (2) Amounts for 1994, 1993 and 1992 include individual life insurance business, which the Company exited in July 1994. See Note N to the Consolidated Financial Statements incorporated herein by reference.

 (3) The Company discontinued its long-term care business in 1996 and recorded a one-time after-tax charge of $5.8 million in 1996 attributable to this discontinuance. After-tax operating losses on this business were $0.8 million, $2.3 million and $0.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. Additionally, the Company has incurred after-tax extraordinary losses associated with the early extinguishment of debt. These losses totaled $12.0 million and $0.4 million for the years ended December 31, 1993 and 1992, respectively. The Company also recognized an after-tax charge of $0.6 million related to the cumulative effect of a change in accounting for post-retirement benefits other than pensions in the year ended December 31, 1992.

 (4) In computing the ratio of earnings to fixed charges, fixed charges consist of interest expense, including amortization of debt discount, and such portion of rental expense as is estimated to be representative of the interest factor, all on a pre-tax basis. Earnings are pre-tax income from continuing operations, plus fixed charges.

 (5) Prior periods have been restated to reflect the 20% stock dividend distributed on September 30, 1996.

 (6) Fully diluted book value per share is calculated by dividing shareholders' equity, as increased by the proceeds of the assumed exercise of outstanding stock options, by total shares outstanding, also increased by shares issued upon the assumed exercise of the options.

 (7) In 1994, the Company adopted the provisions of SFAS No. 115. See Note A to the Consolidated Financial Statements incorporated herein by reference.

 (8) Weighted average shares outstanding in 1996, 1995, 1994 and 1993 reflect the issuance of 2.1 million shares of Class A Common Stock in October 1993.

 (9) Loss ratio is the ratio of incurred claims and claim expenses to premium earned. Expense ratio is the ratio of underwriting expenses to premiums earned. Combined ratio is the sum of the expense ratio and the loss ratio. A combined ratio under 100% generally indicates an underwriting profit and a combined ratio over 100% generally indicates an underwriting loss. The extent to which the combined ratio deviates from 100% indicates relative underwriting profit or loss. The loss, expense and combined ratios for the year ended December 31, 1996, excluding excess workers' compensation business, were 72.9%, 24.8% and 97.7%, respectively.

(10) Total capitalization is the sum of the Company's long-term debt and shareholders' equity. The debt to total capitalization ratio for 1996 giving pro forma effect to the issuance of the Series A Capital Securities would be 27.9%.

(11) The interest coverage ratio is calculated by dividing income from continuing operations before interest and income tax expense by interest expense (which, for 1996, excludes interest paid in connection with the settlement of prior-year federal income taxes).

(12) Return on average equity is calculated by dividing income from continuing operations by average shareholders' equity, excluding from both the numerator and the denominator realized investment gains and losses, discontinued operations, extraordinary items and changes in accounting principles, as determined as of the beginning and end of each year.

(13) Statutory accounting practices provide for the recording of transactions and the preparing of financial statements in accordance with the rules and procedures prescribed or permitted by statute or regulatory authorities. Combined statutory data for 1996 includes $21.4 million of statutory operating income and $139.8 million of statutory surplus for SNCC.

(14) Statutory operating results exclude net realized investment gains and losses. The 1996 and 1995 statutory operating results include net losses of $2.3 million and $4.2 million, respectively, attributable to the Company's discontinued long-term care business. The statutory results for 1994 include a $12.5 million gain related to the Company exiting its individual life insurance business.

(15) Adjusted statutory surplus is not reduced by AVR established by the Company's life insurance subsidiaries. The AVR is a required formulaic reserve for life companies under SAP for potential future credit-related losses for fixed maturity securities and for potential future losses on other categories of invested assets.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is an analysis of the results of operations and financial condition of the Company. This analysis should be read in conjunction with the Consolidated Financial Statements and related notes set forth in the Company's periodic reports incorporated herein by reference.

RESULTS OF OPERATIONS

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Insurance Premiums and Policyholder Fees. Insurance premiums and policyholder fees in 1996 were $335.2 million as compared to $260.9 million in 1995, an increase of 28%. Contributing to this increase was $56.2 million in premiums from the Company's excess workers' compensation business which was acquired as a result of the SIG Merger. Also contributing to the increase was growth in premiums from the Company's other group employee benefit products, including the impact of certain price increases, growth and development of the Company's sales force and normal growth in employment and salary levels for the Company's existing customer base. Deposits from the Company's SPDA products, including the Company's new MVA product, which it began marketing in the fall of 1995, were $57.5 million during 1996 as compared to $11.4 million in 1995. Deposits for the Company's asset accumulation products, which are long-term in nature, are not recorded as premiums; instead, the deposits are recorded as a liability.

     Net Investment Income. Net investment income in 1996 was $154.8 million as compared to $117.1 million in 1995, an increase of 32%. The increase is principally due to an increase in average invested assets as a result of the SIG Merger. The weighted average annual yield on invested assets, excluding realized and unrealized investment gains and losses, was 8.5% on average invested assets of $1,823.2 million and 8.3% on average invested assets of $1,417.5 million in 1996 and 1995, respectively.

     Net Realized Investment (Losses) Gains. Net realized investment losses were $2.7 million in 1996 as compared to net realized investment gains of $0.7 million in 1995. The Company's investment strategy results in periodic sales of securities and the recognition of realized investment gains and losses arising from those sales.

     Benefits and Expenses. Policyholder benefits and expenses in 1996 were $387.7 million as compared to $314.5 million in 1995, an increase of 23%. During 1996, benefits and expenses for group employee benefit products increased by $66.2 million as compared to 1995. Of this increase, $51.7 million was attributable to the Company's excess workers' compensation business which was acquired as a result of the SIG Merger. The remaining increase was primarily attributable to growth in the Company's other group employee benefit product lines. The combined ratio for group insurance lines, excluding excess workers' compensation insurance, decreased from 98.9% in 1995 to 97.7% in 1996. This decrease reflects the impact of certain price increases and the expansion of the Company's loss management capabilities during 1995. Amortization of cost of business acquired related to asset accumulation products was accelerated by $4.8 million during 1996 primarily due to better than anticipated investment results. Benefits and interest credited on asset accumulation products decreased by $4.0 million in 1996 as compared to 1995, principally due to the scheduled maturities during 1995 of guaranteed investment contracts with crediting rates that were generally higher than the Company's other asset accumulation products. Primarily due to these maturities, average funds under management decreased by $87.1 million and the weighted average annual crediting rate on asset accumulation products declined from 5.6% to 5.2%.

     Operating Income. Income from continuing operations before interest and taxes in 1996 was $99.6 million as compared to $64.2 million in 1995, an increase of 55%. The increase was primarily due to the acquisition of the excess workers' compensation business through the SIG Merger, partially offset by net realized investment losses in 1996.

     Interest Expense. Interest expense in 1996 was $18.3 million as compared to $13.3 million in 1995. The increase was primarily due to interest expense on the SIG Senior Notes, which were assumed in conjunction with the SIG Merger, and additional borrowings under the Credit Agreement in 1996 to fund the SIG Merger partially offset by a decline in the weighted average borrowing rate on the Credit Agreement. Also contributing to the increase was interest paid in 1996 in connection with the settlement of prior-year federal income taxes.

     Income Taxes. Income tax expense in 1996 was $27.5 million as compared to $18.2 million in 1995. The increase was primarily due to the $35.4 million increase in operating income partially offset by a decrease in the effective tax rate from 35.7% in 1995 to 33.8% in 1996 due to an increase in tax-exempt interest earned during 1996.

     Discontinued Operations. The Company recorded the discontinuance of its long-term care insurance business in 1996. Operating losses on this business totaled $0.8 million and $2.3 million, net of a tax benefit of $0.4 million and $1.2 million, in 1996 and 1995, respectively. The Company also recorded a one-time charge in 1996 of $5.8 million, net of a tax benefit of $3.2 million, as a result of the discontinuance of this business.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Insurance Premiums and Policyholder Fees. Insurance premiums and policyholder fees in 1995 were $260.9 million as compared to $248.5 million in 1994, an increase of 5%. Premiums from group employee benefits products increased $23.4 million, an increase of 10%. Contributing to the increase in premiums was the growth and development of the Company's sales force, normal growth in employment and salary levels for the Company's existing customer base and certain price increases. The Company had virtually no premium from individual insurance during 1995 due to the 100% reinsurance of this business effective July 1, 1994, while 1994 reflected premiums of $13.1 million. See Note N to the Consolidated Financial Statements incorporated herein by reference.

     Net Investment Income. Net investment income in 1995 was $117.1 million as compared to $106.6 million in 1994, an increase of 10%. The weighted average annual yield on invested assets, excluding realized and unrealized investment gains and losses, was 8.3% on average invested assets of $1,417.5 million and 6.6% on average invested assets of $1,625.2 million in 1995 and 1994, respectively. The increase in yield was primarily due to improved performance by the Company's independent investment manager program and its trading account securities. The impact of the increase in yield was partially offset by a decrease in average invested assets principally due to policy maturities and surrenders and the asset transfer associated with the reinsurance of the Company's individual life insurance business.

     Net Realized Investment Gains. Net realized investment gains were $0.7 million in 1995 as compared to $10.2 million in 1994. The Company's investment strategy results in periodic sales of securities and the recognition of realized investment gains and losses arising from those sales.

     Benefits and Expenses. Policyholder benefits and expenses in 1995 were $314.5 million as compared to $315.4 million in 1994. Benefits and expenses related to the Company's individual insurance business, which was 100% reinsured effective July 1, 1994, decreased $17.2 million in 1995 as compared to the same period in 1994. Benefits and interest credited on asset accumulation products decreased by $12.9 million. The primary cause of the decrease was a decline in average funds under management of $201.3 million in 1995 as compared to 1994 due to policy maturities and surrenders. The weighted average annual crediting rate on asset accumulation products was 5.6% in 1995 and 1994. Amortization of cost of business acquired related to asset accumulation products increased by $2.5 million during 1995 due to an increase in the difference between investment yields and credited rates. During 1995, benefits and expenses for group employee benefit products increased by $25.7 million as compared to 1994, primarily due to premium growth in these product lines. The combined ratio (loss ratio plus expense ratio) for group employee benefit products was 98.9% for the year ended December 31, 1995 as compared to 97.8% for 1994. The increase in the combined ratio was primarily due to an increase in expenses related to the expansion of the Company's loss management capabilities.

     Operating Income. Income from continuing operations before interest and taxes in 1995 was $64.2 million as compared to $49.9 million for 1994, an increase of 29%. The increase was primarily due to an increase in the weighted average annual yield on invested assets. Partially offsetting this increase in operating income was a decrease in realized investment gains.

     Interest Expense. Interest expense for 1995 was $13.3 million as compared to $12.3 million for 1994, an increase of 8%. Interest on the $85.0 million Senior Notes was unchanged. Short-term interest rates, which affect the floating interest rate payable under the Credit Agreement, declined during the year; however, on average, they were more than 100 basis points higher than the previous year.

     Income Taxes. Income tax expense in 1995 was $18.2 million as compared to $11.7 million in 1994. The increase was primarily due to the $14.3 million increase in operating income partially offset by an increase in the effective tax rate to 35.7% in 1995 as compared to 31.1% for 1994, which includes an adjustment for a one-time tax recovery.

     Discontinued Operations. The operating loss from the Company's discontinued long-term care insurance business for 1995 was $2.3 million as compared to $0.1 million for 1994. This business, which was discontinued in 1996, was acquired in December 1994.

LIQUIDITY AND CAPITAL RESOURCES

     General. The Company had approximately $117.2 million of financial resources available at the holding company level at December 31, 1996, which are primarily comprised of investments in the common stock of its non-insurance subsidiaries. The assets of these non-insurance subsidiaries are primarily invested in balances with independent investment managers and marketable securities. Substantially all of the amounts invested with independent investment managers are withdrawable at least annually, subject to applicable notice requirements. A shelf registration is also in effect under which up to $49.2 million in securities may be issued by the Company (after giving effect to the offering being made hereby).

     Other sources of liquidity at the holding company level include interest and principal payments made on the Surplus Debenture issued by RSLIC-Texas to the Company, dividends paid from insurance subsidiaries, primarily generated from operating cash flows and investments, and borrowings available under the Credit Agreement. At December 31, 1996, the unpaid principal balance of the Surplus Debenture, which is payable in quarterly installments through December 31, 1999, was $58.0 million. RSLIC-Texas generates less than 1% of the Company's premiums, policyholder fees and deposits; therefore, payments on the Surplus Debenture are generally funded by dividend payments made by RSLIC to RSLIC-Texas. These dividends are subject to regulatory restrictions and, in the absence of regulatory approval, are generally limited within any 12-month period, in the aggregate, to the greater of RSLIC's statutory net income for the preceding calendar year, or 10% of RSLIC's statutory surplus as of the preceding December 31, determined in accordance with state regulations. RSLIC will be permitted to make dividend payments of $23.2 million during 1997 without prior regulatory approval. SNCC's ability to pay dividends is subject to regulatory and certain other contractual restrictions and, in the absence of the requisite approvals, dividends are generally limited within any 12-month period, in the aggregate, to the lesser of 10% of SNCC's statutory surplus as of the preceding December 31, or SNCC's statutory net investment income for the preceding calendar year, determined in accordance with state regulations. SNCC will be permitted to make dividend payments totaling $14.0 million during 1997 without prior approval. Additional dividends may also be paid by RSLIC and SNCC with the requisite approvals. See "Business -- Regulation." The Credit Agreement permits the Company to borrow up to $200.0 million at any one time. Of the unused portion of the facility, $54.0 million is restricted for use in connection with, among other things, acquisitions or the redemption of the SIG Senior Notes.

     The Company's current liquidity needs, in addition to funding operating expenses, include principal and interest payments on outstanding borrowings under the Credit Agreement, the Senior Notes and the SIG Senior Notes. Beginning in 1999, the maximum amount available to the Company under the Credit Agreement will be reduced on October 1 of each year with the balance due on April 1, 2003. At the Company's current level of borrowing, no principal repayments would be required until October 1, 2002. The Senior Notes mature in their entirety on October 1, 2003 and are not subject to any sinking fund requirements nor are they redeemable prior to maturity. The SIG Senior Notes amortize in $9.0 million annual installments beginning in May 1999. See Note F to the Consolidated Financial Statements incorporated herein by reference.

     Indebtedness under the Credit Agreement is subject to certain restrictions and financial covenants considered ordinary for this type of borrowing, including, among others, the maintenance of certain financial ratios, minimum statutory surplus requirements for RSLIC and SNCC, minimum consolidated equity requirements for the Company and certain investment and dividend limitations. The indenture pursuant to which the Senior Notes were issued contain certain covenants and restrictions which set forth, among other things, limitations on incurrence of indebtedness by the Company, limitations on payments of dividends on and repurchases of stock of Delphi and limitations on transactions with stockholders and affiliates. The note agreement pursuant to which the SIG Senior Notes were issued contains certain covenants which set forth, among other things, minimum statutory surplus requirements for SNCC, minimum consolidated equity requirements for SIG, as well as the maintenance of certain financial ratios. As of December 31, 1996, the Company was in compliance in all material respects with all restrictions and covenants in the Credit Agreement and the Senior Notes, and SIG was in compliance in all material respects with all restrictions and covenants in the SIG Senior Notes. See Annex 1 for a description of certain of these restrictions and covenants.

     The Company actively pursues acquisitions of blocks of business and insurance and financial services companies that complement or may otherwise be strategically consistent with its existing business. The Company routinely engages in discussions with respect to certain potential transactions, any of which could, if consummated, be material to the Company's operations.

     Sources of liquidity available to the Company on a parent company-only basis, including the undistributed earnings of its subsidiaries, scheduled payments under the Surplus Debenture and additional borrowings available under the Credit Agreement, are expected to exceed the Company's cash requirements for 1997.

     The principal liquidity requirements of the Company's insurance subsidiaries are, in the cases of RSLIC, FRSLIC and SNCC, their contractual obligations to policyholders and contractholders, and in the case of RSLIC-Texas, its payments to the Company on the Surplus Debenture. The primary sources of funding for these obligations, in addition to operating earnings, are the marketable investments included in the investment portfolios of RSLIC, FRSLIC and SNCC. The Company believes that these sources of funding will be adequate for its insurance subsidiaries to satisfy on both a short-term and long-term basis these contractual obligations throughout their estimated or stated period.

     Operating activities increased cash and cash equivalents by $97.8 million during 1996. Net investing activities provided $101.0 million of cash during 1996, primarily due to sales of securities and net cash acquired as a result of the SIG Merger. Financing activities used $125.8 million of cash during 1996, principally to reduce reverse repurchase agreement liabilities, offset by additional borrowings under the Credit Agreement to fund the cash consideration associated with the SIG Merger.

     The Company recorded the discontinuance of its long-term care insurance business in 1996. This is expected to be accomplished by means of a sale, which is intended to be consummated by mid-1997. This business was purchased in December 1994 and was expected to become a significant part of the Company's operations. The Company exited this business due to its continued losses attributable to lower than expected sales and profit levels and decided to concentrate its resources on other opportunities such as product and distribution enhancements for the Company's group employee benefit products. The discontinuance of this business is not expected to have a material effect on the Company's financial condition or liquidity in the future.

     Investments. The Company's overall investment strategy to achieve its objectives of safety and liquidity, while seeking the best available return, focuses on, among other things, managing the durations of the Company's interest-sensitive assets and liabilities and minimizing the Company's exposure to fluctuations in interest rates. The Company has de-emphasized the use of reverse repurchase agreements and has reduced its liabilities under these agreements from $202.5 million at December 31, 1995 to $50.2 million at December 31, 1996. The Company's investment portfolio primarily consists of investments in fixed maturity securities. The weighted average credit rating of the Company's fixed maturity portfolio as rated by S&P was "AA" at December 31, 1996. While the investment grade rating of the Company's fixed maturity portfolio addresses credit risk, it does not address other risks, such as prepayment and extension risks, which are discussed below.

     During the year ended December 31, 1996, the Company's investments in mortgage-backed securities decreased to 36% of total invested assets, or $819.8 million, as compared to 63% of total invested assets, or $1,133.5 million, at December 31, 1995. This decrease resulted from the sale of $296.3 million of mortgage-backed securities and the acquisition of SIG's investment portfolio, which totaled $556.3 million at December 31, 1996. Approximately 35% of the Company's mortgage-backed securities are guaranteed by U.S. Government sponsored entities as to the full amount of principal and interest. The remaining 65% of the mortgage-backed portfolio consists of investments in trusts created by banks and finance and mortgage companies. Ninety-nine percent of the Company's mortgage-backed securities portfolio, based on fair value, have been rated as investment grade by nationally recognized statistical rating organizations. The single largest investment in mortgage-backed securities backed by a single mortgage pool totaled $50.7 million, or 2% of total invested assets, at December 31, 1996. The Company's holdings include certain privately placed mortgage-backed securities, the fair value of which totaled $121.8 million at December 31, 1996. Although there is an additional degree of liquidity risk associated with privately placed securities, the Company believes that, if necessary, it could liquidate all or a portion of its investments in these securities in a timely manner at or close to market value. The Company has not experienced any material write-downs in its mortgage-backed portfolio.

     Mortgage-backed securities subject the Company to a degree of interest rate risk, including prepayment and extension risk, which is generally a function of the sensitivity of each security's underlying collateral to prepayments under varying interest rate environments and the repayment priority of the securities in the particular securitization structure. The Company seeks to limit the extent of this risk by emphasizing the more predictable payment classes and securities with stable collateral. In addition, the Company has developed a hedging program to assist it in managing the duration of its mortgage-backed securities. The hedging program utilizes short positions in U.S. Treasury futures contracts to reduce the Company's interest rate risk, effectively shortening the duration of the Company's mortgage-backed securities. At December 31, 1996, the Company maintained mortgage-backed securities with a weighted average duration of 4.9 years, after giving effect to hedging activities, in line with the duration of its interest sensitive liabilities. The duration of the Company's mortgage-backed securities without the hedging instruments was approximately 5.6 years. At December 31, 1996, realized losses on closed futures positions totaling $23.9 million and unrealized gains on open futures positions totaling $1.4 million have been deferred and recorded as adjustments to the amortized cost of the mortgage-backed securities being hedged and will be amortized into investment income over the expected term of the securities being hedged.

     The Company has also developed a hedging program to reduce the interest rate risk associated with its municipal securities portfolio. This hedging program utilizes short positions in U.S. Treasury futures contracts and limits the interest rate risk associated with its investments in trusts comprised of municipal securities. The short futures contracts hedging these securities have a net deferred realized loss on closed positions of $4.9 million and an unrealized gain on open positions of $1.8 million which have been recorded as adjustments to the amortized cost of the municipal securities being hedged and will be amortized into investment income over the expected term of the securities being hedged.

     The Company maintains an investment program in which securities have been financed using advances from the Federal Home Loan Bank of Pittsburgh ("FHLB"). The Company has utilized this program to manage the duration of its liabilities and to earn spread income, which is the difference between the financing cost and the earnings from the securities purchased with those funds. The advances from the FHLB, which are at a fixed rate, had an average term to maturity of 3.8 years. This program requires the Company to maintain securities on deposit with the FHLB as collateral for the advances outstanding. As the fair value of those securities increases or decreases, the Company may be allowed to retake possession of securities or be required to deposit additional securities.

     The ability of the Company's insurance subsidiaries to make investments is subject to the insurance laws and regulations of their respective state of domicile. Each of these states has comprehensive investment regulations. In addition, the Credit Agreement and, as to SNCC, the SIG Senior Notes also contain limitations, with which the Company is currently in compliance in all material respects, on the composition of the Company's investment portfolio. The Company also continually monitors its investment portfolio and attempts to ensure that the risks associated with concentrations of investments in either a particular sector of the market or a single entity are limited.

     Asset/Liability Management. A significant aspect of the Company's continued profitability is its ability to manage risks associated with interest-sensitive assets and liabilities. The Company prices its annuity products based on assumptions concerning prevailing and expected interest rates and other factors to achieve a positive difference, or spread, between its expected return on investments and the crediting rate. The Company achieves this spread by active portfolio management focusing on matching the durations of invested assets and related liabilities to minimize the exposure to fluctuations in interest rates and by the adjustment of the crediting rate on annuity products. The results of this asset/liability matching are analyzed periodically through cash flow analysis under multiple interest rate scenarios. The Company believes that it will continue to achieve a positive spread and that the amount of lapses and surrender rates will remain consistent with those assumed in the pricing of the products.

                                    BUSINESS

     DFG is an insurance holding company engaged through its subsidiaries in offering a diverse portfolio of group employee benefit products including life, disability, excess workers' compensation and personal accident insurance. The Company also offers asset accumulation products, primarily annuities, to individuals and groups. The Company's two product categories are group employee benefit products and asset accumulation products. The Company offers its insurance products in all fifty states and the District of Columbia. Pennsylvania, New Jersey, Illinois, California, Florida and New York collectively accounted for approximately 48% of the Company's direct written premiums determined in accordance with SAP, with no state representing more than approximately 11% of these premiums for the year ended December 31, 1996.

GROUP EMPLOYEE BENEFIT PRODUCTS

     The Company emphasizes the origination of specialty insurance products directed to the employee benefits market, primarily group life, disability, excess workers' compensation and personal accident insurance. The Company also offers group dental insurance. The Company markets its group products to employer-employee groups and associations in a variety of industries. The Company insures groups ranging from 10 to more than 1,000 individuals, although the average size of insured groups currently ranges from 100 to 300 individuals. In underwriting its group employee benefit products, the Company attempts to avoid concentrations of business in any industry segment or geographic area.

     The following table sets forth, for the periods indicated, selected financial and statistical data concerning the Company's group employee benefit products:

                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                     1996          1995          1994
                                                  -----------   -----------   -----------
                                                          (DOLLARS IN THOUSANDS)
    Insurance premiums:
      Life......................................  $   135,806   $   127,760   $   115,450
      Disability income.........................       92,024        85,849        80,666
      Excess workers' compensation(1)...........       56,200            --            --
      Personal accident and other...............       47,348        43,470        37,581
                                                  -----------   -----------   -----------
              Total insurance premiums..........  $   331,378   $   257,079   $   233,697
                                                  ===========   ===========   ===========
    Group life insurance policy data:
      Group life insurance in force:
         Balance, beginning of period...........  $43,468,174   $45,547,840   $37,337,683
         Sales..................................    6,969,825     6,412,543     4,805,923
         Lapses.................................   (8,201,918)   (8,430,816)   (4,754,623)
         Other increases (decreases)(2).........    6,920,549       (61,393)    8,158,857
                                                  -----------   -----------   -----------
         Balance, end of period.................  $49,156,630   $43,468,174   $45,547,840
                                                  ===========   ===========   ===========
      Policy count..............................        6,976         6,652         6,274

---------------

(1) Excess workers' compensation business was acquired as a result of the SIG Merger.
(2) Represents net increases (decreases) due to changes in the face amounts of policies issued.

     The profitability of group employee benefit products is affected by, among other things, differences between actual and projected claims experience and the ability to control administrative expenses. The table below sets forth for the periods indicated the loss and expense ratios as a percent of premium income for the Company's group employee benefit products.

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                         ----------------------
                                                                         1996     1995     1994
                                                                         ----     ----     ----
Loss ratio.............................................................  70.0%    74.4%    74.3%
Expense ratio..........................................................  26.7     24.5     23.5
                                                                         ----     ----     ----
  Combined ratio.......................................................  96.7%    98.9%    97.8%
                                                                         ====     ====     ====

     The loss, expense and combined ratios for the year ended December 31, 1996, excluding excess workers' compensation business, were 72.9%, 24.8% and 97.7%, respectively.

     The Company's group life insurance products, which include voluntary group term life, provide for the payment of a stated amount upon the death of a member of the insured group and policy terms are generally one year. Accidental death and dismemberment insurance, which provides for the payment of a stated amount upon the accidental death or dismemberment of a member of the insured group, is frequently sold in conjunction with group life policies and is included in premiums charged for group life insurance. The Company reinsures risks in excess of $150,000 per individual for employer provided group life insurance policies and $100,000 for voluntary group term life policies under indemnity reinsurance arrangements with various reinsurance companies. See "Reinsurance."

     Group disability products offered by the Company, principally long-term disability insurance, generally provide a specified level of benefits to persons who, because of sickness or injury, are unable to work for a specified period of time. The Company focuses group long-term disability sales toward employers engaged principally in service industries such as accounting, architecture and engineering, as well as certain retailing and manufacturing fields. Long-term disability benefits generally are paid monthly and typically are limited for any one employee to two-thirds of the employee's earned income up to a specified maximum benefit. The Company actively manages its disability claims, working with claimants to help them return to work as quickly as possible. When insureds' disabilities prevent them from returning to their original jobs, the Company, in appropriate cases, provides assistance in developing new productive skills for an alternative career. Premiums are generally determined annually for disability insurance and are based upon expected morbidity and emerging experience of the insured group, as well as assumptions regarding operating expenses and future interest rates. The Company reinsures risks in excess of $2,500 per individual per month under an indemnity reinsurance arrangement. See "-- Reinsurance."

     The Company's excess workers' compensation business was acquired in March 1996 as a result of the SIG Merger. This product provides coverage to employers and groups who self-insure their workers' compensation risks. The coverage applies to losses in excess of the applicable self-insured retentions ("SIRs" or deductibles) of employers and groups, whose workers' compensation claims are generally handled by TPAs. This product is principally targeted to mid-sized companies and association groups, particularly small municipalities, hospitals and schools. These companies and groups tend to be less prone to catastrophic workers' compensation exposures and less price sensitive than larger account business. Because claim payments do not begin until after the SIR is met, it takes an average of 13 years from the date the claim is incurred to the time claim payments begin. At that point, the payments are primarily for wage replacement, similar to the benefit provided under disability coverage. Medical payments, if any, tend to be stable and predictable. The Company reinsures risks between $500,000 and $50.0 million per policy per occurrence. See
"-- Reinsurance."

     The Company's personal accident insurance products include business travel and "all risk" accidental death and dismemberment insurance. These policies pay a stated amount based on a predetermined schedule in the event of accidental dismemberment or death of a member of the insured group. The Company reinsures risks in excess of $150,000 per individual under indemnity reinsurance arrangements with pools of reinsurers through managing reinsurance underwriters. In addition, under a catastrophe reinsurance agreement, the amount of the Company's loss arising from any one occurrence is limited to $500,000. See
"-- Reinsurance."

     The Company's group employee benefit products are sold primarily by independent brokers, agents and TPAs. The Company's home offices and 25 regional offices provide sales support and service existing business. The Company believes that its regional sales network minimizes expenses traditionally associated with large insurance company captive marketing systems.

ASSET ACCUMULATION PRODUCTS

     The Company's asset accumulation products consist primarily of annuity products, principally SPDAs and FPAs. The Company consummated five separate annuity block acquisitions between 1988 and 1992 that resulted in the assumption of $967.1 million in liabilities in the form of policyholder account balances. The first acquisition was an assumption reinsurance transaction, and the others were indemnity reinsurance transactions. In the case of each acquisition, assets supporting the related reserves were transferred to, and are managed by, the Company. Pursuant to the assumption reinsurance acquisition, the Company has the right to establish the crediting rate with respect to the business acquired. The Company has the right under each indemnity reinsurance transaction to recommend to the ceding company crediting rates with respect to the business acquired. The ceding company is solely responsible for payment of crediting rates to the extent that these rates exceed the greater of the recommended rate and certain benchmark rates. A substantial portion of the Company's profitability on asset accumulation products is generated from spread income, which is the difference between the net yield achieved on invested assets and the interest credited on policyholder account balances. As a result of the Company's ability to recommend increases or decreases to applicable crediting rates annually, it believes that it can manage the spread income on the annuity business acquired. The aggregate lapse rates experienced on the annuity acquisitions have been consistent with the levels assumed in pricing the transactions and consequently have not adversely affected the Company's liquidity or results of operations.

     In the fall of 1995, the Company began to market its new SPDA annuity products, including an MVA annuity product that provides for an adjustment to the accumulated value of the policy if it is surrendered during the surrender charge period. These new products are sold predominantly through networks of independent agents. For the year ended December 31, 1996, these new products accounted for $57.5 million of asset accumulation product deposits, of which $45.5 million was attributable to the new MVA annuity product. One network of independent agents accounted for approximately 75% of the deposits from these new products during 1996. The Company believes that it has a good relationship with this network.

     The following table sets forth for the periods indicated selected financial and statistical data concerning the Company's asset accumulation products:

                                                            YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1996        1995        1994
                                                        --------    --------    --------
                                                             (DOLLARS IN THOUSANDS)
    Asset accumulation product deposits:
      Annuities.......................................  $ 59,460    $ 13,580    $  7,142
      GICs(1).........................................        --          --       1,250
                                                        --------    --------    --------
              Total asset accumulation product
                deposits..............................  $ 59,460    $ 13,580    $  8,392
                                                        ========    ========    ========
    Policy count......................................    37,288      38,119      40,818
    Funds under management (at period end):
      Annuities.......................................  $689,952    $695,737    $773,300
      GICs(1).........................................     1,046      18,997     117,061
                                                        --------    --------    --------
              Total funds under management............  $690,998    $714,734    $890,361
                                                        ========    ========    ========

---------------
(1) The Company no longer actively markets its GIC product and the remaining contract matures in 1998.

     An SPDA provides for a single payment by an annuity holder to the Company, and the payment of interest by the Company at the applicable crediting rate. An FPA provides for periodic payments by an annuity holder to the Company, the timing and amount of which are at the discretion of the annuity holder, and the payment of interest by the Company at the applicable crediting rate. Interest credited on SPDAs and FPAs is not paid currently to the annuity holder but instead accumulates and is added to the annuity holder's account value. This accumulation is tax deferred. The crediting rate may be increased or decreased by the Company annually, typically on the policy anniversary, subject to specified guaranteed minimum crediting rates. Minimum guaranteed crediting rates currently range from 3.0% to 5.5%. Withdrawals may be made at any time, but some withdrawals may result in the assessment of surrender charges, market value adjustments, taxes, and/or tax penalties on the withdrawn amount.

     At December 31, 1996, annuity liabilities were composed of $492.6 million of SPDA liabilities and $197.4 million of FPA liabilities, for a total of $690.0 million of annuity liabilities with a weighted average crediting rate of 5.4%. Of these liabilities, $194.8 million were subject to surrender charges averaging 7.3% at December 31, 1996. Annuity liabilities not subject to surrender charges have been in force, on average, for 15 years.

     The Company prices its annuity products based on assumptions concerning prevailing and expected interest rates and other factors to achieve a positive difference, or spread, between its expected return on investments and the crediting rate. The Company achieves this spread by active portfolio management focusing on matching the durations of invested assets and related liabilities to minimize the exposure to fluctuations in market interest rates and by the adjustment of the crediting rate on its annuity products. In response to changes in interest rates, the Company increases or decreases the crediting rates on its annuity products. Although the Company believes that these strategies will continue to permit it to achieve a positive spread, a significant decline in the yield on the Company's investments could adversely affect the results of operations and financial condition of the Company.

     In light of the annuity holder's ability to withdraw funds and the volatility of market interest rates, it is difficult to predict the timing of the Company's payment obligations under its SPDAs and FPAs. Consequently, the Company maintains a portfolio of investments which are readily marketable and sufficient in management's judgment to satisfy liquidity requirements. See "-- Investments."

VARIABLE LIFE INSURANCE PRODUCTS

     In 1991, the Company introduced a variable flexible premium universal life insurance policy under which the related assets are segregated in a separate account not subject to claims of general creditors of the Company. Policyholders may elect to deposit amounts in the account from time to time, subject to underwriting limits and a minimum initial deposit of $1.0 million. At December 31, 1996, these deposits, excluding the Company's deposit, totaled $71.9 million. Pursuant to the investment option that is available to policyholders, the assets of the separate account have been invested with independent investment managers employing a variety of diversified investment strategies. Both the cash values and death benefits of these policies fluctuate according to the investment experience of the assets in the separate account; accordingly, the investment risk with respect to these assets is borne by the policyholders and any adverse investment experience with respect to these investments would not have a material adverse effect on the Company's results of operations and financial condition. The Company earns fee income from the separate account in the form of charges for management and other administrative fees. The Company reinsures risks in excess of $200,000 per individual under indemnity reinsurance arrangements with various reinsurance companies. See "-- Reinsurance."

UNDERWRITING PROCEDURES

     Premiums charged on insurance products are based in part on assumptions about the incidence and timing of insurance claims. The Company has adopted and follows detailed underwriting procedures designed to assess and qualify insurance risks before issuing policies to groups and individuals. To implement these procedures, the Company employs a professional underwriting staff.

     In underwriting group coverage, the Company focuses on the risk characteristics of the group to be insured as a whole. A prospective group is evaluated with particular attention paid to the claims experience of the group with prior carriers, the occupations of the insureds, the nature of the business of the group, the current economic outlook of the group in relation to others in its industry and of the industry as a whole, the appropriateness of the benefits or SIR applied for and income from other sources during disability. The Company's policies generally afford it the flexibility to adjust premiums charged annually to its policyholders in order to reflect emerging mortality or morbidity experience.

INVESTMENTS

     The Company's management of its investment portfolio is an important component of its profitability since a substantial portion of its operating income is generated from the difference between the yield achieved on invested assets and the interest credited on policyholder funds and reserves. The Company's overall investment strategy to achieve its objectives of safety and liquidity, while seeking the best available return, focuses on, among other things, managing the durations of the Company's interest-sensitive assets and liabilities and minimizing the Company's exposure to fluctuations in interest rates.

     At December 31, 1996, the Company's invested assets had an aggregate carrying value of $2,295.0 million. At December 31, 1996, 1995 and 1994, the Company's fixed maturity portfolio (including cash, cash equivalents and short-term investments), which represented 86.3%, 87.7% and 85.1%, respectively, of the Company's invested assets, had weighted average durations of 4.9 years,
3.9 years and 3.1 years, respectively, after giving effect to hedging activities. The extension in duration of the fixed portfolio in 1996 is related to the acquisition of long-duration insurance liabilities as a result of the SIG Merger.

     The following table sets forth at the dates indicated the carrying value of the Company's investment portfolio. For information regarding the composition and diversification of the Company's investment portfolio, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources-Investments" included herein and Notes A, C, D, J and O of the Notes to the Consolidated Financial Statements incorporated herein by reference.

                                                                   DECEMBER 31,
                                                     ----------------------------------------
                                                        1996           1995           1994
                                                     ----------     ----------     ----------
                                                              (DOLLARS IN THOUSANDS)
Fixed maturity securities:
  Available for sale:
     U.S. Government backed mortgage-backed
       securities..................................  $  289,460     $  363,365     $  265,868
     Other mortgage-backed securities..............     530,341        770,174        661,830
     U.S. Treasury and other U.S. Government
       guaranteed securities.......................     692,313        176,526        136,883
     Obligations of U.S. states, municipalities and
       political subdivisions......................     218,092         59,865         50,744
     Corporate securities..........................     129,038        136,060         95,965
     Other fixed maturity securities...............      32,268         48,293          4,587
                                                     ----------     ----------     ----------
          Total available for sale.................   1,891,512      1,554,283      1,215,877
                                                     ----------     ----------     ----------

  Held to maturity:
     U.S. Government backed mortgage-backed
       securities..................................          --             --        235,167
     Other mortgage-backed securities..............          --             --        155,374
     U.S. Treasury and other U.S. Government
       guaranteed securities.......................          --             --         64,290
                                                     ----------     ----------     ----------
          Total held to maturity...................          --             --        454,831
                                                     ----------     ----------     ----------
          Total fixed maturity securities..........   1,891,512      1,554,283      1,670,708
Equity securities..................................      74,018         27,949         14,049
Cash and cash equivalents..........................      89,711         16,685          1,443
Other investments..................................     239,766        192,614        278,954
                                                     ----------     ----------     ----------
          Total investments........................  $2,295,007     $1,791,531     $1,965,154
                                                     ==========     ==========     ==========

     The following table sets forth for the periods indicated the pretax investment results of the Company's investment portfolio:

                                                         YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                    1996           1995           1994
                                                 ----------     ----------     ----------
                                                          (DOLLARS IN THOUSANDS)
    Average investments(1)(2)..................  $1,823,223     $1,417,472     $1,625,179
    Net investment income(2)(3)................     154,750        117,112        106,576
    Weighted average annual yield(4)...........         8.5%           8.3%           6.6%
    Net realized investment (losses) gains.....  $   (2,651)    $      704     $   10,213

---------------
(1) Average investments are computed by dividing the total of the amortized cost of investments at the beginning of the period reduced by advances from the FHLB, reverse repurchase agreement liabilities and short securities positions plus the individual quarter-end balances by five and deducting one-half of net investment income.

(2)  The increases in 1996 reflect the impact of the SIG Merger.

(3) Consists principally of interest and dividend income less investment expenses.

(4) The weighted average annual yield on the Company's investment portfolio for each period is computed by dividing net investment income (exclusive of realized and unrealized gains and losses) by average investments for the period. See "Delphi Financial Group, Inc." for a discussion regarding the calculation of the weighted average annual yield.

REINSURANCE

     The Company participates in various reinsurance arrangements both as the ceding insurer and as the assuming insurer. Arrangements in which the Company is the ceding insurer afford various levels of protection against excessive loss by assisting the Company in diversifying its risks and by limiting its maximum loss on risks that exceed retention limits. Under indemnity reinsurance transactions in which the Company is the ceding reinsurer, the Company is exposed to a degree of risk if the assuming company becomes insolvent. To limit this risk, the Company reevaluates each of these reinsurance arrangements on a periodic basis focusing principally on the ratings and claims-paying abilities of the respective reinsurers.

     The Company cedes portions of the risks relating to its group employee benefit and variable life insurance products under indemnity reinsurance agreements with various unaffiliated reinsurers. The terms of these agreements, which are typical for agreements of this type, provide, among other things, for the automatic acceptance by the reinsurer of ceded risks in excess of the Company's retention limits stated in the agreements. The Company pays reinsurance premiums to these reinsurers which are, in general, based upon percentages of premiums received by the Company on the business reinsured less, in certain cases, ceding commissions and experience refunds paid by the reinsurer to the Company. These agreements are generally terminable at any time as to new risks by either the Company or the reinsurer on appropriate notice; however, termination does not affect risks ceded during the term of the agreement, which generally remain with the reinsurer, subject, in certain cases, to specified rights on the part of the Company to recapture these risks. All of the Company's significant reinsurers are rated "A-" (Excellent) or higher by A.M. Best. See Notes D and N of the Notes to the Consolidated Financial Statements incorporated herein by reference.

     As of December 31, 1996, reinsured amounts with the Company's reinsurers are as follows:

                                                                POLICY             AMOUNTS
                                                             RESERVES AND        RECOVERABLE
                                                PREMIUM      POLICYHOLDER      FROM REINSURERS
                                                INCOME     ACCOUNT BALANCES     FOR PAID AND
                                                 CEDED          CEDED           UNPAID CLAIMS
                                                -------    ----------------    ---------------
                                                            (DOLLARS IN THOUSANDS)
    Protective Life Insurance Company.........  $14,128        $132,499            $ 1,243
    Cologne Life Reinsurance Company..........       --          18,517              9,576
    TAURUS....................................   13,554              --                 --
    Sun Life Assurance of Canada..............    9,670          13,605              5,712
    All other reinsurers......................   24,164           6,344             22,119
                                                -------        --------            -------
              Total...........................  $61,516        $170,965            $38,650
                                                =======        ========            =======

     The Company currently participates as an assuming insurer in a number of reinsurance pools. These reinsurance pools generally are administered by TPAs or managing underwriters which underwrite risks, coordinate premiums charged and process claims. The Company has the right, generally exercisable annually, to terminate or change its participation in any of these pools as to new business. These reinsurance pools represented, in the aggregate, $53.0 million of premiums and policyholder fees and $48.9 million of benefits for the year ended December 31, 1996. The Company's five largest participations in these reinsurance pools represented $44.5 million of earned premiums and $41.7 million of benefits for the year ended December 31, 1996. The Company has also acquired blocks of annuity business through indemnity and assumption reinsurance agreements. See "-- Asset Accumulation Products."

LIFE AND ACCIDENT AND HEALTH INSURANCE RESERVES

     The Company carries as liabilities actuarially determined reserves to satisfy its life, accident and health and annuity policy and contract obligations. These reserves, together with premiums to be received on policies in force and interest thereon at certain assumed rates, are calculated to be sufficient to satisfy policy and contract obligations. The Company performs periodic studies to compare current experience for mortality, interest and lapse rates with expected experience in the reserve assumptions to determine future policy benefit reserves for these products. Differences are reflected currently in earnings for each period. The Company has not experienced significant adverse deviations from its assumptions.

     The life and accident and health insurance reserves carried in the Consolidated Financial Statements are calculated based on GAAP and differ from those reported by the Company for statutory financial statement purposes. These differences arise from the use of different mortality and morbidity tables and interest assumptions, the introduction of lapse assumptions into the reserve calculation and the use of the level-premium reserve method on all insurance business. See Note A of the Notes to Consolidated Financial Statements incorporated herein by reference for certain additional information regarding reserve assumptions under GAAP.

EXCESS WORKERS' COMPENSATION INSURANCE RESERVES

     The Company carries as liabilities actuarially determined reserves for anticipated claims and claim expenses for casualty insurance products. Reserves for claim expenses represent the estimated probable costs of investigating those claims and, when necessary, defending lawsuits in connection with those claims. Reserves for claims and claim expenses are estimated based on individual loss data, historical loss data and industry averages and indices and include amounts determined on the basis of individual and actuarially determined estimates of future losses. Therefore, the ultimate liability could deviate from the amounts currently reflected in the Consolidated Financial Statements incorporated herein by reference. Over 95% of these reserves relate to excess workers' compensation insurance, and the balance consists of reserves for excess unemployment compensation insurance, self-insurance bonds and an excess umbrella liability insurance product that was discontinued in 1985.

     Reserving practices under GAAP allow discounting of claim reserves related to excess workers' compensation losses to reflect the time value of money. Reserve discounting for these types of claims is common industry practice, and the discount factors used are less than the annual tax-equivalent investment yield earned by the Company on its invested assets. Reserves for claim expenses are not discounted.

     The following table provides a reconciliation of beginning and ending unpaid claims and claim expenses from March 5, 1996, the date of the SIG Merger, to December 31, 1996.

                                                                          PERIOD FROM MARCH 5 TO
                                                                             DECEMBER 31, 1996
                                                                          -----------------------
                                                                          (DOLLARS IN THOUSANDS)
Unpaid claims and claim expenses, beginning of period...................         $ 369,871
Provision for claims and claim expenses incurred in the current year....            28,290
Increase in estimated claims and claim expenses incurred in prior
  years.................................................................             7,358
                                                                                  --------
  Incurred claims and claim expenses during the current year............            35,648
                                                                                  --------
Deduct claims and claim expenses paid, occurring during:
  Current year..........................................................               249
  Prior years...........................................................            24,444
                                                                                  --------
          Total paid....................................................            24,693
                                                                                  --------
Unpaid claims and claim expenses, end of period.........................         $ 380,826
                                                                                  ========

     The increase in estimated claims and claim expenses incurred in prior years is primarily due to the accretion of interest on discounted claim reserves. The effects of the discount to reflect the time value of money of $164.0 million and $168.8 million at March 5, 1996, the date of the SIG Merger, and December 31, 1996, respectively, have been removed from the loss development table which follows in order to present the gross loss development.

                                                                       MARCH 5,   DECEMBER 31,
                                                                         1996         1996
                                                                       --------   ------------
                                                                       (DOLLARS IN THOUSANDS)
Reserve for unpaid claims and claim expenses.........................  $533,871     $549,653
Cumulative amount of liability paid:
  Period from March 5 to December 31, 1996...........................    24,444
Liability reestimated as of:
  December 31, 1996..................................................   524,423
Cumulative redundancy................................................     9,448

     The "Reserve for unpaid claims and claim expenses" line of the table shows the estimated reserve for unpaid claims and claim expenses recorded at the end of each of the periods indicated. These liabilities represent the estimated amount of losses and expenses for claims arising in the current year and all prior years that are unpaid at the end of each period. The "Cumulative amount of liability paid" line of the table represents the cumulative amounts paid with respect to the liability previously recorded as of the end of each succeeding period. The "Liability reestimated" line of the table shows the reestimated amount relating to the previously recorded liability and is based upon experience as of the end of each succeeding period. This estimate is either increased or decreased as additional information about the frequency and severity of claims for each period becomes available and is reviewed. The Company periodically reviews the estimated reserves for claims and claim expenses and any changes are reflected currently in earnings for each period. The Company has not experienced significant adverse deviations from its assumptions. The "Cumulative redundancy" line of the table represents the aggregate change in the estimated claim reserve liabilities over the prior period.

     The excess workers' compensation insurance reserves carried in the Consolidated Financial Statements are calculated in accordance with GAAP and, excluding the effects of reinsurance, are approximately $26.0 million less than those reported by the Company for statutory financial statement purposes at December 31, 1996. This difference is primarily due to the use of different discount factors under GAAP and SAP. See Note A of the Notes to Consolidated Financial Statements incorporated herein by reference for certain additional information regarding reserve assumptions under GAAP.

COMPETITION

     The insurance industry is highly competitive. The Company competes with numerous other insurance and financial services companies both in connection with sales of insurance and asset accumulation products and in acquiring blocks of business. Many of these organizations have substantially greater asset bases, higher ratings from ratings agencies, larger and more diversified portfolios of insurance products and larger agency sales operations. Competition in asset accumulation product markets is also encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries marketing alternative savings products, such as mutual funds, traditional bank investments and retirement funding alternatives.

     The Company believes that its reputation in the marketplace, quality of service and investment returns have enabled it to compete effectively for new insurance business in its targeted markets. The Company reacts to changes in the marketplace generally by focusing on products with adequate margins and attempting to avoid those with low margins. The Company believes that its smaller size, relative to some of its competitors, enables it to more easily tailor its products to the demands of customers.

REGULATION

     The Company's insurance subsidiaries are highly regulated by state insurance authorities in the states in which they are domiciled and the other states in which they conduct business. These regulations, among other things, limit the amount of dividends and other payments that can be made by the Company's insurance subsidiaries without prior regulatory approval and impose restrictions on the amount and type of investments these subsidiaries may have. These regulations also affect many other aspects of the Company's insurance subsidiaries' business, including, for example, RBC requirements, various reserve requirements and the terms and conditions and manner of sale and marketing of the these subsidiaries' insurance products. These regulations are intended to protect policyholders rather than investors. The Company's insurance subsidiaries are required under these regulations to file detailed annual reports with the supervisory agencies in the various states in which they do business, and their business and accounts are subject to examination at any time by these agencies. Under state insurance laws and the rules of the National Association of Insurance Commissoners ("NAIC"), the Company's insurance subsidiaries may be examined periodically, usually at three- to five-year intervals, by the supervisory agencies of the states in which they do business. To date, no examinations have produced any significant adverse findings or adjustments.

     The ability of the Company to receive dividends from its insurance subsidiaries is governed by the insurance laws of the subsidiaries' respective states of domicile. These insurance laws require, among other things, that the statutory surplus of the domiciled insurance company, following any dividend or distribution, be reasonable in relation to its outstanding liabilities and adequate to its financial needs, as determined under standards contained therein. The insurance commissioners of these states may bring an action to enjoin or rescind the payment of a dividend or distribution by an insurer domiciled in its state that would cause the insurer's statutory surplus to be unreasonable or inadequate under this standard. For further information on state limitations on dividends by insurers, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- General" herein and Note K of the Notes to the Consolidated Financial Statements incorporated herein by reference.

     From time to time, increased scrutiny has been placed upon the insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance companies. In addition to legislative initiatives of this type, the NAIC and insurance regulators have been and are involved in a process of reexamining existing laws and their application to insurance companies. In particular, this reexamination has focused on insurance company investment and solvency issues and, more recently, issues relating to the manner in which insurance products are sold and marketed. In some instances, it has resulted in new interpretations of existing law, the development of new laws and the implementation of nonstatutory guidelines. These developments may impact, among other things, the structure of insurance company investment portfolios and the earnings thereon. In addition, the NAIC is currently in the process of comprehensively codifying (and, in certain respects, revising) SAP, which process, when complete, may affect the manner in which insurance companies, including the Company's insurance subsidiaries, report their statutory financial condition and operating results. It is not possible to predict the future impact of changing regulation or accounting practices on the operations of the Company and its insurance subsidiaries.

     The NAIC's risk-based capital ("RBC") requirements for insurance companies take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to the insurer's business and specify varying degrees of regulatory action to occur to the extent that an insurer does not meet the specified RBC thresholds, with increasing degrees of regulatory scrutiny or intervention provided for companies in categories of lesser RBC compliance. The Company believes that its insurance subsidiaries are adequately capitalized under the RBC requirements and that the thresholds will not have any significant regulatory effect on the Company. However, were the insurance subsidiaries' RBC position to decline in the future, the insurance subsidiaries' continued ability to pay dividends and the degree of regulatory supervision or control to which they are subjected may be affected.

     The Company's insurance subsidiaries can also be required, under solvency or guaranty laws of most states in which they do business, to pay assessments to fund policyholder losses or liabilities of insurance companies that become insolvent. These assessments may be deferred or forgiven under most solvency or guaranty laws if they would threaten an insurer's financial strength and, in most instances, may be offset against future state premium taxes. The amount of any future assessments under these laws cannot reasonably be estimated and thus is not included in the Company's reserves, although none of the Company's insurance subsidiaries has ever incurred any significant costs of this nature.

     The federal government currently does not directly regulate the insurance business. However, federal legislation and administrative policies in a number of areas, such as pension regulation, age, sex and disability-based discrimination, financial services regulation and federal taxation, can significantly affect the insurance business.

     From time to time, federal legislative proposals have been made that would, if enacted, have an adverse impact on the federal income tax treatment of certain annuity contracts. There can be no assurance that such legislation will not be adopted in the future. Any legislation adopted, depending on its nature, could have a positive or adverse effect on the persistency of the Company's SPDAs and FPAs and the Company's ability to market or acquire additional blocks of these types of products.

EMPLOYEES

     The Company and its subsidiaries employed 514 persons at December 31, 1996. The Company believes that it enjoys good relations with its employees.

OTHER SUBSIDIARIES

     The Company conducts certain of its investment management activities through its wholly-owned subsidiary, DCM, and makes certain investments, including certain of its balances with independent investment managers, through other wholly-owned non-insurance subsidiaries.

OTHER TRANSACTIONS

     On February 23, 1993, the Company entered into an $85.0 million revolving credit facility with a group of institutional lenders and used a portion of the facility to refinance a term loan with an institutional lender. Beginning in July 1993, the Company implemented a recapitalization plan (the "Recapitalization") designed to enhance its financial condition by increasing shareholders' equity, reducing leverage and decreasing interest expense. In addition, the Recapitalization was designed to increase the liquidity of the Company's Class A Common Stock. The first step of the Recapitalization occurred in July 1993 and included (i) increasing the principal amount available under the Credit Agreement from $85.0 million to $120.0 million and (ii) using $30.0 million of the additional available funds to redeem $29.0 million aggregate principal amount of the Company's 11 3/4% Senior Subordinated Debentures due 1999 (the "Senior Subordinated Debentures") at 103.42% of par value. In October 1993, the Company completed the second step of the Recapitalization, which included (i) the public offering of $85.0 million of the Senior Notes, for net proceeds of $82.4 million and (ii) the public offering of 3.3 million shares of Class A Common Stock (of which 1.2 million shares were sold by selling shareholders) for net proceeds to the Company of $35.8 million. The Recapitalization was completed in November 1993, when the Company redeemed all of the remaining $87.8 million par value Senior Subordinated Debentures at 103.42% of par value.

     In July 1994, the Company's shelf registration statement was declared effective by the Securities and Exchange Commission. The shelf registration statement provides for the sale, from time to time, of up to $49.2 million of securities (after giving effect to the offering being made hereby).

     In December 1995, the Company and its existing lenders, along with additional lenders, agreed to amend and restate the terms of the Credit Agreement to increase the maximum amount available under the facility at any one time to $200.0 million. Of the total facility, $98.0 million is restricted for use in connection with, among other things, acquisitions or the redemption of the SIG Senior Notes.

     On March 5, 1996, SIG was merged into the Company for consideration of approximately $54.5 million of cash, net of approximately $1.0 million payable upon the exercise of certain SIG stock options, which was funded from additional borrowings under the Credit Agreement, and approximately 5.2 million shares of the Company's Class A Common Stock, including shares of Class A Common Stock reserved for issuance upon the exercise of stock options of SIG assumed by the Company in connection with the merger, plus additional contingent consideration of up to $20.0 million. The contingent consideration will be payable in shares of the Company's Class A Common Stock or, at the option of the Company, in cash. No contingent consideration is due unless SIG's cumulative net income exceeds $41.8 million for the two years ending December 31, 1997, $62.6 million for the three years ending December 31, 1998, or $83.5 million for the four years ending December 31, 1999, and the maximum amount is triggered at cumulative net income levels of $75.3 million for the three-year period or $104.4 million for the four-year period. The Company also assumed $45.0 million of the SIG Senior Notes.

     The Company discontinued its long-term care insurance business during 1996. This is expected to be accomplished by means of a sale, which is intended to be consummated by mid-1997. This business was purchased in December 1994 and was expected to become a significant part of the Company's operations. The Company exited this business due to its continued losses attributable to lower than expected sales and profit levels and decided to concentrate its resources on other opportunities such as product and distribution enhancements for the Company's group employee benefit products. The discontinuance of this business is not expected to have a material effect on the Company's financial condition or liquidity in the future.

     On August 30, 1996, the Company's Board of Directors declared a 20% stock dividend distributed on September 30, 1996 to stockholders of record on September 16, 1996. Results per share and applicable share amounts for prior periods have been restated to reflect the stock dividend.

     In December 1996, the Company and its existing lenders agreed to amend and restate the terms of the Credit Agreement to, among other things, reduce the Company's borrowing costs. Under the amended terms, the maximum amount available will be reduced incrementally over a four and one-half year period beginning in October 1999.

                                   MANAGEMENT

EXECUTIVE OFFICERS OF DFG, RSLIC AND SNCC

     The table below presents certain information concerning each of the executive officers of DFG, RSLIC and SNCC.

            NAME               AGE                           POSITION
-----------------------------  ---   ---------------------------------------------------------
Robert Rosenkranz............  54    Director of DFG; Chairman of the Board, President and
                                     Chief Executive Officer of DFG; Chairman of the Board of
                                     RSLIC
Charles P. O'Brien...........  60    Director of DFG; President and Chief Executive Officer of
                                     RSLIC
Robert M. Smith, Jr. ........  45    Director and Vice President of DFG
Thomas A. Sullivan...........  56    Director of DFG; President of DCM
B.K. Werner..................  63    Director of DFG; Chairman of the Board and Chief
                                     Executive Officer of SNCC
Chad W. Coulter..............  34    Assistant Secretary of DFG; Vice President, Secretary and
                                     General Counsel of RSLIC
Jane R. Dunlap...............  64    Vice President and Treasurer of DFG; Vice President,
                                     Finance of RSLIC
Wayne M. Benseler............  47    Vice President and Chief Actuary of RSLIC
Lawrence E. Daurelle.........  45    Vice President and Treasurer of RSLIC
Christopher A. Fazzini.......  34    Vice President -- Sales and Marketing of RSLIC

     Mr. Rosenkranz has served as the President and Chief Executive Officer of DFG since May 1987 and has served as Chairman of the Board of Directors of DFG since April 1989. He is also Chairman of the Board of RSLIC, First Reliance Standard Life Insurance Company ("FRSLIC") and RSLIC-Texas and serves on the Board of Directors of SNCC. Mr. Rosenkranz, by means of beneficial ownership of the corporate general partner of Rosenkranz & Company, an irrevocable proxy and direct or beneficial ownership, has the power to vote all of the outstanding shares of Class B Common Stock, which represents 82% of the voting power of the Company's common stock on a fully diluted basis as of February 21, 1997.

     Mr. O'Brien has served as a Director of DFG since November 1987. Since August 1976, Mr. O'Brien has served as President, Chief Executive Officer and a Director of RSLIC. Mr. O'Brien also serves as President and Chief Executive Officer and a Director of RSLIC-Texas and FRSLIC and as a Director of SNCC.

     Mr. Smith has served as Vice President of DFG and as Vice President of DCM since July 1994 and as a Director of DFG since January 1995. Mr. Smith also serves as a Director of RSLIC-Texas, RSLIC, FRSLIC and SNCC. Prior to March 1994, Mr. Smith was Director, Investment Banking for Merrill Lynch & Company in New York, New York.

     Mr. Sullivan has served as a Director of DFG since July 1991. He became President of DCM and a limited partner in Rosenkranz & Company in July 1991. Prior to that, he served as Chief Investment Officer of Delphi Capital Management, Inc. ("DCM") from January 1990 to July 1991, and as Chief Investment Officer of DFG from November 1987 to December 1989. Since April 1987, Mr. Sullivan has been owner of MMS Advisors, a commodity trading advisory company.

     Mr. Werner was elected a Director of DFG upon the SIG Merger. He has served as Chairman of the Board of SNCC since June 1987 and as Chief Executive Officer since June 1990. Mr. Werner has served as a Director of and has been employed in various capacities by SNCC since 1959.

     Mr. Coulter has served as Vice President, Secretary and General Counsel of RSLIC, FRSLIC and RSLIC-Texas since February 1994. Mr. Coulter has also served as Assistant Secretary of DFG since March 1994. From January 1991 to February 1994, he was employed in various capacities by RSLIC. Prior to January 1991, Mr. Coulter was an associate with the law firm of Morris, Nichols, Arsht & Tunnell in Wilmington, Delaware.

     Ms. Dunlap has served as Vice President of DFG since April 1989 and Treasurer of the Company since April 1988. She has been Vice President, Finance of RSLIC since March 1984, Vice President, Finance of FRSLIC since April 1987, and Vice President, Finance of RSLIC-Texas since November 1987. Ms. Dunlap has been employed in various capacities by RSLIC since August 1975.

     Mr. Benseler has served as Vice President and Chief Actuary of RSLIC and FRSLIC since August 1986 and as Vice President and Chief Actuary of RSLIC-Texas since November 1987. He has been employed in various capacities by RSLIC since February 1980.

     Mr. Daurelle has served as Vice President and Treasurer of RSLIC, FRSLIC and RSLIC-Texas since May 1995. From October 1994 to April 1995, he was Senior Vice President and Chief Financial Officer for Mutual Assurance Company, and from September 1993 to October 1994 he was Senior Vice President, Strategic Planning for The Fidelity Mutual Life Insurance Company. Prior to September 1993, Mr. Daurelle was Vice President of United Pacific Life Insurance Company.

     Mr. Fazzini has served as Vice President -- Sales and Marketing of RSLIC since November 1996. He has been employed in various capacities by RSLIC since July 1984.

OTHER KEY EMPLOYEES

     Harold F. Ilg; age 49; Vice Chairman of the Board of SNCC. Mr. Ilg has been associated with SIG for over 18 years starting in 1978.

     Terrence T. Schoeninger; age 49; President of SNCC. Mr. Schoeninger has been associated with SNCC for over 17 years, since 1979.

     Mark A. Wilhelm; age 43; Senior Vice President of Underwriting of SNCC. Mr. Wilhelm has been associated with SNCC for 19 years, since 1977.

     Gerald R. Scott; age 45; Senior Vice President of Claims of SNCC. Mr. Scott has been associated with SNCC for 13 years, since 1983.

     Duane A. Hercules; age 37; Senior Vice President of Finance and Treasurer of SNCC. Mr. Hercules has been associated with SNCC for over 12 years, since 1984.

                  CERTAIN TERMS OF SERIES A CAPITAL SECURITIES

     The following summary of certain terms and provisions of the Series A Capital Securities supplements the description of the terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the heading "Delphi Funding L.L.C. -- DF Preferred Securities," to which description reference is hereby made. The Series A Capital Securities constitute "DF Preferred Securities" as such term is used in the Prospectus. This summary of certain terms and provisions of the Series A Capital Securities, which describes the material provisions thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the L.L.C. Agreement, to which reference is hereby made. The form of the L.L.C. Agreement will be filed as an exhibit to a Current Report on Form 8-K.

GENERAL

     Pursuant to the terms of the L.L.C. Agreement, Delphi Funding will issue the Series A Capital Securities and the Series A Common Securities. The Series A Capital Securities will be limited to $100,000,000 aggregate Liquidation Amount outstanding. The Series A Capital Securities represent preferred limited liability company interests in Delphi Funding and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Series A Common Securities of Delphi Funding, as well as other benefits as described in the L.L.C. Agreement; otherwise, the Series A Capital Securities will rank pari passu, and payments will be made thereon pro rata, with the Series A Common Securities. See "-- Subordination of Series A Common Securities." Legal title to the Series A Subordinated Debentures will be held by Delphi Funding. Delphi Funding is and will be managed by the Managing Member at all times while the Series A Capital Securities are outstanding. Holders of Series A Capital Securities will not have the right to remove or replace the Managing Member. The Series A Guarantee will be a guarantee on a subordinated basis with respect to the Capital Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the Series A Capital Securities when Delphi Funding does not have funds on hand available to make such payments. See "Certain Terms of Series A Guarantee."

DISTRIBUTIONS

     Distributions on each Series A Capital Security will be payable at the annual rate of 9.31% of the stated Liquidation Amount of $1,000, payable semi-annually in arrears on March 25 and September 25 of each year, to the holders of the Series A Capital Securities on the relevant record dates. The record dates for the Series A Capital Securities will be, for so long as the Series A Capital Securities remain in book-entry form, one Business Day (as defined in the L.L.C. Agreement) prior to the relevant Distribution payment date and, in the event the Series A Capital Securities are not in book-entry form, fifteen days prior to the relevant Distribution payment date. Distributions on the Series A Capital Securities will be cumulative. Distributions will accumulate from the date of original issuance. The first Distribution payment date for the Series A Capital Securities will be September 25, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Series A Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable.

     So long as no event of default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer payment of interest on the Series A Subordinated

Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Series A Subordinated Debentures. As a consequence of any such deferral of interest payments by the Company, semi-annual Distributions on the Series A Capital Securities by Delphi Funding will also be deferred during any such Extension Period. Distributions to which holders of the Series A Capital Securities are entitled will accumulate additional Distributions thereon at the rate per annum of 9.31% thereof, compounded semi-annually from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other series of Subordinated Debt Securities) that rank pari passu with or junior in interest to the Series A Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Series A Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Series A Guarantee and (d) purchases of common stock related to the issuance of common stock or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" for purposes of a registration of shares for an employee benefit plan of the Company, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction that was entered into prior to the commencement of such Extension Period). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Series A Subordinated Debentures, provided that no Extension Period may exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Series A Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 9.31%, compounded semi-annually, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period. There is no limitation on the number of times that the Company may elect to begin a new Extension Period. See "Certain Terms of Series A Subordinated Debentures -- Option to Defer Interest Payments" and "Certain Federal Income Tax Considerations -- Potential Deferral of Interest Payments."

     The revenue of Delphi Funding available to holders of its Series A Capital Securities will be limited to payments under the Series A Subordinated Debentures. See "Certain Terms of Series A Subordinated Debentures." If the Company does not make interest payments on the Series A Subordinated Debentures, Delphi Funding will not have funds to pay Distributions on the Series A Capital Securities. The payment of Distributions (if and to the extent Delphi Funding has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Certain Terms of Series A Guarantee."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series A Subordinated Debentures.

REDEMPTION

     Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of the Series A Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by Delphi Funding to redeem a Like Amount (as defined below) of the Series A Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption (provided no such notice need be given for any redemption on the Stated Maturity), at a redemption price, with respect to the Series A Capital Securities (the "Redemption Price"), equal to the aggregate Liquidation Amount of such Series A Capital Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Series A Subordinated Debentures. See "Certain Terms of Series A Subordinated Debentures -- Redemption." If less than all of the Series A Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption, including any premium paid by the Company, shall be allocated to the redemption pro rata of the Series A Capital Securities and the Series A Common Securities.

     Optional Redemption. The Company has the right to redeem the Series A Subordinated Debentures (i) on or after March 25, 2007, in whole at any time or in part from time to time or (ii) at any time following a Tax Event, in certain circumstances as described under "Certain Terms of Series A Subordinated Debentures -- Conditional Right to Shorten Maturity or Redeem upon a Tax Event," in whole (but not in part) within 90 days following the occurrence of a Tax Event. A redemption of the Series A Subordinated Debentures would cause a mandatory redemption of a Like Amount (as defined below) of the Series A Capital Securities and Series A Common Securities.

     The Redemption Price, in the case of a redemption under (i) above, shall equal the following prices expressed in percentages of the Liquidation Amount together with accrued Distributions to but excluding the Redemption Date. If redeemed during the 12-month period beginning March 25:

                                                                              REDEMPTION
                                      YEAR                                      PRICE
    ------------------------------------------------------------------------  ----------
    2007....................................................................    104.6550%
    2008....................................................................    104.1895
    2009....................................................................    103.7240
    2010....................................................................    103.2585
    2011....................................................................    102.7930
    2012....................................................................    102.3275
    2013....................................................................    101.8620
    2014....................................................................    101.3965
    2015....................................................................    100.9310
    2016....................................................................    100.4655

and at 100% on or after March 25, 2017.

     The Redemption Price, in the case of a redemption following a Tax Event as described under (ii) above, shall equal for each Series A Capital Security the Make-Whole Amount for a corresponding $1,000 principal amount of Series A Subordinated Debentures together with accrued Distributions to but excluding the Redemption Date. The "Make-Whole Amount" shall be equal to the greater of (i) 100% of the principal amount of such Series A Subordinated Debentures or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the principal amount and premium payable as part of the Redemption Price with respect to an optional redemption of such Series A Subordinated Debentures on March 25, 2007, together with scheduled payments of interest from the Redemption Date to March 25, 2007 (the "Remaining Life"), in each case discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate (as defined below).

     "Adjusted Treasury Rate" means, with respect to any Redemption Date, the Treasury Rate (as defined below) plus (i) 2.00% if such Redemption Date occurs on or before March 25, 1998 or (ii) 0.50% if such Redemption Date occurs after March 25, 1998.

     "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

     "Comparable Treasury Issue" means with respect to any Redemption Date the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after March 25, 2007, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

     "Quotation Agent" means Goldman, Sachs & Co. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Comparable Treasury Price" means (A) the average of five Reference Treasury Dealer Quotations (as defined below) for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Debenture Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer (as defined below) and any Redemption Date, the average, as determined by the Debenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Debenture Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     "Reference Treasury Dealer" means (i) the Quotation Agent and (ii) any other Primary Treasury Dealer selected by the Debenture Trustee after consultation with the Company.

     "Like Amount" means (i) with respect to a redemption of Series A Securities, Series A Securities having a Liquidation Amount equal to that portion of the principal amount of Series A Subordinated Debentures to be contemporaneously redeemed or which will contemporaneously mature in accordance with the Indenture, allocated to the Series A Common Securities and to the Series A Capital Securities pro rata based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Series A Securities, and (ii) with respect to a distribution of Series A Subordinated Debentures to holders of Series A Securities in exchange therefor in connection with a dissolution or liquidation of Delphi Funding, Series A Subordinated Debentures having a principal amount equal to the Liquidation Amount of the

Series A Securities of the holder to whom such Series A Subordinated Debentures would be distributed.

     "Liquidation Amount" means the stated amount of $1,000 per Series A
Security.

     A "Tax Event" means, with respect to Series A Subordinated Debentures held by Delphi Funding, the receipt by Delphi Funding of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Series A Capital Securities under the L.L.C. Agreement, there is more than an insubstantial risk that (i) Delphi Funding is, or will be within 90 days of the date of such opinion, taxable as a corporation for United States federal income tax purposes or is otherwise subject to United States federal income tax with respect to income received or accrued on the Series A Subordinated Debentures, (ii) interest payable by the Company on the Series A Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) Delphi Funding is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. With respect to Series A Subordinated Debentures which are no longer held by Delphi Funding, "Tax Event" means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of the Series A Subordinated Debentures under the Indenture, there is more than an insubstantial risk that interest payable by the Company on the Series A Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes (each of the circumstances referred to in clauses (i), (ii) and (iii) of the preceding sentence and the circumstances referred to in this sentence being referred to herein as an "Adverse Tax Consequence").

     See "Certain Federal Tax Law Considerations -- Possible Tax Law Changes Affecting the Series A Capital Securities" for a discussion of certain budget proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to shorten the Stated Maturity of the Series A Subordinated Debentures or cause a redemption of the Series A Capital Securities prior to March 25, 2007.

REDEMPTION PROCEDURES

     The Series A Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Series A Subordinated Debentures. Redemptions of the Series A Capital Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that Delphi Funding has funds on hand available for the payment of such Redemption Price and shall be subject to the rights of creditors under applicable law. See also "-- Subordination of Series A Common Securities."

     If Delphi Funding gives a notice of redemption in respect of the Series A Capital Securities, which are in book-entry form then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, Delphi Funding will deposit irrevocably with the depository funds sufficient to pay the applicable Redemption Price and will give the depository irrevocable instructions and authority to pay the Redemption Price to the holders of such Series A Capital Securities. See "Book-Entry Issuance." If such Series A Capital Securities are no longer in book-entry form, Delphi Funding, to the extent funds are available, will irrevocably deposit with the paying agent for the Series A Capital Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Series A Capital Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Series A Capital Securities called for redemption shall be payable to the holders of such Series A Capital Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Series A Capital Securities so called for redemption will cease, except the right of the holders of such Series A Capital Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Series A Capital Securities will cease to be outstanding. In the event that any date fixed for redemption of Series A Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Capital Securities called for redemption is improperly withheld or refused and not paid either by Delphi Funding or by the Company pursuant to the Series A Guarantee as described under "Certain Terms of Series A Guarantee," Distributions on such Series A Capital Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by Delphi Funding for such Series A Capital Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Series A Capital Securities by tender, in the open market or by private agreement.

     Payment of the Redemption Price on the Series A Capital Securities shall be made to the applicable recordholders thereof as they appear on the register for the Series A Capital Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date; provided, however, that in the event that any Series A Capital Securities are not in book-entry form, the relevant record date for such Series A Capital Securities shall be 15 days prior to the Redemption Date or liquidation date, as applicable.

     If less than all of the Series A Capital Securities and Series A Common Securities issued by Delphi Funding are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Series A Capital Securities and Series A Common Securities to be redeemed shall be allocated pro rata to the Series A Capital Securities and the Series A Common Securities based upon the relative Liquidation Amounts of such classes. The particular Series A Capital Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Managing Member from the outstanding Series A Capital Securities not previously called for redemption, by such method as the Managing Member shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of the Liquidation Amount of Series A Capital Securities of a denomination larger that $1,000. The Managing Member shall promptly notify the registrar in writing of the Series A Capital Securities selected for redemption and, in the case of any Series A Capital Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the L.L.C. Agreement, unless the context otherwise requires, all provisions relating to the redemption of the Series A Capital Securities shall relate, in the case of any Series A Capital

Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Series A Capital Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Series A Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Series A Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Series A Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the Series A Capital Securities or portions thereof) called for redemption.

SUBORDINATION OF SERIES A COMMON SECURITIES

     Payment of Distributions on, and the Redemption Price of, the Series A Capital Securities and Series A Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Series A Capital Securities and Series A Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, Series A Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of Series A Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Series A Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Series A Capital Securities then called for redemption, shall have been made or provided for, and all funds available to Delphi Funding shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Series A Capital Securities then due and payable.

LIQUIDATION OF DELPHI FUNDING AND DISTRIBUTION OF SERIES A SUBORDINATED DEBENTURES TO HOLDERS

     The Company will have the right at any time to dissolve Delphi Funding and, after satisfaction of the liabilities to creditors of Delphi Funding as provided by applicable law, cause the Series A Subordinated Debentures to be distributed to the holders of the Series A Capital Securities in exchange therefor upon liquidation of Delphi Funding.

     Pursuant to the L.L.C. Agreement, Delphi Funding shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the holders of the Series A Common Securities; (ii) upon receipt by the Managing Member of written notice from the Company, directing the Managing Member to dissolve Delphi Funding; (iii) redemption of all of the Series A Capital Securities as described under "-- Redemption -- Mandatory Redemption"; and (iv) the entry of an order for the dissolution of Delphi Funding by a court of competent jurisdiction.

     If an early dissolution occurs as described in clause (i), (ii) or (iv) above, Delphi Funding shall be liquidated by the Managing Member as expeditiously as the Managing Member determines to be possible by distributing, after satisfaction of liabilities to creditors of Delphi Funding as provided by applicable law, to the holders of Series A Securities in exchange therefor a Like Amount of the Series A Subordinated Debentures, unless such distribution is determined by the Managing Member not to be practical, in which event such holders will be entitled to receive out of the assets of Delphi Funding available for distribution to holders, after satisfaction of liabilities to creditors of Delphi Funding as provided by applicable law, an amount equal to, in the case of holders of Series A Capital Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because Delphi Funding has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Delphi Funding on the Series A Capital Securities shall be paid on a pro rata basis. The holders of the Series A Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Series A Capital Securities, except that if a Debenture Event of Default has occurred and is continuing, the Series A Capital Securities shall have a priority over the Series A Common Securities.

     After the liquidation date fixed for any distribution of the Series A Subordinated Debentures, the Series A Securities will no longer be deemed to be outstanding and DTC or its nominee, as the registered holder of the Series A Capital Securities, will receive a registered global certificate or certificates representing the Series A Subordinated Debentures to be delivered upon such distribution with respect to Series A Capital Securities held by the depository or its nominee. Any certificates representing the Series A Securities not held by the depository or its nominee will be deemed to represent the Series A Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Series A Securities, and accruing interest at the rate provided for in the Series A Subordinated Debentures from the last Distribution Date on which a Distribution was made on such Series A Securities, until such certificates are presented to the security registrar for the Series A Securities for transfer or reissuance.

     If the Company does not redeem the Series A Subordinated Debentures prior to maturity and Delphi Funding is not liquidated and the Series A Subordinated Debentures are not distributed to holders of the Series A Capital Securities, the Series A Capital Securities will remain outstanding until the repayment of the Series A Subordinated Debentures and the distribution of the Liquidation Distribution of the holders of the Series A Capital Securities.

     Under current United States federal income tax law and interpretations, a distribution of Series A Subordinated Debentures in exchange for the Series A Capital Securities will not be a taxable event to holders of the Series A Capital Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Series A Capital Securities. See "Certain Federal Income Tax Considerations -- Exchange of Series A Capital Securities for Series A Subordinated Debentures."

     If Delphi Funding is dissolved and the Series A Subordinated Debentures are distributed to holders of the Series A Capital Securities in exchange therefor upon liquidation of Delphi Funding, the Company shall continue to have the right to shorten the maturity of or to redeem the Series A Subordinated Debentures in certain circumstances upon the occurrence of a Tax Event, as described under "Certain Terms of Series A Subordinated Debentures -- Conditional Right to Shorten Maturity or Redeem upon a Tax Event."

     There can be no assurance as to the market prices for the Series A Capital Securities or the Series A Subordinated Debentures that may be distributed in exchange for Series A Capital Securities if a dissolution and liquidation of Delphi Funding were to occur. Accordingly, the Series A Capital Securities that an investor may purchase, or the Series A Subordinated Debentures that the investor may receive on dissolution and liquidation of Delphi Funding, may trade at a discount to the price that the investor paid to purchase the Series A Capital Securities offered hereby.

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under the L.L.C. Agreement with respect to the Series A Capital Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of a Debenture Event of Default under the Indenture (see "Certain Terms of Series A Subordinated Debentures -- Debenture Events of Default"); or

          (ii) default by Delphi Funding in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          (iii) default by Delphi Funding in the payment of any Redemption Price of any Series A Security when it becomes due and payable; or

          (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Managing Member in the L.L.C. Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the defaulting Managing Member by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Series A Capital Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the L.L.C. Agreement; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Managing Member.

     Within five Business Days after the occurrence of any Event of Default actually known to the Managing Member, the Managing Member shall transmit notice of such Event of Default to the holders of Series A Capital Securities and the Company, unless such Event of Default shall have been cured or waived. The Managing Member is required to file annually with Delphi Funding a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the L.L.C. Agreement.

     If a Debenture Event of Default has occurred and is continuing, the Series A Capital Securities shall have a preference over the Series A Common Securities as described above. See "-- Subordination of Series A Common Securities" and "-- Liquidation of Delphi Funding and Distribution of Series A Subordinated Debentures to Holders." The existence of an Event of Default does not entitle the holders of Series A Capital Securities to accelerate the maturity thereof.

RESIGNATION AND REPLACEMENT OF MANAGING MEMBER

     The Managing Member shall have no right to resign from Delphi Funding. Holders of the Series A Capital Securities shall not have the right to vote to appoint, remove or replace the Managing Member.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF DELPHI FUNDING.

     Delphi Funding may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. Delphi Funding may, at the request of the Company, with the consent of the Managing Member and without the consent of the holders of the Series A Capital Securities, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a limited liability company organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of Delphi Funding with respect to the Series A Capital Securities or (b) substitutes for the Series A Capital Securities other securities having substantially the same rights, powers, privileges and other terms as the Series A Capital Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Series A Capital Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Managing Member expressly appoints the managing members of such successor entity possessing the same powers and duties as the Managing Member, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notifications of issuance, on any national securities exchange or automated quotation system on which the Series A Capital Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Series A Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization which gives ratings on the Series A Capital Securities, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Series A Capital Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of Delphi Funding, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Managing Member has received an opinion from independent counsel to Delphi Funding experienced in such matters to the effect that such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Series A Capital Securities (including any Successor Securities) in any material respect, and (viii) the Company or any permitted successor or assignee owns all of the Series A Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Series A Guarantee. Notwithstanding the foregoing, Delphi Funding shall not, except with the consent of holders of 100% in Liquidation Amount of the Series A Capital Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Delphi Funding or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF L.L.C. AGREEMENT

     Except as provided below and under "Certain Terms of Series A
Guarantee -- Amendments and Assignment" and as otherwise required by law and the L.L.C. Agreement, the holders of the Series A Capital Securities will have no voting rights.

     The L.L.C. Agreement may be amended from time to time by the Managing Member without the consent of the holders of the Series A Capital Securities (i) to cure any ambiguity, correct or supplement any provisions in the L.L.C. Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the L.L.C. Agreement, which shall not be inconsistent with the other provisions of the L.L.C. Agreement, (ii) to modify, eliminate or add to any provisions of the L.L.C. Agreement to such extent as shall be necessary to ensure that Delphi Funding will not be taxable as a corporation for United States federal income tax purposes at all times that any Series A Securities are outstanding or (iii) to modify, eliminate or add to any provisions of the L.L.C. Agreement to such extent as shall be necessary to meet the requirements of any national securities exchange or automated quotation system on which the Company seeks to list the Series A Capital Securities; provided, however, that in the case of any of clause (i), clause (ii) or clause (iii), such action shall not adversely affect in any material respect the interests of any holder of Series A Capital Securities, and any amendments of the L.L.C. Agreement shall become effective when notice thereof is given to the holders of Series A Securities. The L.L.C. Agreement may be amended by the Managing Member with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Series A Securities, and (ii) receipt by Delphi Funding of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Managing Member in accordance with such amendment will not cause Delphi Funding to be taxable as a corporation for United States federal income tax purposes, provided that without the consent of each holder of Series A Securities, the L.L.C. Agreement may not be amended to (i) change the amount or timing to any Distribution on the Series A Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Series A Securities as of a specified date or (ii) restrict the right of a holder of Series A Securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any Series A Subordinated Debentures are held by Delphi Funding, Delphi Funding shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture

Trustee with respect to the Series A Subordinated Debentures, (ii) waive any past default, which is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Series A Subordinated Debentures shall be due and payable, (iv) consent to any amendment, modification or termination of the Indenture or the Series A Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Series A Capital Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Series A Subordinated Debentures affected thereby, no such consent shall be given by Delphi Funding without the prior consent of each holder of the corresponding Series A Capital Securities. Delphi Funding shall not revoke any action previously authorized or approved by a vote of the holders of the Series A Capital Securities except by subsequent vote of the holders of the Series A Capital Securities. Delphi Funding shall notify each holder of Series A Capital Securities of any notice of default received from the Debenture Trustee with respect to the Series A Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Series A Capital Securities, prior to taking any of the foregoing actions, Delphi Funding shall obtain an opinion of counsel experienced in such matters to the effect that such action would not cause Delphi Funding to be taxable as a corporation for United States federal income tax purposes.

     Any required approval of holders of Series A Capital Securities may be given at a meeting of holders of Series A Capital Securities convened for such purpose or pursuant to written consent. Delphi Funding will cause a notice of any meeting at which holders of Series A Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Series A Capital Securities in the manner set forth in the L.L.C. Agreement.

     No vote or consent of the holder of Series A Capital Securities will be required for Delphi Funding to redeem and cancel its Series A Capital Securities in accordance with the L.L.C. Agreement.

     Notwithstanding that holders of Series A Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Series A Capital Securities that are owned by the Managing Member or any affiliate of the Managing Member shall, for purposes of such vote or consent, be treated as if they were not outstanding.

REGISTRATION AND TRANSFER OF SERIES A CAPITAL SECURITIES

     The Series A Capital Securities will be represented by a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series A Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants in DTC. Except as described below, Series A Capital Securities in certificated form will not be issued in exchange for the global certificate. See "Book-Entry Issuance."

     A global security shall be exchangeable for Series A Capital Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies Delphi Funding that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act at a time when DTC is required to be so registered to act as such depositary, (ii) Delphi Funding in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing an event of default under the Indenture with respect to the Series A Subordinated Debentures. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Series A Capital Securities are issued in definitive form, such Series A Capital

Securities will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Purchasers and transfers of Series A Capital Securities represented by a global security held by DTC or its nominee will be made as described under "Book-Entry Issuance." None of the Managing Member, any Paying Agent, or the Securities Registrar for the Series A Capital Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Series A Capital Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event Series A Capital Securities are issued in certificated form, the Liquidation Amount and Distributions will be payable, the transfer of the Series A Capital Securities will be registrable, and Series A Capital Securities will be exchangeable for Series A Capital Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of Delphi Funding in Wilmington, Delaware, or at the offices of any paying agent or transfer agent appointed by Delphi Funding, provided that payment of any Distribution may be made at the option of Delphi Funding by check mailed to the address of the persons entitled thereto, by wire transfer or by direct deposit. In addition, if the Series A Capital Securities are issued in certificated form, the record dates for payment of Distributions will be fifteen days prior to the relevant Distribution payment date. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

DELPHI FUNDING EXPENSES

     Pursuant to the L.L.C. Agreement, the holders of the Series A Common Securities will be liable to Delphi Funding for all the debts, expenses and obligations of Delphi Funding (other than obligations of Delphi Funding to pay to the holders of any Series A Capital Securities the amounts due such holders pursuant to the terms of the Series A Capital Securities) to the extent not satisfied out of Delphi Funding's assets.

PAYMENTS AND PAYING AGENTS

     Payments in respect of the Series A Capital Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Series A Capital Securities are not held by DTC, such payments shall be made by wire transfer, direct deposit or check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be Wilmington Trust Company and any co-paying agent chosen by Wilmington Trust Company and acceptable to the Managing Member. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Managing Member. In the event that Wilmington Trust Company shall no longer be the Paying Agent, the Managing Member shall appoint a successor (which shall be a bank or trust company acceptable to the Managing Member and the Company) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

     Wilmington Trust Company will act as registrar and transfer agent for the Series A Capital Securities.

     Registration of transfers of Series A Capital Securities will be effected without charge by or on behalf of Delphi Funding, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Delphi Funding will not be required to register or cause to be registered the transfer of Series A Capital Securities after such Series A Capital Securities have been called for redemption.

     See "Book-Entry Issuance" with respect to registration and transfer of Series A Capital Securities held as global securities by DTC or its nominee.

MISCELLANEOUS

     The Managing Member is authorized and directed to conduct the affairs of and to operate Delphi Funding in such a way that Delphi Funding will not be taxable as a corporation for United States federal income tax purposes and so that the Series A Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Managing Member is authorized to take any action, not inconsistent with applicable law, the certificate of formation of Delphi Funding or the L.L.C. Agreement, that the Managing Member determines in its discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Series A Capital Securities.

     Holders of the Series A Capital Securities have no preemptive or similar rights.

     Delphi Funding may not borrow money or issue debt or mortgage or pledge any of its assets.

               CERTAIN TERMS OF SERIES A SUBORDINATED DEBENTURES

     The Series A Subordinated Debentures are to be issued under the Indenture under which Wilmington Trust Company is acting as Debenture Trustee. The following summary of certain terms and provisions of the Series A Subordinated Debentures supplements the description of the terms and provisions of the Debt Securities set forth in the accompanying Prospectus under the heading "Description of Debt Securities," to which description reference is hereby made. The summary of certain terms and provisions of the Series A Subordinated Debentures set forth below, which describes the material provisions thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, to which reference is hereby made. The form of Indenture will be filed as an exhibit to a Current Report on Form 8-K.

GENERAL

     Concurrently with the issuance of the Series A Capital Securities, Delphi Funding will invest the proceeds thereof, together with the consideration paid by the Company for the Series A Common Securities, in the Series A Subordinated Debentures issued by the Company. The Series A Subordinated Debentures will bear interest at the annual rate of 9.31% of the principal amount thereof, payable semi-annually in arrears on March 25 and September 25 of each year (each, an "Interest Payment Date"), commencing September 25, 1997, to the person in whose name each Series A Subordinated Debenture is registered at the close of business on the relevant record date. The record dates for the Series A Subordinated Debentures will be, for so long as they are held by Delphi Funding or in Global form, the Business Day next preceding each Interest Payment Date and, in the case of Series A Subordinated Debentures not held by Delphi Funding or in Global form, 15 days prior to each Interest Payment Date. It is anticipated that, until the liquidation, if any, of Delphi Funding, each Series A Subordinated Debenture will be held in the name of Delphi Funding for the benefit of the holders of the Series A Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series A Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued Interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 9.31% thereof, compounded semi-annually from the relevant Interest Payment Date. The term "interest" as used herein shall include semi-annual interest payments, interest on semi-annual interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

     The Series A Subordinated Debentures will be issued as a series of junior subordinated deferrable interest debentures under the Indenture.

     The Series A Subordinated Debentures will mature on March 25, 2027 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened by the Company in certain circumstances upon the occurrence of a Tax Event as described under "-- Conditional Right to Shorten Maturity or Redeem upon a Tax Event" to any date not earlier than March 25, 2012. In the event that the Company elects to shorten the maturity of the Series A Subordinated Debentures, it shall give notice to the Debenture Trustee, and the Debenture Trustee shall give notice of such shortening to the holders of the Series A Subordinated Debentures no more than 30 and no less than 60 days prior to the effectiveness thereof.

     The Series A Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. See "-- Subordination." Substantially all of the Company's existing indebtedness constitutes Senior Indebtedness. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including RSLIC, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Series A Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Series A Subordinated Debentures should look only to the assets of the Company for payments on the Series A Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Indenture, any existing indenture or any other indenture that the Company may enter into in the future or otherwise. See "-- Subordination."

OPTION TO DEFER INTEREST PAYMENTS

     So long as no event of default under the Indenture has occurred and is continuing, the Company has the right under the Indenture at any time or from time to time during the term of the Series A Subordinated Debentures to defer payment of interest on the Series A Subordinated Debentures for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Series A Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid on the Series A Subordinated Debentures (together with interest on such unpaid interest at the annual rate of 9.31%, compounded semi-annually from the relevant Interest Payment Date, to the extent permitted by applicable law). During an Extension Period, interest will accrue and holders of Series A Subordinated Debentures (or holders of Series A Capital Securities while such series is outstanding) will be required to recognize income (in the form of original issue discount) for United States federal income tax purposes. See "Certain Federal Income Tax
Consequences -- Potential Deferral of Interest Payments."

     During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other series of Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Series A Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Series A Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Series A Guarantee and (d) purchases of common stock related to the issuance of common stock or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" for purposes of a registration of shares for an employee benefit plan of the Company, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction that was entered into prior to the commencement of the Extension Period). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Series A Subordinated Debentures, provided that no Extension Period may exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Series A Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 9.31%, compounded semi-annually, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Managing Member and the Debenture Trustee notice of its election to begin such Extension Period at least one Business Day prior to the earlier of (i) the date interest on the Series A Subordinated Debentures would have been payable except for the election to begin such Extension Period, (ii) the date the Managing Member is required to give notice to the New York Stock Exchange, the Nasdaq National Market or other applicable stock exchange or automated quotation system on which the Series A Capital Securities are then listed or quoted, if any, or to holders of Series A Subordinated Debentures of the record date for such Distributions or (iii) the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Series A Subordinated Debentures. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

ADDITIONAL SUMS

     If Delphi Funding is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Series A Subordinated Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by Delphi Funding shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

     The Series A Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after March 25, 2007, in whole at any time or in part from time to time or (ii) at any time following a Tax Event, in certain circumstances as described under "-- Conditional Right to Shorten Maturity or Redeem upon a Tax Event," in whole (but not in part) within 90 days following the occurrence of a Tax Event. The proceeds of any such redemption will be used by Delphi Funding to redeem the Series A Securities.

     The Redemption Price, in the case of a redemption under (i) above, shall equal the following prices, expressed in percentages of the principal amount, together with accrued interest to but excluding the Redemption Date. If redeemed during the 12-month period beginning March 25:

                                                                               REDEMPTION
                                      YEAR                                       PRICE
    ------------------------------------------------------------------------   ----------
    2007....................................................................    104.6550%
    2008....................................................................    104.1895
    2009....................................................................    103.7240
    2010....................................................................    103.2585
    2011....................................................................    102.7930
    2012....................................................................    102.3275
    2013....................................................................    101.8620
    2014....................................................................    101.3965
    2015....................................................................    100.9310
    2016....................................................................    100.4655

and at 100% on or after March 25, 2017.

     The Redemption Price, in the case of a redemption following a Tax Event as described under (ii) above, shall equal the Make-Whole Amount (as defined under "Certain Terms of Series A Capital Securities -- Redemption"), together with accrued interest to but excluding the Redemption Date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Series A Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Series A Subordinated Debentures or portions thereof called for redemption.

DISTRIBUTION OF SERIES A SUBORDINATED DEBENTURES

     As described under "Certain Terms of Series A Capital
Securities -- Liquidation of Delphi Funding and Distribution of Series A Subordinated Debentures to Holders," under certain circumstances involving the termination of Delphi Funding, Series A Subordinated Debentures may be distributed to the holders of the Series A Capital Securities in exchange therefor upon liquidation of Delphi Funding after satisfaction of liabilities to creditors of Delphi Funding as provided by applicable law. If distributed to holders of Series A Capital Securities, the Series A Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Series A Capital Securities, will act as depositary for the Series A Subordinated Debentures. It is anticipated that the depositary arrangements for the Series A Subordinated Debentures would be substantially identical to those in effect for the Series A Capital Securities. There can be no assurance as to the market price of any Series A Subordinated Debentures that may be distributed to the holders of Series A Capital Securities.

CONDITIONAL RIGHT TO SHORTEN MATURITY OR REDEEM UPON A TAX EVENT

     If a Tax Event occurs and either (i) in the opinion of counsel to the Company experienced in such matters, there would in all cases, after effecting the termination of Delphi Funding and the distribution of the Series A Subordinated Debentures to the holders of the Series A Capital Securities in exchange therefor, be more than an insubstantial risk that an Adverse Tax Consequence would continue to exist or (ii) the Series A Subordinated Debentures are not held by Delphi Funding, then the Company shall have the right (a) to shorten the Stated Maturity of the Series A Subordinated Debentures to the minimum extent required, but in any event to a date not earlier than March 25, 2012 (the action referred to in this clause (a) being referred to herein as a "Maturity

Advancement"), such that, in the opinion of counsel to the Company experienced in such matters, after advancing the Stated Maturity, interest paid on the Series A Subordinated Debentures will be deductible for federal income tax purposes, or (b) if in the opinion of counsel to the Company experienced in such matters, there would in all cases, after effecting a Maturity Advancement, be more than an insubstantial risk that an Adverse Tax Consequence would continue to exist, to redeem the Series A Subordinated Debentures, in whole but not in part, at any time within 90 days following the occurrence of the Tax Event at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date. See "Certain Terms of Series A Capital Securities -- Liquidation of Delphi Funding and Distribution of Series A Subordinated Debentures to Holders" and "-- Redemption" and "Certain Terms of Series A Subordinated Debentures -- General" and "-- Redemption."

     Holders of Series A Capital Securities should consult their own tax advisors regarding the tax consequences to them of a Maturity Advancement.

     See "Certain Federal Tax Law Consequences -- Possible Tax Law Changes Affecting the Series A Capital Securities" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to shorten the Stated Maturity of the Series A Subordinated Debentures or cause a redemption of the Series A Capital Securities prior to March 25, 2007.

REGISTRATION AND TRANSFER OF SERIES A SUBORDINATED DEBENTURES

     The Series A Subordinated Debentures will be registered in the name of Delphi Funding. In the event that the Series A Subordinated Debentures are distributed to holders of Series A Capital Securities, it is anticipated that the depositary and other arrangements for the Series A Subordinated Debentures will be substantially identical to those in effect for the Series A Capital Securities as applicable. See "Certain Terms of Series A Capital
Securities -- Registration and Transfer of Series A Capital Securities" and "Book-Entry Issuance."

     The Series A Subordinated Debentures will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Series A Subordinated Debentures will be exchangeable for other Series A Subordinated Debentures of any authorized denominations, of a like aggregate principal amount, of the same original issue date and stated maturity and bearing the same interest rate.

     The Series A Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate securities registrar or at the office of any transfer agent designated by the Company for such purpose with respect to the Series A Subordinated Debentures, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint Wilmington Trust Company as securities registrar and transfer agent under the Indenture. The Company may at any time rescind the designation of the transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each place of payment. The Company may at any time designate additional transfer agents with respect to the Series A Subordinated Debentures.

     In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Series A Subordinated Debentures during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Series A Subordinated Debentures and ending at the close of business on the day of such mailing of notice of redemption or (ii) transfer or exchange any Series A Subordinated Debentures selected for redemption, except, in the case of any Series A Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

PAYMENT AND PAYING AGENTS

     Payment of principal of (and premium, if any) and any interest on Series A Subordinated Debentures will be made at the office of the Debenture Trustee in The City of New York or at the office of such paying agent or paying agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Series A Subordinated Debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by wire transfer or direct deposit to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the Regular Record Date. The Company will initially appoint Wilmington Trust Company as a paying agent. Payment of any interest on Series A Subordinated Debentures will be made to the person in whose name such Series A Subordinated Debenture is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however the Company will at all times be required to maintain a paying agent in each place of payment for each series of Series A Subordinated Debentures.

RESTRICTIONS ON CERTAIN PAYMENTS

     The Company has covenanted that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company (including other series of junior subordinated debentures ranking pari passu with the Series A Subordinated Debentures) that rank pari passu with or junior in interest to the Series A Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Series A Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Series A Guarantee and (d) purchases of common stock related to the issuance of common stock or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" for purposes of a registration of shares for an employee benefit plan of the Company, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction that was entered into prior to the commencement of such Extension Period) if at such time (i) there shall have occurred any event of which the Company has actual knowledge (a) that with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" under the Indenture with respect to the Series A Subordinated Debentures and (b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) if the Series A Subordinated Debentures are held by Delphi Funding, the Company shall be in default with respect to its payment of any obligations under the Series A Guarantee or (iii) the Company shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the Series A Subordinated Debentures and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall be continuing.

MODIFICATION OF INDENTURE

     From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Series A Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies

(provided that any such action does not materially adversely affect the interest of the holders of the Series A Subordinated Debentures or the holders of the Series A Capital Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of Series A Subordinated Debentures, to modify the Indenture in a manner adversely affecting the rights of the holders of Series A Subordinated Debentures in any material respect; provided that no such modification may, without the consent of the holder of each Series A Subordinated Debenture so affected, (i) change the Stated Maturity of the Series A Subordinated Debentures (except as otherwise specified in this Prospectus Supplement), or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of Series A Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided further that, so long as any Series A Capital Securities remain outstanding, (a) no such modification may be made that adversely affects the holders of such Series A Capital Securities in a material respect, and no termination of the Indenture may occur, and no waiver of any event of default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of all outstanding Series A Capital Securities affected unless and until the principal of the Series A Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied, and (b) where a consent under the Indenture would require the consent of each holder of Series A Subordinated Debentures, no such consent shall be given by the Managing Member without the prior consent of each holder of Series A Capital Securities.

     In addition, the Company and the Debenture Trustee may execute, without the consent of any holder of Series A Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the Series A Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the Series A Subordinated Debentures:

          (i) failure for 30 days to pay any interest on the Series A Subordinated Debentures when due (subject to the deferral of any interest payment in the case of an Extension Period); or

          (ii) failure to pay any principal or premium, if any, on the Series A Subordinated Debentures when due whether at maturity or upon redemption; or

          (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture or the Series A Subordinated Debenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of outstanding Series A Subordinated Debentures; or

          (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of Series A Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. Upon certain events of bankruptcy, insolvency or reorganization of the Company constituting a Debenture Event of Default, the principal amount of all outstanding Series A Subordinated Debentures shall automatically become immediately due and payable. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of Series A Subordinated Debentures may declare the principal due and payable immediately upon any other Debenture Event of Default, and in the case of Series A Subordinated Debentures held by Delphi Funding, should the Debenture Trustee or Delphi Funding fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of Series A Capital Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of Series A Subordinated Debentures may annul such declaration. In the case of Series A Subordinated Debentures held by Delphi Funding, should Delphi Funding fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Series A Capital Securities shall have such right.

     The holders of a majority in aggregate outstanding principal amount of Series A Subordinated Debentures may, on behalf of the holders of all the Series A Subordinated Debentures, waive any default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Series A Subordinated Debenture. In the case of Series A Subordinated Debentures held by Delphi Funding, should Delphi Funding fail to waive such default, the holders of a majority in aggregate Liquidation Amount of the Series A Capital Securities shall have such right. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     In case a Debenture Event of Default shall occur and be continuing as to the Series A Subordinated Debentures, Delphi Funding will have the right to declare the principal of and the interest on the Series A Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Series A Subordinated Debentures. Under the terms of the L.L.C. Agreement, the holders of outstanding Series A Capital Securities will have the rights described under "Certain Terms of Series A Capital Securities -- Voting Rights; Amendment of L.L.C. Agreement."

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF SERIES A SECURITIES

     If a Debenture Event of Default with respect to the Series A Subordinated Debentures has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Series A Subordinated Debentures on the date such interest or principal is due and payable, a holder of Series A Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on the Series A Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Series A Capital Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Series A Capital Securities outstanding. If the right to bring a Direct Action is removed, Delphi Funding may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Indenture to set-off any payment made to such holder of Series A Capital Securities by the Company in connection with a Direct Action.

     The holders of the Series A Capital Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Series A Subordinated Debentures unless there shall have been an event of default under the L.L.C. Agreement. See "Certain Terms of Series A Capital Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Series A Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; (iii) in the case of Series A Subordinated Debentures held by Delphi Funding, such transaction is permitted under the L.L.C. Agreement and Series A Guarantee and does not give rise to any breach or violation of the L.L.C. Agreement or Series A Guarantee, and (iv) certain other conditions as prescribed by the Indenture are met.

     The general provisions of the Indenture do not afford holders of the Series A Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Series A Subordinated Debentures.

SATISFACTION AND DISCHARGE

     The Indenture provides that when, among other things, all Series A Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Debenture Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Series A Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Series A Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

     The Series A Subordinated Debentures are unsecured and subordinated to the extent set forth in the Indenture, to all Senior Indebtedness (as defined below) of the Company. In the event that the Company shall default in the payment of any principal, premium, if any, or interest, if any, on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist or all Senior Indebtedness shall have been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the Series A Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Series A Subordinated Debentures.

     As used herein, "Senior Indebtedness" means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that such obligation is not Senior Indebtedness. Senior Indebtedness does not include trade accounts payable and accrued liabilities arising in the ordinary course of business or the Series A Subordinated Debentures.

     In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any
assignment by the Company for the benefit of creditors or (iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal of or premium, if any, or interest, if any, on the Series A Subordinated Debentures. In such event, any payment or distribution on account of the principal of or premium, if any, or interest, if any, on the Series A Subordinated Debentures, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Series A Subordinated Debentures, to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Series A Subordinated Debentures shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full.

     In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Series A Subordinated Debentures, together with the holders of any obligations of the Company ranking on a parity with the Series A Subordinated Debentures, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of and premium, if any, and interest, if any, on the Series A Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Series A Subordinated Debentures and such other obligations. If any payment or distribution on account of the principal of or interest on the Series A Subordinated Debentures of any character or any security, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Series A Subordinated Debentures, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) shall be received by any holder of any Series A Subordinated Debentures in contravention of any of the terms hereof and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Series A Subordinated Debentures having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Debenture Event of Default in respect of the Series A Subordinated Debentures.

     The Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

GOVERNING LAW

     The Indenture and the Series A Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Series A Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

     The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                      CERTAIN TERMS OF SERIES A GUARANTEE

     The Series A Guarantee will be executed and delivered by the Company concurrently with the issuance of the Series A Securities for the benefit of the holders from time to time of the Series A Securities. Wilmington Trust Company will act as indenture trustee ("Guarantee Trustee") under the Series A Guarantee. Although the Series A Guarantee will not be qualified as an indenture under the Trust Indenture Act, it will be governed by the provisions thereof to the extent provided in the Series A Guarantee as though it were subject thereto. This summary of certain provisions of the Series A Guarantee, which summarizes material terms thereof, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Series A Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act, to each of which reference is hereby made. The form of the Series A Guarantee will be filed as an exhibit to a Current Report on Form 8-K. The Guarantee Trustee will hold the Series A Guarantee for the benefit of the holders of the Series A Securities.

GENERAL

     The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Series A Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that Delphi Funding may have or assert other than the defense of payment. The following payments with respect to the Series A Securities, to the extent not paid by or on behalf of the related Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Series A Securities, to the extent that Delphi Funding has funds on hand available therefor at such time, (ii) the redemption price with respect to any Series A Securities called for redemption, to the extent that Delphi Funding has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of Delphi Funding (unless the Series A Subordinated Debentures are distributed to holders of the Series A Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that Delphi Funding has funds on hand available therefor at such time, and (b) the amount of assets of Delphi Funding remaining available for distribution to holders of the Series A Securities after satisfaction of liabilities to creditors of Delphi Funding as required by applicable law. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Series A Securities or by causing Delphi Funding to pay such amounts to such holders.

     The Series A Guarantee will be an irrevocable guarantee on a subordinated basis of the related Issuer's obligations under the Series A Securities, but will apply only to the extent that Delphi Funding has funds sufficient to make such payments, and is not a guarantee of collection.

     If the Company does not make interest payments on the Series A Subordinated Debentures held by Delphi Funding, Delphi Funding will not be able to pay Distributions on the Series A Securities and will not have funds legally available therefor. The Series A Guarantee is unsecured and subordinated to all Senior Indebtedness of the Company. See "-- Status of the Series A Guarantee." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Series A Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. The Series A Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture, any other existing indenture or any other indenture that the Company may enter into in the future or otherwise.

     The Company has, through the Series A Guarantee, the L.L.C. Agreement, the Series A Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of Delphi Funding's obligations under the Series A Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Series A Capital Securities. See "Relationship Among the Series A Capital Securities, the Series A Subordinated Debentures and the Series A Guarantee."

STATUS OF THE SERIES A GUARANTEE

     The Series A Guarantee is an unsecured obligation of the Company and ranks subordinate to all Senior Indebtedness of the Company in the same manner as the Series A Subordinated Debentures.

     The Series A Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Series A Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Series A Securities. The Series A Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution to the holders of the Series A Capital Securities of the Series A Subordinated Debentures. The Series A Guarantee does not limit the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Series A Capital Securities (in which case no vote will be required), the Series A Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Series A Securities and the Guarantee Trustee. The manner of obtaining any such approval will be as set forth under "Certain Terms of Series A Capital Securities -- Voting Rights; Amendment of L.L.C. Agreement." All guarantees and agreements contained in the Series A Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Series A Securities then outstanding.

     An event of default under the Series A Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Series A Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Series A Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Series A Guarantee. Any holder of the Series A Securities may institute a legal proceeding directly against the Company to enforce its rights under the Series A Guarantee without first instituting a legal proceeding against Delphi Funding, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Series A Subordinated Debentures, Delphi Funding would lack funds for the payment of Distributions or amounts payable on redemption of the Series A Securities or otherwise, and, in such event, holders of the Series A Capital Securities would not be able to rely upon the Series A Guarantee for payment of such amounts. Instead, if an event of default under the Indenture shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Series A Subordinated Debentures on the applicable payment date, then a holder of Series A Capital Securities may institute a Direct Action against the Company pursuant to the terms of the Indenture for enforcement of payment to such holder of the principal of or interest on such Series A Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Series A Capital Securities of such holder. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Series A Capital Securities in the Direct Action. Except as described herein, holders of Series A Capital Securities will not be able to exercise directly any other remedy available to the holders of the Series A Subordinated Debentures or assert directly any other rights in respect of the Series A Subordinated Debentures. The L.L.C. Agreement provides that each holder of Series A Securities by acceptance thereof agrees to the provisions of the Series A Guarantee and the Indenture.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Series A Guarantee, undertakes to perform only such duties as are specifically set forth in the Series A Guarantee and, after default with respect to the Series A Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Series A Guarantee at the request of any holder of any Series A Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE SERIES A GUARANTEE

     The Series A Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Series A Securities, upon full payment of the amounts payable upon liquidation of Delphi Funding or upon distribution of Series A Subordinated Debentures to the holders of the Series A Securities in exchange therefor. The Series A Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Series A Securities must restore payment of any sums paid under Series A Securities or the Series A Guarantee.

GOVERNING LAW

     The Series A Guarantee will be governed by and construed in accordance with the laws of the State of New York.

              RELATIONSHIP AMONG THE SERIES A CAPITAL SECURITIES,
                      THE SERIES A SUBORDINATED DEBENTURES
                           AND THE SERIES A GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payment of Distributions and other amounts due on the Series A Capital Securities (to the extent the Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Certain Terms of Series A Guarantee." Taken together, the Company's obligations under the Series A Subordinated Debentures, the Indenture, the L.L.C. Agreement and the Series A Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Series A Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Series A Capital Securities. If and to the extent that the Company does not make payments on the Series A Subordinated Debentures, Delphi Funding will not pay Distributions or other amounts due on the Series A Capital Securities. The Series A Guarantee does not cover payment of Distributions when the related Issuer does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Series A Capital Securities is to institute a legal proceeding directly against the Company pursuant to the terms of the Indenture for enforcement of payment of amounts equal to such Distributions to such holder. The obligations of the Company under the Series A Guarantee are unsecured and subordinated to all Senior Indebtedness of the Company.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Series A Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Series A Capital Securities, primarily because (i) the aggregate principal amount of the Series A Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Series A Capital Securities and Series A Common Securities; (ii) the interest rate and interest and other payment dates on the Series A Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Series A Capital Securities; (iii) the holders of the Series A Common Securities shall pay for all and any costs, expenses and liabilities of Delphi Funding except the obligations to holders of its Series A Capital Securities under such Series A Capital Securities; and (iv) the L.L.C. Agreement further provides that Delphi Funding will not engage in any activity that is not consistent with the limited purposes of Delphi Funding.

     Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Series A Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF SERIES A CAPITAL SECURITIES

     A holder of Series A Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Series A Guarantee without first instituting a legal proceeding against the Guarantee Trustee, Delphi Funding or any other person or entity.

     A default or event of default under any Senior Indebtedness of the Company would not constitute a default or Event of Default under the Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Series A Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Series A Subordinated Debentures would constitute a Debenture Event of Default under the Indenture.

LIMITED PURPOSE OF DELPHI FUNDING

     The Series A Securities evidence limited liability company interests in Delphi Funding, and Delphi Funding exists for the sole purpose of issuing its Series A Capital Securities and Series A Common Securities and investing the proceeds thereof in Series A Subordinated Debentures. A principal difference between the rights of a holder of a Series A Capital Security and a holder of a Series A Subordinated Debenture is that a holder of a Series A Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Series A Subordinated Debentures held, while a holder of Series A Capital Securities is entitled to receive Distributions from

Delphi Funding (or from the Company under the Series A Guarantee) if and to the extent such Issuer has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary dissolution of Delphi Funding involving the liquidation of the Series A Subordinated Debentures, the holders of the Series A Capital Securities will be entitled to receive, out of the assets held by such Issuer, the Liquidation Distribution in cash. See "Certain Terms of Series A Capital Securities -- Liquidation of Delphi Funding and Distribution of Series A Subordinated Debentures to Holders." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, Delphi Funding, as holder of the Series A Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Series A Guarantee and the holders of the Series A Common Securities is obligated to pay for all costs, expenses and liabilities of Delphi Funding (other than Delphi Funding's obligations to the holders of its Series A Capital Securities), the positions of a holder of such Series A Capital Securities and a holder of such Series A Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain United States federal income tax considerations that may be relevant to the purchase, ownership or disposition of Series A Capital Securities by a beneficial owner acquiring Series A Capital Securities on their original issue at the original offering price who or that is
(i) an individual citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate subject to United States federal income taxation without regard to the source of its income or
(iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more fiduciaries who have authority to control all substantial decisions of the trust (a "United States Person"). This discussion does not purport to address all potential tax consequences that may be applicable to a beneficial owner of a Series A Capital Security, and is not intended to be wholly applicable to all categories of investors (including insurance companies, banks, tax-exempt organizations, dealers in securities and persons acquiring Series A Capital Securities as a straddle or hedge or as part of a "conversion transaction") or persons whose functional currency is not the United States dollar.

     This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause tax consequences to vary substantially from the consequences described below. These authorities are subject to various interpretations and it is therefore possible that the federal income tax treatment of the Series A Capital Securities may differ from the treatment described below.

     Each prospective purchaser of Series A Capital Securities should consult, and should depend on, its own tax advisor in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Series A Capital Securities.

INCOME FROM SERIES A CAPITAL SECURITIES

     In the opinion of Cahill Gordon & Reindel, special tax counsel to the Company and Delphi Funding, Delphi Funding will be treated as a partnership for federal income tax purposes. Accordingly, each holder of Series A Capital Securities (a "Securityholder") will be required to include in gross income its distributive share of the net income of Delphi Funding. Such income will generally not exceed the distributions received on such Series A Capital Securities, except in limited circumstances as described below under "-- Potential Deferral of Interest Payments" and "-- Possible Tax Law Changes Affecting the Series A Capital Securities." Any amount so included in a Securityholder's gross income will increase its tax basis in the Series A Capital Securities, and the amount of cash distributions to the Securityholder will reduce its tax basis in the Series A Capital Securities. No portion of such income will be eligible for the dividends received deduction.

SALE OR REDEMPTION OF SERIES A CAPITAL SECURITIES

     Gain or loss will be recognized on a sale of Series A Capital Securities, including a complete redemption for cash, equal to the difference between the amount realized and the Securityholder's tax basis for the Series A Capital Securities sold or so redeemed. Gain or loss recognized by a Securityholder on the sale or exchange of a Series A Capital Security held for more than one year will generally constitute long-term capital gain or loss.

POTENTIAL DEFERRAL OF INTEREST PAYMENTS

     Under the terms of the Series A Subordinated Debentures, the Company has the option to defer interest payments on the Series A Subordinated Debentures for up to 60 months. In the event the interest payments are deferred, Delphi Funding will continue to accrue income equal to the amount of the interest payment due at the end of the deferred interest payment period, based on a constant yield method, over the length of the deferred interest payment period. Accrued income for any month will be allocated by Delphi Funding to Securityholders of record on the record date for dividends in respect of such month (whether or not dividends are actually paid). As a result, Securityholders of record during a deferral of interest payments should include in gross income amounts in respect of interest so allocated to them in advance of the receipt of cash, and any such Securityholders who dispose of Series A Capital Securities prior to the record date for the payment of dividends following such deferral of interest will include interest in gross income but will not receive any cash related thereto from Delphi Funding. The tax basis of a Series A Capital Security will be increased by such amounts that are included in income without a receipt of cash, and will be decreased when and if such cash is subsequently received from Delphi Funding.

EXCHANGE OF SERIES A CAPITAL SECURITIES FOR SERIES A SUBORDINATED DEBENTURES

     Under certain circumstances as described under the caption "Certain Terms of Series A Capital Securities -- Liquidation of Delphi Funding and Distribution of Series A Subordinated Debentures to Holders," Series A Capital Securities may be exchanged for Series A Subordinated Debentures. Under current United States federal income tax law, such an exchange should be treated as a non-taxable exchange, in which case each Securityholder would have an aggregate tax basis in the Series A Subordinated Debentures received equal to such holder's aggregate tax basis in the Series A Capital Securities exchanged therefor and such Securityholder's holding period in the Series A Subordinated Debentures so received would include the period for which the Series A Capital Securities were held by such Securityholder.

     After an exchange of Series A Capital Securities for Series A Subordinated Debentures, holders of the Series A Subordinated Debentures (including those otherwise using a cash basis method of accounting) should (except in limited circumstances) include interest on the Series A Subordinated Debentures in income as it accrues based on a constant yield method, before the receipt of payments of interest, including during an interest deferral period.

INFORMATION RETURNS AND AUDIT PROCEDURES

     The Managing Member of Delphi Funding will furnish each Securityholder with a Schedule K-1 each year setting forth such Securityholder's allocable share of income for the prior calendar year. The Managing Member is required to furnish such Schedule K-1 as soon as practicable following the end of the year, but in any event prior to March 31.

     Any person who holds Series A Capital Securities as a nominee for another person is required to furnish to Delphi Funding (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a United States Person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either the foregoing or (iii) a tax-exempt entity; (c) the amount and description of Series A Capital Securities held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States Persons and certain information on Series A Capital Securities they acquire, hold or transfer for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to Delphi Funding. The nominee is required to supply the beneficial owners of the Series A Capital Securities with the information furnished to Delphi Funding.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments to non-corporate United States holders of the proceeds of the sale of Series A Capital Securities within the United States and "backup withholding" at a rate of 31% will apply to such payments if the United States holder fails to provide an accurate taxpayer identification number.

POSSIBLE TAX LAW CHANGES AFFECTING THE SERIES A CAPITAL SECURITIES

     The Administration Proposal proposed certain tax law changes that would, among other things, generally deny interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provision of the Administration Proposal is proposed to be effective no earlier than the date of first committee action. To date, neither the House Ways and Means Committee nor the Senate Finance Committee has taken action on the Administration Proposal. However, there can be no assurance that one or the other of such committees will not act prior to the issuance of the Series A Subordinated Debentures, in which case the Company will not be able to deduct interest on the Series A Subordinated Debentures. Furthermore, there can be no assurance that future legislative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Series A Subordinated Debentures or otherwise affect the tax treatment of the transaction described herein. Such a change could give rise to a Tax Event, which, depending on certain circumstances, could permit the Company to terminate Delphi Funding and cause the Series A Subordinated Debentures to be distributed to the holders of the Series A Capital Securities in exchange therefor upon liquidation of Delphi Funding, to shorten the maturity of the Series A Subordinated Debentures to a date not earlier than March 25, 2012 or to cause a redemption of the Series A Capital Securities before March 25, 2007. See "Certain Terms of Series A Subordinated Debentures -- Conditional Right to Shorten Maturity or Redeem upon a Tax Event" and "-- Redemption."

     A shortening of the Stated Maturity of the Series A Subordinated Debentures might be treated as a taxable exchange resulting in gain or loss to Delphi Funding, which may increase or decrease a securityholder's distributive share of the net income of Delphi Funding.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION AND MAY NOT BE APPLICABLE DEPENDING UPON A SECURITYHOLDER'S PARTICULAR SITUATION. PROSPECTIVE SECURITYHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SERIES A CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                          CERTAIN ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Series A Capital Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(5) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; governmental plans may be subject to similar provisions under applicable state laws.

     Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of Delphi Funding would be deemed to be "plan assets" of a Plan for purposes of ERISA or Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in Delphi Funding and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features.

     Pursuant to an exception contained in the Plan Assets Regulation, the assets of Delphi Funding would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in Delphi Funding, less than 25% of the value of each class of equity interests in Delphi Funding were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"), or if the Series A Capital Securities were "publicly-offered securities" for purposes of the Plan Assets Regulation. No assurance can be given that the value of the Series A Capital Securities held by Benefit Plan Investors will be less than 25% of the total value of such Series A Capital Securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. In addition, no assurance can be given that the Series A Capital Securities would be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the Series A Common Securities will be purchased and initially held by the Company.

     Certain transactions involving Delphi Funding could be deemed to constitute direct or indirect prohibited transactions under ERISA or Section 4975 of the Code with respect to a Plan if the Series A Capital Securities were acquired with "plan assets" of such Plan and the assets of Delphi Funding were deemed to be "plan assets" of Plans investing in Delphi Funding. For example, if the Company is a Party in Interest with respect to an investing Plan (either directly or by reason of its ownership of subsidiaries), extensions of credit between the Company and Delphi Funding (as represented by the Series A Subordinated Debentures and the Series A Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if the Company were considered to be a fiduciary with respect to Delphi Funding as a result of certain powers it holds, the optional redemption or acceleration of the Series A Subordinated Debentures could be considered to be prohibited transactions under Section 406(a)(b) of ERISA and Section 4975(c)(1)(E) of the Code.

     The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Series A Capital Securities if assets of Delphi Funding were deemed to be "plan assets" of Plans investing in Delphi Funding as described above. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     Because the Series A Capital Securities may be deemed to be equity interests in Delphi Funding for purposes of applying ERISA and Section 4975 of the Code, the Series A Capital Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. ANY PURCHASER OR HOLDER OF THE SERIES A CAPITAL SECURITIES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT IT EITHER (A) IS NOT A PLAN OR A PLAN ASSET ENTITY AND IS NOT PURCHASING SUCH SECURITIES ON BEHALF OF OR WITH "PLAN ASSETS" OF ANY PLAN OR (B) IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER PTCE 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION WITH RESPECT TO SUCH PURCHASE OR HOLDING. If a purchaser or holder of the Series A Capital Securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Company and Delphi Funding may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Series A Capital Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of Delphi Funding were deemed to be "plan assets" and the availability of exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

                              BOOK-ENTRY ISSUANCE

     DTC will act as securities depositary for all of the Series A Capital Securities. The Series A Capital Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Series A Capital Securities representing in the aggregate the total number of Series A Capital Securities, and will be deposited with DTC.

     DTC has advised the Company and Delphi Funding as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Series A Capital Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Capital Securities on DTC's records. The ownership interest of each actual purchaser of each Series A Capital Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series A Capital Securities. Transfers of ownership interests in the Series A Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Capital Securities, except in the event that use of the book-entry system for the Series A Capital Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Series A Capital Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the Series A Capital Securities. If less than all of the Series A Capital Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to the Series A Capital Securities is limited to the holders of record of the Series A Capital Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series A Capital Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Series A Capital Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant Trustee, the Issuer thereof or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depositary with respect to the Series A Capital Securities or at any time by giving reasonable notice to the relevant Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive certificates representing the Series A Capital Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in aggregate Liquidation Amount of Series A Capital Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Series A Capital Securities will be printed and delivered.

     In the event that the Series A Subordinated Debentures are distributed to holders of Series A Capital Securities, it is anticipated that the depositary and other arrangements for the Series A Subordinated Debentures will be substantially identical to those in effect for the Series A Capital Securities as applicable.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Delphi Funding and the Company believe to be accurate, but Delphi Funding and the Company assume no responsibility for the accuracy thereof. Neither Delphi Funding nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, the Company and Delphi Funding have agreed that Delphi Funding will sell to Goldman, Sachs & Co. ("Goldman Sachs"), and Goldman Sachs have agreed to purchase from Delphi Funding, 100,000 Series A Capital Securities.

     Under the terms and conditions of the Underwriting Agreement, Goldman Sachs are committed to take and pay for all the Series A Capital Securities offered hereby, if any are taken.

     Goldman Sachs propose to offer the Series A Capital Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of $6.00 per Series A Capital Security. Goldman Sachs may allow, and such dealers may reallow, a concession not in excess of $2.50 per Series A Capital Security to certain brokers and dealers. After the Series A Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by Goldman Sachs.

     In view of the fact that the proceeds from the sale of the Series A Capital Securities will be used to purchase the Series A Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' compensation for the Underwriters' arranging the investment therein of such proceeds an amount of $12.50 per Series A Capital Security for the accounts of Goldman Sachs.

     Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Series A Capital Securities offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Offers and sales of Series A Capital Securities will be made only to (i) "qualified institutional buyers," as defined in Rule 144A under the Securities Act of 1933, as amended (the "Act"); (ii) institutional "accredited investors," as defined in Rule 501(a)(1)-(3) of Regulation D under the Act or (iii) individual investors for whom an investment in non-convertible investment grade preferred securities is appropriate. Goldman Sachs may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

     The Company and Delphi Funding have agreed that, during the period beginning from the date of the Pricing Agreement and continuing to and including the later of (i) the termination of trading restrictions on the Series A Capital Securities, as determined by Goldman Sachs, and (ii) 30 days after the closing date, they will not offer, sell, contract to sell or otherwise dispose of any Series A Capital Securities, any other beneficial interests in the assets of Delphi Funding, or any preferred securities or any other securities of Delphi Funding or the Company which are substantially similar to the Series A Capital Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive preferred securities or any such substantially similar securities of either Delphi Funding or the Company, without the prior written consent of Goldman Sachs, except for the Series A Capital Securities offered in connection with this offering.

     The Series A Capital Securities are a new issue of securities with no established trading market. Goldman Sachs have advised the Company that they intend to make a market in the Series A Capital Securities, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A Capital Securities.

     During and after the offering, Goldman Sachs may purchase and sell the Series A Capital Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by Goldman Sachs in connection with the offering. Goldman Sachs also may impose a penalty bid, whereby selling concessions allowed to other broker-dealers in respect of the Series A Capital Securities sold in the offering may be reclaimed by Goldman Sachs if such securities are repurchased by Goldman Sachs in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Series A Capital Securities which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise, and these activities, if commenced may be discontinued at any time.

     The Company and Delphi Funding have agreed to indemnify Goldman Sachs against, or contribute to payments that Goldman Sachs may be required to make in respect of, certain liabilities, including liabilities under the Act.

     Goldman Sachs or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which Goldman Sachs or their affiliates have received or will receive customary fees and commissions.

                                    EXPERTS

     The consolidated financial statements and schedules of DFG and subsidiaries at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in DFG's Annual Report (Form 10-K) for the year ended December 31, 1996, are incorporated by reference in this Prospectus Supplement and have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also incorporated by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Series A Capital Securities, the enforceability of the L.L.C. Agreement and the formation of Delphi Funding will be passed upon by Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19801, special Delaware counsel to the Company and Delphi Funding. The validity of the Series A Guarantee and the Series A Subordinated Debentures will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York 10005, and for Goldman Sachs by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Cahill Gordon & Reindel.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission, Washington, D.C. (the "Commission"). Reports, proxy and information statements and other information filed by the Company in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's Class A Common Stock is listed on the New York Stock Exchange, and such reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus Supplement and the accompanying Prospectus its Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and to be a part hereof and thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and the accompanying Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the accompanying Prospectus.

                                                                         ANNEX 1

                      CERTAIN PROVISIONS OF THE COMPANY'S
                    SENIOR AND OTHER LONG-TERM INDEBTEDNESS

     The following summary of certain covenants included in the Company's debt instruments does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, the Senior Note Indenture (as defined below) and the SIG Note Purchase Agreement (as defined below), copies of each of which have been filed or incorporated as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and are incorporated herein by reference. Copies of such documents are available from the Company upon request. See also "Available Information." Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Prospectus Supplement to which this Annex 1 is attached. As of December 31, 1996, the Company was in compliance in all material respects with all restrictions and covenants in the Credit Agreement and the Senior Notes, and SIG was in compliance in all material respects with all restrictions and covenants in the SIG Senior Notes.

     Credit Agreement. Under the Credit Agreement, DFG may not permit, among other things, (i) the sum of (A) statutory surplus and (B) the amount of the interest maintenance reserve plus the amount of the asset valuation reserve ("IMR/AVR") of RSLIC to be less than $150 million at any time or the statutory surplus of SNCC to be less than $75 million at any time; (ii) the Consolidated Equity (as defined in the Credit Agreement, which definition includes the Series A Capital Securities but excludes any unrealized gains or losses under FAS 115) of the Company to at any time be less than $275 million plus 50% of the Consolidated Net Income (as defined in the Credit Agreement) of the Company for the period from January 1, 1997 to the date of calculation; (iii) the ratio of
(A) Statutory Liabilities (as defined in the Credit Agreement) minus IMR/AVR of RSLIC to (B) statutory surplus plus IMR/AVR of RSLIC to exceed 15.0 to 1 at any time (as measured as of the end of each fiscal quarter for the fiscal quarter then ended); (iv) the ratio of Consolidated Funded Debt (as defined in the Credit Agreement) to the sum of Consolidated Funded Debt plus Consolidated Equity to exceed .50 to 1 for 1997 or .45 to 1 thereafter (measured as of the end of each fiscal quarter for the fiscal quarter then ended); (v) the Risk-Based Capital (as defined in the Credit Agreement) of RSLIC to fall below 140% or the Risk-Based Capital of SNCC to fall below 105%, in each case as measured as of the end of each fiscal year for the fiscal year then ended; or
(vi) the Cash Coverage Ratio (as defined in the Credit Agreement) of the Company to be less than 1.4 to 1 as of the end of any fiscal quarter.

     DFG Senior Notes. Under the indenture relating to the Senior Notes (the "Senior Note Indenture"), DFG may not, among other things, (i) incur any Indebtedness (as defined in the Senior Note Indenture), other than Permitted Indebtedness (as defined in the Senior Note Indenture), unless the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Note Indenture) of DFG and its Restricted Subsidiaries (as defined in the Senior Note Indenture) for the preceding four fiscal quarters would have been at least equal to 2.25 to 1 or
(ii) permit any of its Restricted Subsidiaries to incur any Indebtedness other than Permitted Restricted Subsidiaries Indebtedness (as defined in the Senior Notes Indenture).

     SIG Senior Notes. The purchase agreement relating to the SIG Senior Notes (the "SIG Note Purchase Agreement") includes covenants that, among other things,
(i) restrict the payment of cash dividends by SIG to DFG and SIG's ability to make certain investments to 50% of SIG's Net Income (as defined in the SIG Note Purchase Agreement) computed on a cumulative basis after March 31, 1994; (ii) maintain the statutory surplus of SNCC of not less than $75.0 million; (iii) maintain the shareholders' equity of SIG of not less than $40.0 million; (iv) maintain the ratio of Available Cash Flow (as defined in the SIG Note Purchase Agreement) to Debt Service (as defined in the SIG Note Purchase Agreement) of not less than 1.25 to 1; and (v) maintain the ratio of SIG's Consolidated Debt to Consolidated Total Capitalization (as defined in the SIG Note Purchase Agreement) of not greater than .40 to 1 subsequent to January 1, 1997.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                          DELPHI FINANCIAL GROUP, INC.

                  PREFERRED STOCK AND PREFERRED STOCK WARRANTS
             CLASS A COMMON STOCK AND CLASS A COMMON STOCK WARRANTS
                       DEBT SECURITIES AND DEBT WARRANTS

                             DELPHI FUNDING L.L.C.

                              PREFERRED SECURITIES
                            ------------------------

     Delphi Financial Group, Inc. ("Delphi" or the "Company") may from time to time offer, in one or more series, shares of its Preferred Stock, $.01 par value per share (the "Preferred Stock"), warrants to purchase Preferred Stock ("Preferred Stock Warrants"), shares of its Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), warrants to purchase Class A Common Stock ("Common Stock Warrants"), its unsecured debt securities ("Debt Securities") and warrants to purchase Debt Securities ("Debt Warrants," and collectively with the Preferred Stock Warrants and Common Stock Warrants, the "Securities Warrants"), having such prices and terms as are determined in light of market conditions at the time of sale. Delphi Funding L.L.C. ("Delphi Funding"), a Delaware limited liability company and a special purpose subsidiary of Delphi, may also offer, from time to time, its preferred limited liability company interests ("DF Preferred Securities"), in one or more series. In connection therewith, Delphi may offer back-up undertakings ("Backup Undertakings") with respect to the DF Preferred Securities, as described herein under "Delphi Funding L.L.C." The Preferred Stock, Class A Common Stock, Debt Securities, Securities Warrants and DF Preferred Securities and any related Backup Undertakings are collectively called the "Securities." In the case of Preferred Stock and DF Preferred Securities, the Prospectus Supplement accompanying this Prospectus sets forth, with respect to the particular series of Preferred Stock for which this Prospectus and the Prospectus Supplement are being delivered, the number of shares, designation, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion or exchange rights or other special terms and the names of the underwriters, if any. In the case of Class A Common Stock, the Prospectus Supplement accompanying this Prospectus sets forth the number of shares, issuance price and the names of the underwriters, if any. In the case of Debt Securities, the Prospectus Supplement accompanying this Prospectus sets forth, with respect to the particular series of Debt Securities for which this Prospectus and the Prospectus Supplement are being delivered, the specific aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in composite currencies), maturity, rate (which may be fixed or variable) and time of payment of any interest, purchase price, any terms for conversion or redemption or other special terms and the names of the underwriters, if any. The Debt Securities may be unsecured Debt Securities (the "Senior Debt Securities") or unsecured and subordinated Debt Securities (the "Subordinated Debt Securities"). The Senior Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of Delphi, and the Subordinated Debt Securities, when issued, will be subordinate in right of payment to all obligations of Delphi to its other creditors, except obligations ranking on a parity with or junior to the Subordinated Debt Securities. In the case of Securities Warrants, the Prospectus Supplement accompanying this Prospectus sets forth the duration, offering price, exercise price, detachability, if applicable, and the names of the underwriters, if any.

     The Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of offering and set forth in a Prospectus Supplement or Prospectus Supplements. The Company and/or Delphi Funding may sell Securities to or through underwriters, or to dealers, acting as principals for their own accounts, and each reserves the right to sell their Securities directly to other purchasers or through agents on their own behalf.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Prior to issuance there will have been no market for the Preferred Stock, Debt Securities, Securities Warrants or DF Preferred Securities, as the case may be, and there can be no assurance that a secondary market for any such Securities will develop. This Prospectus may not be used to consummate sales of any Securities unless accompanied by a Prospectus Supplement. The Securities may be offered through one or more different plans of distribution, including offerings through underwriters. See "Plan of Distribution" herein.
                            ------------------------

The date of this Prospectus is July 15, 1994.

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, agents or dealers. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company and its subsidiaries since the date hereof or that the information contained herein is correct at any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission, Washington, D.C. (the "Commission"). Reports, proxy and information statements and other information filed by the Company in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Class A Common Stock is listed on the Nasdaq Stock Market.

     The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract or agreement filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby.

     No separate financial statements of Delphi Funding have been included herein. Delphi and Delphi Funding do not consider that such financial statements would be material to holders of DF Preferred Securities because Delphi Funding is a newly organized special purpose entity, has no operating history and no independent operators and is not engaged in, and does not propose to engage in, any activity other than the issuance of its limited liability company interests and the lending of the proceeds thereof to Delphi. See "Delphi Funding L.L.C." Delphi Funding is a limited liability company organized under the laws of the State of Delaware and will be managed by Delphi, which beneficially owns all of Delphi Funding's limited liability company interests (other than the DF Preferred Securities, which are non-transferable).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus its Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Requests should be directed to Delphi Financial Group, Inc., at 1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, Delaware 19899, Attention: Secretary. Telephone requests may be directed to (302) 478-5142.

     The terms "Delphi" and the "Company," as used herein, refer to Delphi Financial Group, Inc. and all its subsidiaries, except where another definition is indicated or the context otherwise requires.

                                USE OF PROCEEDS

     Except as otherwise stated in the Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be added to the Company's general funds and used for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

                                  THE COMPANY

     Delphi Financial Group, Inc. ("Delphi" or the "Company") is an insurance holding company engaged through its subsidiaries in offering a diverse portfolio of life, long-term disability and personal accident insurance products principally to the employee benefits market. The Company also offers asset accumulation products (primarily annuities) to individuals and groups. The Company offers its insurance products in all fifty states and the District of Columbia. The Company's three product categories are group insurance, individual insurance and asset accumulation products.

     The Company was organized as a Delaware corporation in 1987 for the purpose of acquiring, through its wholly owned subsidiary, Reliance Standard Life Insurance Company of Texas, a Texas life insurance company ("RSLIC-Texas"), all of the common stock of Reliance Standard Life Insurance Company, an Illinois life insurance company ("RSLIC"), and its subsidiary, First Reliance Standard Life Insurance Company, a New York life insurance company, which companies had historically engaged in the sale of insurance products targeted principally to the employee benefits market.

     Rosenkranz & Company, a New York limited partnership, of which Robert Rosenkranz, Chairman of the Board, President and Chief Executive Officer of the Company, is managing general partner, has approximately a 48.4% equity interest and approximately a 90.4% voting interest, on a fully diluted basis, in the Company.

     The Company's principal executive offices are located at 1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, Delaware 19899. Its telephone number is (302) 478-5142.

                           INVESTMENT CONSIDERATIONS

     An investment in the Securities involves a certain degree of risk. Prospective investors should carefully evaluate the following considerations in addition to the other information in this Prospectus and the Prospectus Supplement before purchasing any of the Securities offered hereby.

     Control By Rosenkranz & Company. Each share of Class A Common Stock is entitled to one vote per share on all matters submitted to a shareholder vote and each share of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock") is entitled to ten votes per share on all such matters. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. The holders of the Class A Common Stock vote as a separate class to elect one director of the Company. See "Description of Capital Stock of Delphi." As of May 31, 1994, Rosenkranz & Company owns 5,885,657 shares of the Class B Common Stock. This represents approximately 48.2% of the total number of shares of Class A and Class B Common Stock outstanding, on a fully diluted basis. These shares owned by Rosenkranz & Company represent approximately 90.3% of the combined voting power of the shareholders of the Company, on a fully diluted basis. Holders of a majority of the voting power of Company have the power to elect all of the members of the Company's Board of Directors (other than the director elected by the holders of Class A Common Stock) and to determine the outcome of fundamental corporate transactions, including mergers and acquisitions, consolidations and sales of all or substantially all of the assets of the Company. The Company is a party to consulting and other agreements with certain affiliates of Rosenkranz & Company which are expected to continue in accordance with their terms.

     Dependence on Key Personnel. The Company is dependent upon the expertise of certain of its key officers, including Charles O'Brien, President and Chief Executive Officer of RSLIC, with respect to its insurance operations, and Thomas Sullivan, President of Delphi Capital Management, Inc. ("DCM"), with respect to its investment operations. Robert Rosenkranz, President and Chief Executive Officer of the Company, and Robert Posnak, Vice President of the Company, are actively involved in major strategic decisions. If the Company were to lose the services of any of these key officers, its business could be adversely affected. The Company seeks to retain key personnel through competitive compensation arrangements, including the granting of stock options and other incentives. In addition, as the managing partner of Rosenkranz & Company, Mr. Rosenkranz has a substantial continuing interest in the Company's operations. The Company owns and is named beneficiary under two life insurance policies issued by The Prudential Insurance Company of America and Metropolitan Life Insurance Company insuring Mr. Rosenkranz, each such policy having a face amount of $20.0 million. The Company has entered into an employment agreement with Mr. Posnak.

     Insurance Regulations. The Company is highly regulated by state insurance authorities in the states in which its insurance subsidiaries are domiciled and the other states in which they conduct business. Such regulations, among other things, limit the amount of dividends and other payments that can be made by such subsidiaries without prior regulatory approval and impose restrictions on the amount and type of investments such subsidiaries may have. These regulations also affect many other aspects of the Company's insurance subsidiaries' businesses, including, for example, risk-based capital requirements, the type and amount of required asset valuation reserve and interest maintenance reserve accounts, and the terms and conditions of such subsidiaries' insurance products. These regulations are intended to protect policyholders rather than investors.

     Recently, increased scrutiny has been placed upon the insurance regulatory framework, and a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies. In addition, legislation has been introduced in Congress that could result in the federal government assuming some role in the regulation of the insurance industry. In light of these legislative developments, the National Association of Insurance Commissioners and insurance regulators are also involved in a process of reexamining existing laws and their application to insurance companies. In particular, this reexamination has focused on insurance company investment and solvency issues and, in some instances, has resulted in new interpretations of existing law, the development of new laws and the implementation of non-statutory guidelines. These developments may impact the structure of insurance company investment portfolios and the earnings thereon. It is not possible to predict the future impact of changing state and federal regulation on the operations of the Company and its insurance subsidiaries.

     Holding Company Structure. The Company does not anticipate paying any cash dividends on the Class A Common Stock or the Class B Common Stock in the foreseeable future. However, if the Company were to change its present dividend policy, as a holding company, its ability to pay such dividends, as well as to meet debt service obligations and pay expenses will depend upon receipt of sufficient funds from its subsidiaries, as well as the Company's financial resources on a parent company only basis totalling approximately $90.0 million at March 31, 1994, consisting of cash and equity investments in non-insurance subsidiaries. In addition, the Company has at the parent company level available borrowings under its Amended and Restated Credit Agreement dated as of July 13, 1993 among the Company and the lenders named therein.

     The Company's other current sources of liquidity include payments made on surplus debentures issued by RSLIC-Texas (the "Surplus Debentures") and dividends paid from insurance and non-insurance subsidiaries, primarily generated from operating cash flows and short-term investments. A substantial portion of operating funds is derived from the payments made by RSLIC-Texas on the Surplus Debentures, the unpaid principal balance of which was $93.7 million at March 31, 1994. These payments are generally funded by dividend payments made by RSLIC to RSLIC-Texas. These dividends are subject to regulatory restrictions and, in the absence of regulatory approval, are generally limited within any 12-month period, in the aggregate, to the greater of RSLIC's statutory net income for the preceding calendar year, or 10% of RSLIC's statutory surplus as of the preceding December 31, determined in accordance with state insurance regulations. RSLIC's statutory surplus as of March 31, 1994 was $132.6 million. The Company's insurance subsidiaries had funds available for payment to the Company during the remainder of 1994, without prior regulatory approval, totalling $44.7 million at March 31, 1994. This excludes $2.8 million of statutory earnings generated by the insurance subsidiaries during the first three months of 1994, which will be available for payment to the Company in 1995. Additional dividends may also be available to the Company with regulatory approval.

     Investment Performance and Strategy. The market value of the Company's investments varies depending on economic and market conditions. In addition, in the event that investments are called or redeemed prior to stated maturity, the Company may be unable to reinvest the proceeds in securities with comparable interest rates. The Company may also be required in the future to sell certain investments at a price and a time when the market value of such investments is less than the book value of such investments. As of March 31, 1994, 71.1% of the Company's invested assets (including reverse repurchase agreements) consisted of mortgage-backed securities which subject the Company to a degree of extension risk or prepayment risk. As of March 31, 1994, non-investment grade fixed maturity investments, balances with independent investment managers and investments in real estate represented 3.1%, 11.4% and 0.1% of total invested assets, respectively.

     Balances with independent investment managers consist primarily of limited partner interests in limited partnerships employing uncorrelated and inversely correlated investment strategies. Such strategies include hedging of stocks and fixed income investments, futures trading, risk arbitrage using common and preferred stocks, bonds and derivatives, specialized trading of common stocks including buying and selling short securities and mixed, foreign and distressed portfolio management. The Company's weighted average pre-tax returns from this group of investments were 27.5%, 29.2%, 24.5%, 5.7%, 13.4% and 34.5% for the years ended December 31, 1988, 1989, 1990, 1991, 1992 and 1993, respectively, and a negative return of 2.5% for the three months ended March 31, 1994, representing an average annual return of 18.0% over such period. The securities included in the portfolios of these independent investment managers include both long and short positions in domestic and foreign debt and equity securities and commodity, interest rate and currency futures and options. These investments may expose the Company to currency risks inherent in holding foreign securities, as well as the credit risk, interest rate risk and liquidity risk generally associated with fixed maturities and certain futures and options contracts. The Company, as a limited partner in such limited partnerships, does not control the selection of securities to be purchased or sold by the limited partnerships. Because the specific types of securities comprising the portfolios of its investment managers are generally considered proprietary by the partnerships holding such portfolios, limited partners, such as the Company, do not have regular access to information regarding the portfolios; however, such information may be available upon request. Interim and annual audited financial statements are received by the Company, but the timing of the receipt of such information varies among partnerships. Due to the fact that the Company's return on such investments varies from period to period, no assurances can be given that the Company's historical performance with respect to such investments will continue. Significant losses by one or more of these investment managers could have an adverse effect on the Company's financial condition and results of operations.

     Shares Eligible for Future Sale. As of May 31, 1994, the Company has outstanding 5,885,657 shares of Class B Common Stock and 405,675 additional shares of Class B Common Stock reserved for issuance upon exercise of employee options. All of such Class B Common Stock may be converted into Class A Common Stock, in whole or in part, at any time by the holders thereof and must be converted in certain other circumstances, including upon transfer thereof other than to a limited class of transferees and upon the registration of such shares under the Securities Act. The Company does not intend to list the Class B Common Stock on any exchange or to make any other arrangements for secondary trading thereof. An increase in the number of shares of Common Stock that become available for sale in the public market may adversely affect the trading price of the Class A Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities.

     Competition; Other Factors Affecting Business. There are approximately 2,000 life insurance companies in the United States, including other companies that focus major sales efforts in the employee benefits market or seek to acquire existing blocks of business. The Company estimates that approximately 40 such companies focus major sales efforts in the group long-term disability market. In addition, the Company competes with other financial services companies, such as banks and thrift institutions, which offer investment and other products similar to those offered by the Company. Many of these companies are larger or have greater resources than the Company. The Company believes that its reputation in the marketplace, quality of service and investment returns have enabled it to compete effectively for new insurance business in its targeted markets in the past.

     A continued economic recession could have an adverse effect on underwriting results for the Company's insurance products and the returns on the Company's investment portfolio. The Company's profitability is also significantly affected by its investment results.

     Lack of Prior Public Market. There is currently no public market for the Preferred Stock, Debt Securities, Securities Warrants or DF Preferred Securities offered hereby. There can be no assurance as to the liquidity of the trading market for any such Securities or that an active public market for any such Securities will develop. If an active public market does not develop, the market price and liquidity of any such Securities may be adversely affected. The public offering price may be determined through negotiations between the Company or Delphi Funding, as the case may be, and one or more underwriters or dealers and may not be indicative of the market price for any such Securities after the offering thereof. See "Plan of Distribution."

                                     RATIOS

     The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and interest credited to policyholder accounts of the Company for the periods indicated:

                                                                                         THREE MONTHS
                                                                                            ENDED
                                                    YEARS ENDED DECEMBER 31, 1992         MARCH 31,
                                                --------------------------------------  --------------
                                                 1993    1992    1991    1990    1989    1994    1993
                                                ------  ------  ------  ------  ------  ------  ------
Ratio of earnings to fixed charges............  4.93x   2.79x   2.05x   1.95x   1.91x   3.46x   4.07x
Ratio of earnings to fixed charges and
  interest credited to policyholder
  accounts....................................  1.84x   1.40x   1.21x   1.24x   1.28x   1.42x   1.67x

     In computing the ratios of earnings to fixed charges and earnings to fixed charges and interest credited to policyholder accounts, fixed charges consist of interest expense on indebtedness, including amortization of debt discount, such portion of rental expense which is estimated to be representative of the interest factor and preferred stock dividend requirements, all on a pre-tax basis. Earnings are pre-tax income from continuing operations, plus fixed charges or fixed charges and interest credited to policyholder accounts, as applicable.

                           DESCRIPTION OF SECURITIES

     There may be offered under this Prospectus shares of Preferred Stock, Class A Common Stock or DF Preferred Securities, certain Debt Securities, Preferred Stock Warrants, Common Stock Warrants, Debt Warrants, Backup Undertakings or any combination of the foregoing, either individually or as units consisting of one or more Securities, provided that the aggregate principal amount of Securities offered by the Company and Delphi Funding will not exceed $150,000,000. If the Securities are offered as units, the terms of the units will be set forth in a Prospectus Supplement.

                     DESCRIPTION OF CAPITAL STOCK OF DELPHI

     The following descriptions and the descriptions contained in "Description of Preferred Stock" and "Description of Common Stock" do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"); and (ii) its By-Laws, which documents have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

     The Company currently is authorized to issue 40,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock (the Class A Common Stock and Class B Common Stock shall be referred to collectively herein as the "Common Stock") and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of May 31, 1994, there were 5,596,627 shares of Class A Common Stock and 5,885,652 shares of Class B Common Stock outstanding. There are no shares of Preferred Stock outstanding.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement relating thereto, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the Prospectus Supplement relating thereto do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Certificate of Incorporation which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part, and the Certificate of Designation relating to such series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

GENERAL

     Under the Certificate of Incorporation, the Board of Directors of the Company is authorized without further shareholder action to provide for the issuance of up to 10,000,000 shares of Preferred Stock in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock, adopted at any time or from time to time by the Board of Directors of the Company (as used herein the term "Board of Directors of the Company" includes any duly authorized committee thereof). The Preferred Stock shall rank senior to the Common Stock as to payments of dividends or payments upon liquidation. The Company may amend from time to time its Certificate of Incorporation to increase the number of authorized shares of Preferred Stock. Any such amendment would require the approval of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title of such Preferred Stock and the number of shares offered; (ii) the liquidation preference per share; (iii) the price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (v) any redemption or sinking fund provisions; (vi) the terms of any right to convert or exchange the Preferred Stock into other securities or property of the Company; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and liquidation rights in all respects with any other series of the Preferred Stock.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed, variable or both. Each such dividend will be payable to the holders of record as they appear on the stock record books of the Company on such record dates as will be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto.

     Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of the

Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination.

RIGHTS UPON LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement relating to such shares.

REDEMPTION

     Any series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

CONVERSION AND EXCHANGE

     The terms, if any, on which shares of any series of the Preferred Stock are convertible into Class A Common Stock or exchangeable for Debt Securities will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company in which case the number of shares of Class A Common Stock or the amount of Debt Securities to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

TRANSFER AGENT AND REGISTRAR

     State Street Bank and Trust Company will be the transfer agent, registrar and dividend disbursement agent for the Preferred Stock. The registrar for shares of Preferred Stock will send notices to shareholders of meetings, if any, at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

VOTING RIGHTS

     Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to any voting rights.

     In addition to any voting rights that may be described in any Prospectus Supplement, under the Delaware General Corporation Law, the holders of the Preferred Stock will have the voting rights set forth under the caption "General" above with respect to amendments to the Certificate of Incorporation which would increase the number of authorized shares of Preferred Stock of the Company.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     Subject to the limitations imposed by the terms of the Company's Preferred Stock (described above), holders of the Common Stock are entitled to participate equally in dividends as and when declared by the Board of Directors out of legally available funds. There are no sinking fund or redemption provisions applicable to the Common Stock and the shares of Common Stock are not convertible and do not have any preemptive rights. On liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payments have been made to holders of outstanding shares of the Company's Preferred Stock, holders of the Common Stock have the right to share ratably in the remaining net assets available for distribution. All shares of Class A Common Stock sold hereunder will be fully paid and non-assessable.

     State Street Bank and Trust Company is the Transfer Agent for the Common Stock. The Class A Common Stock is listed on the Nasdaq Stock Market.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     All currently outstanding shares of the Class B Common Stock and shares of the Class A Common Stock are fully paid and nonassessable. The holders of the currently outstanding Class B Common Stock and Class A Common Stock do not have any preemptive rights to subscribe for or purchase any additional securities issued by the Company. No redemption or sinking fund provisions are associated with the Class A Common Stock or Class B Common Stock. Cumulative voting is not permitted by holders of either the Class A Common Stock or Class B Common Stock.

     VOTING. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share (subject to certain limitations in the case of holder of shares held in nominee name). Proposals submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class (subject to any voting rights which may be granted to holders of Preferred Stock), except that holders of the Class A Common Stock will vote as a separate class to elect one director (the "Class A Director") so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of the Company's common stock. At all meetings of the stockholders of the Company, unless a separate vote of any class is required, the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business; and, generally, the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present shall be the act of the stockholders of the Company. The superior voting rights of the Class B Common Stock might discourage unsolicited merger proposals and unfriendly tender offers and may therefore deprive stockholders of any opportunity to sell their shares at a premium over prevailing market prices.

     TRANSFER. The Certificate of Incorporation does not contain any restrictions on the transfer of shares of Class A Common Stock. Upon transfer of shares of Class B Common Stock to any person except to a "Permitted Transferee" (as defined therein), such shares of Class B Common Stock will automatically be converted into an equal number of shares of Class A Common Stock. Permitted Transferees of any holder of Class B Common Stock include persons or entities who on January 24, 1990 were holders or beneficial owners of Class B Common Stock or had the right to acquire shares of Class B Common Stock upon the exercise of warrants, certain relatives of such holder of Class B Common Stock, the trustee of a trust exclusively for the benefit of such holder of Class B Common Stock and/or one or more of such holder's Permitted Transferees, the estate of such holder of Class B Common Stock and certain corporations or partnerships of which two-thirds of the voting power is controlled by or under common control with such holder of Class B Common Stock.

     CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. If at any time the number of outstanding shares of Class B Common Stock falls below 5% of the aggregate number of issued and outstanding shares of Common Stock or the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Class A Common Stock, then each outstanding share of Class B Common Stock shall automatically convert into one share of Class A Common Stock. In the event of a transfer of shares of Class B Common Stock, other than to a Permitted Transferee, each share of Class B Common Stock so transferred shall be automatically converted into one share of Class A Common Stock.

     DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends pro rata on a per share basis if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor. In the case of any dividend paid other than in cash, holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividend pro rata on a per share basis. Dividends paid in common stock may be paid (i) in shares of Class A Common Stock on the Class A Common Stock and Class B Common Stock, (ii) in shares of Class B Common Stock on the Class A Common Stock and Class B Common Stock and (iii) in shares of Class A Common Stock on the Class A Common Stock and in shares of Class B Common Stock on the Class B Common Stock. Under a regulation promulgated by the National Association of Securities Dealers, Inc., payment of any dividend in shares of Class B Common Stock would likely result in the shares of Class A Common Stock being ineligible for continued listing on the Nasdaq Stock Market or for listing on any national securities exchange.

     LIQUIDATION, MERGER OR CONSOLIDATION. Holders of Class A Common Stock and Class B Common Stock share with each other, after payments of any preferential amounts to which the holders of Preferred Stock are entitled, on a ratable basis as a single class, in the net assets of the Company available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation or any payments made on the Common Stock in the event of a merger or consolidation of the Company.

     OTHER TERMS. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless contemporaneously therewith the other class of shares is subdivided or combined in the same proportion.

     Additional shares of Class B Common Stock may not be issued except (i) in payment of a stock dividend on then outstanding shares of Class B Common Stock;
(ii) in connection with a stock split, reclassification or other subdivision of then outstanding shares of Class B Common Stock; and (iii) upon exercise of options or warrants previously issued to certain key employees of the Company.

DELAWARE LAW AND CERTAIN PROVISIONS OF THE
COMPANY'S CERTIFICATE OF INCORPORATION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Certificate of Incorporation prohibits stockholders from taking any action without a meeting, except upon unanimous written consent. In addition, special meetings of stockholders may only be called by the Board of Directors. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors of the Company. The Certificate of Incorporation also provides that the Board of Directors has the exclusive power to fill newly created directorships and vacancies in the Board. The Certificate of Incorporation provides that directors of the Company will not be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides that the Company shall indemnify its officers and directors to the fullest extent permitted by Delaware law.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Debt Securities are to be issued under an Indenture to be dated as of a date to be determined (together with any supplements or amendments, the "Senior Indenture") between the Company and a trustee to be designated (the "Senior Trustee"). The Subordinated Debt Securities are to be issued under an Indenture to be dated as of a date to be determined (together with any supplements or amendments, the "Subordinated Indenture"), between the Company and a trustee to be designated (the "Subordinated Trustee," and together with the Senior Trustee, the "Trustees"). The Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are exhibits to the Registration Statement. The particular terms of the Debt Securities will be described in a Prospectus Supplement and set forth in a final form of the corresponding Indenture.

     The statements in this description of the Debt Securities and the Indentures pursuant to which they are to be issued are a summary of such instruments and do not purport to be complete. The terms of the Debt Securities include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indentures (the "TIA"). The Debt Securities are subject to all such terms, and holders of Debt Securities are referred to the Indentures and the TIA for a statement of such terms. Anyone who receives this Prospectus may obtain a copy of the proposed Indentures without charge by writing to the Secretary of the Company at the address set forth under "Incorporation of Certain Documents by Reference." As used under this caption "Description of Debt Securities," the terms "Delphi" and the "Company" refer to Delphi Financial Group, Inc. and do not include the Company's subsidiaries ("Subsidiaries") unless otherwise indicated by reference to a definition from the Indentures.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company, as described under "Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms, where applicable, of each of the series of the Debt Securities: (1) the title of the Debt Securities and the series of which the Debt Securities shall be a part; (2) any limit on the aggregate principal amount of any series of the Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (4) the date or dates (or manner of determining the same) on which the principal of the Debt Securities is payable; (5) the rate or rates (which may be fixed, variable or both) per annum (or a manner of determining the same) at which the Debt Securities will bear interest, if any, and whether the interest rate on the Debt Securities may be reset upon certain designated events; (6) the date from which such interest, if any, on the Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the record dates for such interest payment dates, if any; (7) the place or places where principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable; (8) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of the Company, if applicable; (9) the obligations, if any, of the Company to convert Debt Securities into other securities of the Company at the option of the holder thereof, the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities will be convertible into such other securities and the terms of such other securities; (10) the obligation, if any, of the Company to redeem or purchase the Debt Securities at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (11) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional redemption or sinking fund provisions or pursuant to any purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking and/or purchase fund; (12) the denominations in which the Debt Securities are authorized to be issued; (13) whether the Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary ("Depositary") for any Debt Security in global form; (14) if other than the full principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of acceleration of the maturity thereof; (15) if the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; (16) whether the Debt Securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended; (17) any addition to, or modification or deletion of, any Events of Default (as defined herein) or covenants provided for in the Indenture with respect to the Debt Securities; (18) the classification as Senior Debt Securities or Subordinated Debt Securities; and (19) any other specific terms of the offered Debt Securities. Debt Securities may also be issued under the Indentures in exchange for Preferred Stock, upon the exercise of warrants or as Payment-In-Kind (as defined herein). Reference is also made to the Prospectus Supplement for information with respect to any additional covenants that may be included in the terms of the Debt Securities offered thereby.

     Unless otherwise set forth in the applicable Prospectus Supplement or Prospectus Supplements, neither the Indentures nor the Debt Securities will contain provisions which would afford holders of the Debt Securities protection in the event of a decline in the credit rating of the Company or the Debt Securities as the result of a takeover, recapitalization or similar restructuring or a highly leveraged or similar transaction involving the Company that could adversely affect such holders.

     The Debt Securities will bear interest at a rate and on dates to be determined. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. The Debt Securities will mature on a date to be determined. Holders must surrender Debt Securities to a Paying Agent to collect principal payments. Initially, the Trustee will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

     Unless otherwise provided in the applicable Prospectus Supplement, the Debt Securities will be redeemable in whole or from time to time in part, on or after a date to be determined, at the Company's option, at specified redemption prices (which may vary according to the date of redemption) plus accrued interest to the redemption date. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debt Securities to be redeemed at his or her registered address. Debt Securities in a denomination larger than $1,000 may be redeemed in part. On and after the redemption date, interest ceases to accrue on Debt Securities or portions thereof called for redemption.

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities ("Global Debt Securities") that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Unless otherwise indicated in the Prospectus Supplement relating to a series, the terms of the depositary arrangement with respect to any Debt Securities of a series specified in the Prospectus Supplement as being represented by Global Debt Securities will be as set forth below under "Global Debt Securities."

     No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Debt Securities.

     The terms of the Debt Securities may allow the Company to pay all or a portion of an installment of interest, for all or a part of the period of time such series of Debt Securities is outstanding, through the issuance of additional Debt Securities of such series in lieu of cash in satisfaction of the interest payment due ("Payment-in-Kind"), in accordance with the terms of the relevant Indenture. The terms of such series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

     If any of the Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

     Since the Company is a holding company, the rights of the Company, and hence the right of creditors of the Company (including the holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     In the event that the definitive terms of any Debt Securities provide for the repurchase thereof by the Company in certain circumstances, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to such repurchase. To the extent that the provisions of any securities laws or regulations conflict with the relevant provisions of the Indenture relating to such Debt Securities, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such Indenture provisions by virtue thereof.

EVENTS OF DEFAULT

     Unless otherwise specified in the Prospectus Supplement, the following events are defined in the Indentures as "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in payment of interest on any Debt Security of such series; (b) default in payment of principal when due (at maturity, upon redemption or otherwise) on any Debt Security of such series when and as the same shall be due and payable; (c) failure to perform any other covenant of the Company in the Indentures (other than a covenant included in the Indentures solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indentures; (d) acceleration of in excess of an aggregate of $10,000,000 of indebtedness for borrowed money of the Company or any Subsidiary (as defined) that is not rescinded or annulled prior to entry of a final judgment in favor of the holders thereof; (e) a final judgment for the payment of $10,000,000 or more rendered against the Company or any Subsidiary in any court of competent jurisdiction and not fully covered by insurance or not discharged or stayed within 60 days after the date all rights to appeal have been extinguished; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; and (g) any other Event of Default as may be specified with respect to Debt Securities of such series.

     No Event of Default with respect to Debt Securities of a particular series shall necessarily constitute an Event of Default with respect to Debt Securities of any other series. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debt Securities then outstanding of that series may declare 100% of the principal amount (or, if the Debt Securities of that series are Discounted Securities within the meaning of the Indenture, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series and interest accrued to the date of acceleration to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of the Debt Securities of that series then outstanding may rescind or annul such declaration and its consequences. Such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the Debt Securities) may be waived by the holders of a majority in principal amount of outstanding Debt Securities upon the conditions provided in the Indentures.

     Holders of Debt Securities may not enforce the Indentures or the Debt Securities except as provided in the Indentures. A Trustee may require indemnity satisfactory to it before it enforces any Indenture to which it is a party or corresponding series of Debt Securities. Subject to certain limitations, holders of a majority in aggregate principal amount of the Debt Securities outstanding of a series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. The Company is required to file periodic reports with the Trustee regarding compliance by the Company with the terms of the Indentures and specifying any defaults of which the signers may have knowledge.

     A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debt Securities or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debt Securities by accepting Debt Securities waives and releases all such liability.

TRANSFER AND EXCHANGE

     Unless otherwise provided in the applicable Prospectus Supplement, the Debt Securities will be issued only in registered form and in denominations of $1,000 and integral multiples of $1,000. A holder may transfer or exchange any Debt Security in accordance with the relevant Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any tax or other governmental charge imposed in relation thereto. The Registrar need not transfer or exchange any Debt Securities selected for redemption. Also, it need not transfer or exchange any Debt Securities for a period of 15 days before a selection of Debt Securities to be redeemed. The registered holder of Debt Securities may be treated as the owner of them for all purposes.

AMENDMENT, SUPPLEMENT, WAIVER

     Subject to certain exceptions, the Indentures or the Debt Securities may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of each series so affected, and any past default or compliance with any provision may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series so affected, but no reduction of the percentage required for modification, reduction in the interest rate or extension of the time of payment of interest, reduction of the principal amount or extension of the maturity of, or alteration in the redemption provisions of any Debt Security, waiver of a payment default, change in the stated currency of the Debt Security, or change to the provisions governing waivers and amendments in a manner adverse to the holders of Debt Securities will be effective against any holder of Debt Securities without such holder's consent.

     Without the consent of any holder of Debt Securities, the Company may amend or supplement any of the Indentures or the Debt Securities to cure any ambiguity, defect or inconsistency, to evidence the succession of another corporation to the Company, to provide that specific provisions of the Indentures will not apply to a series not previously issued, to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities, to create a series and establish its terms, to provide for a separate Trustee for one or more series, to add to the covenants of the Company or surrender any right or power conferred upon the

Company, to evidence or provide for a successor Trustee, or to make any change that does not materially adversely affect the rights of any holder of Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any holder of Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture the Company's obligations on the Debt Securities and under the Indentures, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor person, the Company will be relieved of its obligations under the Indentures and the Debt Securities.

DISCHARGE AND DEFEASANCE

     The Company may terminate its obligations under each Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Debt Securities of any series and certain other obligations, if it (i) irrevocably deposits in trust with the Trustee money or U.S. Government Obligations (as defined herein) maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series.

     The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the relevant Indenture. In such case, if the Company (i) irrevocably deposits in trust money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series and the obligations of the Company under the applicable Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment.

     "U.S. Government Obligations" are defined in each Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of a series may be converted into shares of Preferred Stock or Class A Common Stock will be set forth in the Prospectus Supplement relating thereto.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, including the Senior

Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Indebtedness before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities.

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are not holders of Senior Indebtedness or Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness permitting the acceleration of the maturity thereof.

     "Senior Indebtedness" means (1) any indebtedness of the Company (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including obligations incurred under leases which are or may be capitalized under generally accepted accounting principles and purchase money obligations) given in connection with the acquisition of any property or assets, (2) any indebtedness of others described in the preceding clause (1) for which the Company is responsible or liable as guarantor or otherwise, (3) any indebtedness now outstanding or hereafter incurred by the Company in connection with an acquisition by the Company or a Subsidiary of the stock or substantially all of the assets of another person or a merger or consolidation to which the Company or a Subsidiary is a party, for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, and (4) all deferrals, renewals, extensions and refundings of any such indebtedness or obligations; other than indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of the Company.

GLOBAL DEBT SECURITIES

     If Debt Securities of a series are to be issued as Global Debt Securities, one or more Global Debt Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Debt Security or Global Debt Securities. Global Debt Securities may be issued in registered and in either temporary or permanent form.

     Ownership of beneficial interests in Global Debt Securities will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership interests in Global Debt Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Debt Securities (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

     Unless otherwise provided in a Prospectus Supplement, payment of principal of and any premium and interest on the book-entry Debt Securities represented by a Global Debt Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Debt Securities represented thereby for all purposes under the Indenture. Neither the Company or the Trustee, nor any agent of the Company or the Trustee, will have any responsibility or liability for any acts or omissions of the Depositary, for any records of the Depositary relating to beneficial ownership interests in any Global Debt Security or for any transactions between the Depositary and beneficial owners.

     The Company expects that upon receipt of any payment of principal of or any premium or interest on a Global Debt Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debt Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in Global Debt Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     Unless otherwise provided in the Prospectus Supplement, Global Debt Securities will not be transferred except as a whole by the Depositary to a nominee of the Depositary. Global Debt Securities will be exchangeable only if
(i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Debt Securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act,
(ii) the Company in its sole discretion determines that such Global Debt Securities shall be exchangeable for definitive Debt Securities in registered form, or (iii) an Event of Default with respect to the series of Debt Securities represented by such Global Debt Securities has occurred and is continuing. Any Global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for registered Debt Securities issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the Depositary holding such Global Debt Security shall direct. Subject to the foregoing, the Global Debt Security is not exchangeable, except for a Global Debt Security of like denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary for Global Debt Securities of a series, or its nominee, is the registered owner of such Global Debt Securities, such Depositary or such nominee, as the case may be, will be considered the sole holder of Debt Securities represented by such Global Debt Securities for the purposes of receiving payment on such Global Debt Securities, receiving notices and for all other purposes under the related Indenture and such Global Debt Securities. Except as provided above, owners of beneficial interests in Global Debt Securities of a series will not be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in a Global Debt Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a Global Debt Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them. The Company, however, shall have no liability for any Depositary's or participant's failure to so act.

REGARDING THE TRUSTEES

     Each Indenture will contain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

     The holders of a majority in aggregate principal amount of all outstanding Debt Securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustees. The Indentures will provide that in case an Event of Default shall occur (which shall not be cured), the relevant Trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its power. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of Debt Securities unless they have offered to each Trustee security and indemnity satisfactory to it.

GOVERNING LAW

     The Indentures are governed by and shall be construed in accordance with the laws of the State of New York but without regard to principles of conflicts of laws.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), Warrants to purchase Class A Common Stock or Preferred Stock ("Stock Warrants") as well as other types of Warrants to purchase other types of Securities. Warrants may be issued independently or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto. The following sets forth certain general terms and provisions of the warrants offered pursuant thereto.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies or currency units, in which the principal of (or premium, if any), or interest, if any, on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable; (8) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the price at which and the currency, including composite currency or currency unit, in which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (12) a discussion of material federal income tax considerations, if any; and (13) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

     Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised, at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

STOCK AND OTHER WARRANTS

     The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any Stock Warrants or such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities (which may include Preferred Stock or Class A Common Stock) on which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Warrants may be payable; (5) if applicable, the designation and terms of the Preferred Stock or Class A Common Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Class A Common Stock; (6) if applicable, the date on and after which such Warrants and the related Preferred Stock or Class A Common Stock will be separately transferable; (7) if applicable, a discussion of material federal income tax considerations; and (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount or number of shares, as applicable, of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

     Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                             DELPHI FUNDING L.L.C.

GENERAL

     Delphi Funding, a subsidiary of Delphi, is a limited liability company organized under the laws of the State of Delaware. All of its limited liability company interests (other than DF Preferred Securities) are beneficially owned by Delphi and are non-transferable. Delphi Funding's registered office in the State of Delaware is c/o Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, Delaware 19899, telephone: (302) 478-5142.
Delphi Funding has no board of directors, and all of its business and affairs will be conducted by Delphi, as manager (the "Manager"). The location of the principal executive offices of the Manager is set forth above under "The Company." Delphi Funding exists solely for the purpose of issuing its DF Preferred Securities and lending the net proceeds from the sale thereof to Delphi.

DF PREFERRED SECURITIES

     Delphi Funding may, from time to time, issue DF Preferred Securities, in one or more series, having terms described in the Prospectus Supplement relating thereto. Under Delphi Funding's Limited Liability Company Agreement, as it will be amended and restated (the "Limited Liability Company Agreement"), Delphi will be authorized to establish one or more classes or series of DF Preferred Securities, having such terms, including dividend, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or restrictions as Delphi may determine. All DF Preferred Securities offered hereby will be guaranteed by Delphi to the limited extent set forth below under "Guarantee" and may also be entitled to the benefits of certain undertakings of Delphi as described below under "Backup Undertakings." Any special Federal income tax, accounting or other considerations applicable to any offering of DF Preferred Securities and related Backup Undertakings will be described in the Prospectus Supplement relating thereto.

GUARANTEE

     Delphi will irrevocably and unconditionally agree (such agreement, the "Guarantee"), to the extent set forth herein to pay in full, to the holders of DF Preferred Securities of any class or series, the Guarantee

Payments (as defined below), as and when due, regardless of any defense, right of set-off or counterclaim which Delphi Funding may have or assert. The Guarantee will constitute a guarantee of payment and not of collection, and may be enforced by holders of DF Preferred Securities directly against Delphi. The following payments to the extent not paid by Delphi Funding (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accumulated arrears and accruals of unpaid dividends which have heretofore been declared on the DF Preferred Securities of such class or series out of moneys legally available therefor, (ii) the redemption price, including all accumulated arrears and accruals of unpaid dividends payable, out of moneys legally available therefor, with respect to any DF Preferred Securities of such class or series called for redemption, and (iii) upon a liquidation of Delphi Funding, the greater of (a) the aggregate of the liquidation preference and all accumulated arrears and accruals of unpaid dividends (whether or not declared) on the DF Preferred Securities of such class or series to the date of payment and (b) the amount of assets of Delphi Funding remaining available for distribution in liquidation to the holders of DF Preferred Securities of such class or series. In addition, the Prospectus Supplement relating to a class or series of DF Preferred Securities will describe the rank of the Guarantee and any additional covenants or other terms of the Guarantee of Delphi with respect to such class or series.

BACKUP UNDERTAKINGS

     In connection with any class or series of DF Preferred Securities, Delphi may enter into additional agreements with Delphi Funding, including intercompany loan agreements and amendments to Delphi Funding's Limited Liability Company Agreement, that operate directly or indirectly for the benefit of the holders of DF Preferred Securities. The Guarantee described above under "Guarantee" and any such other arrangements are herein collectively referred to as "Backup Undertakings" of Delphi and will be described in the Prospectus Supplement relating to any class or series of DF Preferred Securities.

                              PLAN OF DISTRIBUTION

     The Company and/or Delphi Funding may sell Securities in and/or outside of the United States to or through one or more underwriters, or to dealers, acting as principals for their own accounts, and each reserves the right to sell their Securities directly to other purchasers or through agents on their own behalf. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities.

     In connection with the sale of Securities, underwriters and dealers may receive compensation from the Company and/or Delphi Funding or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation will be described in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on a future date. Institutions with which such Delayed Delivery Contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the offering of of the Securities of Delphi will be passed upon for the Company by Chad W. Coulter, General Counsel of RSLIC, and certain legal matters in connection with the offering of the Securities of Delphi and the DF Preferred Securities will be passed upon for the Company and Delphi Funding by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of Delphi Financial Group, Inc. and subsidiaries appearing in Delphi Financial Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1993 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================
  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------
                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                            PAGE
                                            -----
Prospectus Summary........................    S-5
Risk Factors..............................   S-10
Delphi Financial Group, Inc...............   S-17
Delphi Funding L.L.C......................   S-18
Use of Proceeds...........................   S-19
Capitalization............................   S-20
Accounting Treatment......................   S-20
Selected Historical Financial Data........   S-21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   S-23
Business..................................   S-29
Management................................   S-41
Certain Terms of Series A Capital
  Securities..............................   S-43
Certain Terms of Series A Subordinated
  Debentures..............................   S-55
Certain Terms of Series A Guarantee.......   S-65
Relationship Among the Series A Capital
  Securities, the Series A Subordinated
  Debentures and the Series A Guarantee...   S-67
Certain Federal Income Tax
  Considerations..........................   S-69
Certain ERISA Considerations..............   S-72
Book-Entry Issuance.......................   S-73
Underwriting..............................   S-76
Experts...................................   S-77
Validity of Securities....................   S-77
Available Information.....................   S-77
Incorporation of Certain Documents by
  Reference...............................   S-78
Annex 1...................................    A-1
                   PROSPECTUS
Available Information.....................      2
Incorporation of Certain Documents by
  Reference...............................      2
Use of Proceeds...........................      3
The Company...............................      4
Investment Considerations.................      4
Ratios....................................      7
Description of Securities.................      7
Description of Capital Stock of Delphi....      7
Description of Preferred Stock............      7
Description of Common Stock...............      9
Description of Debt Securities............     12
Description of Warrants...................     19
Delphi Funding L.L.C......................     20
Plan of Distribution......................     21
Legal Opinions............................     22
Experts...................................     22

======================================================

======================================================
                                  $100,000,000

                             DELPHI FUNDING L.L.C.
                           9.31% CAPITAL SECURITIES,
                                    SERIES A
                     FULLY AND UNCONDITIONALLY GUARANTEED,
                            AS DESCRIBED HEREIN, BY

                          DELPHI FINANCIAL GROUP, INC.
                        -------------------------------
                                      LOGO
                        -------------------------------

                              GOLDMAN, SACHS & CO.

             ======================================================